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VIATRIS™

2023 Proxy Statement

Annual Meeting of Shareholders

MAYRA
BENITES
VIATRIS

ViatrisTM 2023 Proxy Statement Annual Meeting of Shareholders

A Joint Message from

Our Executive Chairman and Chief Executive Officer

Dear Fellow Shareholders:

Several years ago, we identified an unmet need in the global healthcare industry and set out to fill it by building a true one-of-a-kind platform uniquely positioned to bridge the traditional divide between brands and generics. We sought to combine the best of both to address global healthcare needs more holistically and bring access to more patients worldwide. It has been a journey unlike any other, and after completing the foundational work necessary to successfully stand up our new Company, we have realized that vision. Today, Viatris is extremely solid, standing tall and squarely on the path to continue making a real difference in healthcare for many years to come. We have never been more confident in our future and our ability to serve the needs of patients worldwide.

Creating Our Strong Foundation

In achieving this strong foundation, we laid out a clear two-phased strategic plan. Phase 1 of our strategy started in 2020 with the creation of Viatris from the combination of Mylan and the Upjohn business. During this phase, we have been relentless in taking the necessary steps to reshape our Company, build for the future and increase our financial flexibility, which we believe has led us to be considered one of the strongest platforms in the pharmaceutical industry today. This has been predominantly achieved by our focus on:

•	De-leveraging our balance sheet, paying down approximately $6.1 billion in debt through the end of Q2 2023 and maintaining our investment grade credit rating.

•	Returning capital to shareholders in the form of dividends and share buybacks in the amount of approximately $1.5 billion through the end of Q2 2023.

•	Seamlessly integrating two diverse legacy organizations and working together to meet or exceed our target of $1 billion of synergies by the end of 2023.

•	Simplifying our operations so that we could focus on areas with the greatest potential for growth, patient impact and shareholder value.

•

And finally, upon the closing of our recently announced transactions to divest substantially all of our Over-the-Counter business, our Women’s Healthcare business primarily related to oral and injectable contraceptives, our Active Pharmaceutical Ingredients business in India and commercialization rights in certain non-core markets that were acquired as part of the Upjohn transaction, coupled with the previous completion of our transaction to contribute our biosimilars portfolio to Biocon Biologics Limited, we will prioritize the use of the net proceeds for debt paydown to reach our deleveraging target of three times gross leverage in the first half of 2024*.

•	This will bring to conclusion all of our Phase 1 stated commitments. We believe these accomplishments are unparalleled in our sector.

Achieving Our Bold Vision — The Creation of a Next-Gen Integrated Pharmaceutical Company

What Viatris is today is not just a brand company or a generics company or even a specialty company. Rather, we are a new kind of healthcare company - a Next-Gen Integrated Pharmaceutical Company with a relentless focus on delivering access at scale that has been built for the future of healthcare.

Our strength is in our diversity and in our mission to empower people worldwide to live healthier at every stage of life. It is also in the power of the very definition of our name, Viatris, which in Latin means three paths. From the outset, our company’s three cornerstone pillars have been to provide Access, Leadership and Partnership. We were born with a focus on providing Access to high-quality, trusted medicines, regardless of geography or circumstance. Our reputation for industry Leadership and quality has been longstanding and recognized by all of our stakeholders, including governments around the world, when it comes to advancing and improving patient healthcare. Our commitment to Partnership runs deep as we have long collaborated with companies and organizations around the globe, leveraging our collective expertise to connect more people to more products and services.

By continuing to leverage these pillars and our large global network, we intend to bring more medicines to patients worldwide. Our focus will be on delivering and innovating across the full spectrum of healthcare in a way no other company has or can:

•

Our global generics business will continue to provide stable cash flows on which to build upon. We are committed to leveraging our unparalleled capabilities to bring access to a portfolio of high-value generics to the world, while working with agility and flexibility so that we can capitalize when and where necessary.

*

The Company has not quantified future amounts to develop this target, which does not reflect Company guidance, but has stated its goal to manage notional gross debt and adjusted EBITDA over time in order to generally maintain or reach the target. See Appendix B — “Non-GAAP Financial Measures” for more information.

•

We will continue to make significant investments in our pipeline, including complex generics and 505(b)(2)s, that will leverage our scientific expertise to address some of the world’s most enduring health challenges.

•

Finally, we will put further emphasis on moving up the value chain as we work to expand our branded and innovative portfolio and pipeline. This includes continuing to emphasize and grow our strategic licensing and partnerships as well as being open to potential mergers and acquisitions that could accelerate our efforts in this space.

Importantly, we expect the power of our integrated business and its distinct complementary components to continue to generate strong cash flows, which has been and will continue to be the North Star for our long-term financial strength.

Transitioning Our Leadership — A Message from Our Executive Chairman

Speaking as Executive Chairman of Viatris for the final time, I could not be more pleased with the success and stability of Viatris to date, which is due in large part to our thousands of colleagues past and present around the world who have consistently sacrificed and were the backbone to the completion of all the hard work necessary to get us to this point. We are exactly in the strong position that I envisioned for our Company when we began this journey long ago, including the final chapter to undertake a clear and orderly transition for the Company once it was ready and to provide opportunities for its future leaders to enhance the Company’s progress and growth moving forward.

With Viatris’ powerful foundation now securely in place, and with Scott now fully at the helm as our new CEO, I have never been more excited about, or more confident in, the future for our Company, our colleagues and all of our stakeholders, including our shareholders.

Setting Sail for the Future — A Message from Our CEO

Having the opportunity to take the helm of Viatris from Robert, the original architect behind the creation of this unique and powerful global platform, has been my tremendous honor. Since joining the Board in January and then becoming CEO in April, I have been extremely impressed by the vision and well-crafted strategic plan laid out for our future. And this is notwithstanding management’s ability to deliver 10 consecutive quarters of strong financial results through Q2 2023. I am proud of everything that has been accomplished to date and believe we have solidified our strong and unique place in the global healthcare landscape.

While much has already been accomplished, I am continually looking for ways to do even more to deliver on our mission for our patients, for our customers, for our partners, for the many colleagues and communities we serve and for our shareholders. Many companies have similar aspirations, but few have the key elements to do so: a firm financial footing, a clear vision, a sound strategy, a strong culture, talented colleagues and a shared passion to make a difference. Viatris has all the above. I could not ask for a better foundation, and I very much look forward to leading Viatris as we set sail for what we believe is a truly exciting future ahead.

We thank you for your continued support.

Sincerely,

Robert J. Coury	Scott A. Smith
Executive Chairman of the Board	Chief Executive Officer

Notice of 2023 Annual Meeting

of Shareholders

Date and Time Friday, December 15, 2023 11:00 a.m., Eastern Time	Location Hilton Fort Lauderdale Marina 1881 SE 17th Street Fort Lauderdale, FL 33316

Dear Viatris Shareholders:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) of Viatris Inc. (“Viatris” or the “Company”). The meeting will be held on Friday, December 15, 2023 at 11:00 a.m. Eastern Time at the Hilton Fort Lauderdale Marina, 1881 SE 17th Street, Fort Lauderdale, FL 33316. At the meeting, holders of Viatris’ issued and outstanding common stock as of the close of business (5:00 p.m. Eastern Time) on October 19, 2023 (the “Record Date”) will be asked to consider and act upon the following items of business, which are more fully described in this Proxy Statement.

If you wish to attend the 2023 Annual Meeting (which is currently scheduled to be held in person), please so inform Viatris in writing by sending notice to the attention of Viatris’ Corporate Secretary at 1000 Mylan Blvd., Canonsburg, PA 15317 or by e-mail to corporatesecretary@viatris.com, in each case prior to 5:00 p.m. Eastern Time on December 14, 2023. See “Important Meeting Information” in this Notice and “How can I attend the 2023 Annual Meeting?” on page A-2 for more information.

Items of Business

Page

1. Election of 11 director nominees to hold office until the 2024 annual meeting.	15

2. Approval of, on a non-binding advisory basis, the 2022 compensation of the named executive officers of the Company.	43

3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	75

4. Approval of amendment to our Amended and Restated Certificate of Incorporation to add a federal forum selection provision.	78

5. Approval of amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.	80

6. Transaction of any other business that properly comes before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record as of the Record Date are entitled to receive notice of, participate in and to vote at the 2023 Annual Meeting and any postponements or adjournments thereof. On or about November 3, 2023, we mailed to Viatris shareholders as of the Record Date a Notice of Internet Availability of Proxy Materials (“Internet Notice”), which includes instructions on how to access our 2023 Proxy Statement and 2022 Annual Report on the Internet, and how to cast your vote. See ”Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?” on page A-1 for more information. If you received your proxy materials for the 2023 Annual Meeting by mail, the Proxy Statement, the 2022 Annual Report and proxy card were enclosed.

Please know that your vote is very important, and you are encouraged to vote promptly. Please carefully review the proxy materials for the 2023 Annual Meeting and follow the instructions below to cast your vote on all of the voting matters. Whether or not you expect to attend the 2023 Annual Meeting, we urge you to read the proxy statement and vote your shares as soon as possible using any of the following methods.

Voting Information

How to Vote

Please vote using one of the following advance voting methods. In all cases, you should have your Internet Notice, or if you requested to receive printed proxy materials, your proxy card or voting instruction form, in hand and follow the instructions.

Shareholders of Record
(shares registered on the books of the Company via Equiniti Trust Company (formerly American Stock Transfer))

Via Internet Visit https://www.proxyvotenow.com/vtrs

By phone Call 1.855.429.7917 or the telephone number on your proxy card

By mail Sign, date and return your proxy card

Beneficial Owners
(shares held through your bank or brokerage account)

Via Internet Visit www.proxyvote.com

By phone Call 1.800.454.8683 or the telephone number on your voting instruction form

By mail Sign, date and return your voting instruction form

All shareholders of record may vote in person at the 2023 Annual Meeting. Beneficial owners may vote in person at the 2023 Annual Meeting if they have a legal proxy, and follow the instructions described in the response to the question titled “How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?” on page A-4. See “Important Meeting Information” below on how to attend the 2023 Annual Meeting.

Important Meeting Information

If you plan to attend the 2023 Annual Meeting in person, you must register in advance. See the question titled “How can I attend the 2023 Annual Meeting?” on page A-2 for information about the location, format and how to register to attend the meeting.

For important information concerning the 2023 Annual Meeting, voting and other matters, please refer to Appendix A – Questions and Answers, beginning on page A-1.

By Order of the Viatris Inc. Board of Directors,

Burt Park

Chief Governance Counsel and Corporate Secretary

November 3, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 15, 2023.

The Notice of Annual Meeting, Proxy Statement and 2022 Annual Report are available at

www.proxydocs.com/VTRSV. Information on our website is

not considered part of this Proxy Statement.

A Joint Message from Our Executive Chairman and Our Chief Executive Officer

Notice of 2023 Annual Meeting of Shareholders

The Breadth and Power of the Viatris Business Model	1

Executing on our Mission and Strategic Plan	1

Company Snapshot	3

Our Commitment to Good Corporate Governance	6

Building Sustainable Access to Medicine	8

Viatris’ Board of Directors	12

Item 1 – Election of Directors	15

How Our Board Governs and Is Governed	24

Board Refreshment and Succession Planning	30

Annual Board and Committee Self-Evaluations	31

Setting and Overseeing Strategy	32

Risk Oversight	33

How Our Directors Are Selected and Evaluated	35

Certain Relationships and Related Transactions	36

How Non-Employee Directors Are Compensated	37

Security Ownership	39

Security Ownership of Directors, Nominees, NEOs, and Executive Officers	39

Security Ownership of Certain Beneficial Owners	40

Executive Officers	41

Item 2 – Advisory Vote to Approve the 2022 Compensation of the Named Executive Officers of the Company	43

Compensation Discussion and Analysis	44

Named Executive Officers	44

Executive Summary	45

Executive Compensation Philosophy	48

2022 Performance-Based Compensation Program	48

Elements of 2022 Compensation	49

Compensation Governance and Policies	52

Executive Compensation Tables	57

2022 Summary Compensation Table	57

Estimated Payments in Connection with a Termination of Employment or Change in Control	64

CEO Pay Ratio	67

Pay Versus Performance	68

Item 3 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	75

Principal Accounting Fees and Services	76

Audit Committee Pre-Approval Policy	76

Report of the Audit Committee of Viatris’ Board	77

Item 4 – Approval of Amendment to our Amended and Restated Certificate of Incorporation to Add a Federal Forum Selection Provision	78

Item 5 – Approval of Amendment to our Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation	80

Appendix A – Questions and Answers	A-1

Appendix B	B-1

Forward-Looking Statements	B-1

Non-GAAP Financial Measures	B-3

Appendix C – Certificate of Amendment of Amended and Restated Certificate of Incorporation of Viatris Inc. (with respect to Item 4)	C-1

Appendix D – Certificate of Amendment of Amended and Restated Certificate of Incorporation of Viatris Inc. (with respect to Item 5)	D-1

2023 Proxy Statement | i

The Breadth and Power of the Viatris Business Model

Executing on our Mission and Strategic Plan

Viatris Inc. (“Viatris” or the “Company”) is a new kind of healthcare company — a Next-Gen Integrated Pharmaceutical Company with a relentless focus on delivering access at scale that has been built for the future of healthcare.

In addition to providing consistent, reliable access to quality medicines around the world, we continue to meet and exceed our stated strategic objectives as we further enhance what we believe is perhaps the strongest platform in the pharmaceutical industry. We have consistently delivered successful operational performance while delivering on our commitments despite multiple challenges posed by industry headwinds, market conditions, inflationary pressures and adverse foreign exchange rates, among others. Although Viatris, like all publicly traded companies, does not control the Company’s share price, given these successes, the strength of our platform, and our clear commitment to shareholder engagement and responsiveness to shareholder feedback, we believe that our stock remains significantly undervalued.

Upon the launch of Viatris in November 2020, we stated our intention to undertake the strategic steps necessary to further enhance our capability to provide access at scale and create value for our shareholders and other stakeholders. This intention culminated in the announcement of our two-phase strategic plan, which we believe best positions the Company for future growth. In addition to executing successfully against the priorities of our strategic plan, we took several other actions consistent with feedback from shareholders (including certain shareholder discussions prior to the closing of the transaction pursuant to which Mylan N.V. (“Mylan”) combined with Pfizer Inc.’s Upjohn business (the “Upjohn Business”) in a Reverse Morris Trust transaction to form Viatris on November 16, 2020 (the “Combination”)), including incorporating in Delaware, with its shareholder-centric model; declassifying our Board of Directors (the “Board”) starting at the 2023 annual meeting of shareholders (“2023 Annual Meeting”); continuing to refresh the Board with three new directors since launch; simplifying our executive compensation program, including by removing excise tax gross-ups and committing to no new employment agreements for named executive officers; announcing significant leadership transitions consistent with the execution of our strategic plan; simplifying the structure of the business through targeted divestitures; adopting a more conventional Board leadership structure following the 2023 Annual Meeting; and further enhancing our shareholder outreach.

Phase 1 Performance

Phase 1 of our strategic plan (2021-2023) involves, among other objectives, integrating the two legacy organizations from the Combination; generating $1 billion in cost synergies; deleveraging our balance sheet; paying down debt; and returning capital to shareholders. In 2022 and 2023, under the leadership of our Board and management, the Company continued to make significant progress against these objectives, including a global reshaping initiative designed to unlock trapped value and provide the financial flexibility to deliver on the Company’s vision.

•	Continued Operational Excellence.

○

Financial Performance. Our results in the first half of 2023 signaled what we believe will be the beginning of our growth journey. In the first 6 months of 2023, we generated approximately $7.65 billion of total revenues, $1.49 billion in U.S. GAAP net cash provided by operating activities, and $1.37 billion in free cash flow, and paid down approximately $727.0 million in debt.

○

Pipeline Productivity. Our internal development engine continues to deliver key pipeline milestones which we believe positions us well to continue our move up the value chain. See “Science and Regulatory Achievements” on page 47.

○	Synergies. We remain on track to meet or exceed our target of $1 billion of synergies by the end of 2023.

1 | 2023 Proxy Statement

•	Returning Capital to Shareholders.

○

Dividends. We have paid cumulative dividends amounting to approximately $1.27 billion (approximately $399.0 million in 2021, $581.6 million in 2022, and $287.7 million in the first 6 months of 2023). In 2022, we increased the quarterly dividend to $0.12 per share.

○

Stock Repurchases. We repurchased approximately 21.2 million shares of common stock in the first half of 2023 at a cost of approximately $250 million, as a part of the previously announced $1 billion stock repurchase program.

•	Paying Down Debt.

○

We have repaid approximately $6.1 billion of debt since the beginning of 2021 and through June 30, 2023, including $727 million in the first half of 2023. We also announced our intention to prioritize use of net proceeds from divestitures for debt paydown to achieve a gross leverage target of 3.0 times in the first half of 2024.[1]

•	Unlocking Trapped Value.

○

Biocon Biologics Transaction. On November 29, 2022, Viatris completed a transaction (the “Biocon Biologics Transaction”) with Biocon Biologics Limited (“Biocon Biologics”) pursuant to which the Company contributed its biosimilars portfolio to Biocon Biologics and, under the terms of the agreement, received $3 billion in consideration in the form of a $2 billion cash payment, adjusted as set forth in the agreement, and approximately $1 billion of compulsory convertible preferred shares representing a stake of approximately 12.9% (on a fully diluted basis) in Biocon Biologics.

○

Divestitures. On October 1, 2023, the Company announced it had received a third-party offer that grants Viatris the right to divest substantially all of Viatris’ over-the-counter (“OTC”) business, and had entered into definitive agreements to divest its women’s healthcare business, its active pharmaceutical ingredient (“API”) business in India and commercialization rights in certain non-core markets that were acquired as part of the Combination.

Phase 2 Progress

Phase 2 of our strategic plan (2024 and beyond) focuses on our path to growth, including capital allocation strategies to further maximize shareholder value; executing on new organic opportunities; and inorganic business development, along with our Global Healthcare Gateway®. We believe we have already begun making significant progress on Phase 2 of the strategic plan, while continuing to deliver results under Phase 1.

•	Financial Performance. As stated above, we believe our results in the first half of 2023 signal the beginning of our growth journey.

•

Capital Allocation Strategy. In November 2022, we announced our expectations regarding future capital allocation priorities, including with respect to returning cash to shareholders in the form of dividends and share repurchases and re-investing further into our business organically and inorganically.

•

Organic Opportunities and our Pipeline. Our pipeline continues to make progress in line with our high expectations, and we continue to undertake significant new product launches and submissions, including, among many others, the launch of Breyna™, the generic version of Symbicort® in July 2023, and the U.S. Food and Drug Administration (“FDA”) acceptance of the New Drug Application filing for GA Depot 40 mg in August 2023. Our generic version of Symbicort® for people with chronic asthma and obstructive pulmonary disease was the first FDA-approved generic version of this complex drug-device combination product.

•

Inorganic Business Development and the Global Healthcare Gateway®. During the first quarter of 2023, the Company completed the acquisition of Oyster Point Pharma, Inc. (“Oyster Point”) and acquired the remaining equity shares of Famy Life Sciences Private Limited (“Famy Life Sciences”). With the combination of Viatris’ global commercial footprint, Research and Development (“R&D”) and regulatory capabilities and supply chain, along with Oyster Point’s deep knowledge of the ophthalmology space from a clinical, medical, regulatory and commercial perspective – including a commercial asset, Tyrvaya®, for the treatment of dry eye disease – and Famy Life Sciences’ Phase III-ready pipeline, the Company believes it has the foundation to create a leading global ophthalmology franchise, accelerating efforts to address the unmet needs of patients with ophthalmic disease and the eye care professionals who treat them.

•

Leadership Transitions. As a result of the substantial progress on and overall performance with respect to our stated Phase 1 commitments, which the Board believes positions the Company for future success, we announced that, effective

[1]

The Company has not quantified future amounts to develop this target, which does not reflect Company guidance, but has stated its goal to manage notional gross debt and adjusted EBITDA over time in order to generally maintain or reach the target. See Appendix B – “Non-GAAP Financial Measures” for more information.

2023 Proxy Statement | 2

April 1, 2023, Scott A. Smith would serve as Chief Executive Officer (“CEO”) of Viatris and take responsibility for the day-to-day management of the Company. The Board believes that Mr. Smith’s prior experience positions him well to lead the Company in its Phase 2 objectives.

Furthermore, in light of the Executive Chairman’s leadership and oversight in developing our comprehensive strategies for growth while streamlining the Company, the substantial success and progress on and overall performance with respect to the Company’s Phase 1 objectives, and in preparation for the Company’s move into Phase 2 of our strategic plan, the independent members of the Board believed it was an appropriate time to consider a transition to a more conventional Board leadership structure, which we had previously informed shareholders we would do at the appropriate time for the Company. The Board approached Robert J. Coury, and Mr. Coury agreed, to transition to a new role as Chairman Emeritus and Senior Strategic Advisor from the conclusion of the 2023 Annual Meeting through the end of 2025 (the same period that Mr. Coury previously committed to the Company under his Executive Employment Agreement when Viatris was created). As a result, Mr. Coury will not stand for re-election at the 2023 Annual Meeting and will cease to be a director and to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting. The Board believes that this transition plan will enable the Board and management to continue to benefit from Mr. Coury’s extraordinary strategic vision and knowledge of the Company, management, the industry, and the complex global markets the Company operates in as it adopts this new Board leadership structure following the 2023 Annual Meeting. The Board also committed to selecting a new independent Chair of the Board whose tenure will begin following the 2023 Annual Meeting.

In addition, Rajiv Malik will retire from his executive role with the Company effective as of April 1, 2024. To support the transition of Mr. Malik’s substantial operating responsibilities given his significant tenure with the Company and primary responsibility for operation of the Company’s complex manufacturing and commercial platform for over 15 years, and to assist and support the Company’s new CEO, the Company requested and Mr. Malik agreed to consult with the Company on all operational matters. Mr. Malik has also agreed to remain a member of the Board.

Anthony Mauro, President, Developed Markets, will also depart from the Company effective as of April 1, 2024 as a result of an elimination of his position in connection with a realignment of the Company’s commercial function.

Company Snapshot

Our business and operating model is deliberately designed and implemented to deliver on our strategy to provide and sustain access to medicine at scale. We believe we have the commercial reach, portfolio, pipeline and global supply chain to stand apart from other companies in our industry. Unless otherwise noted, information is provided as of the date of filing and does not include the potential impact of announced but not completed divestitures.

Headquartered in the U.S. with global centers in Pittsburgh, Shanghai and Hyderabad, India	~3,000	colleagues in R&D, regulatory, clinical and medical fields	38,000+	colleagues across almost 70 countries

[2]

The number of patients served is an estimate calculated using internal sales data (global volume of doses sold in 2022 in all markets as aligned with IQVIA standard units), divided by estimated per patient usage, which is based on treatment dose, treatment duration, and treatment adherence as estimated by Viatris Medical Affairs based on approved label indication and instructions for use, current international guideline recommendations, and common usage in clinical practice. Patients using multiple Viatris medicines may be counted as multiple patients. Certain adjustments were applied in consideration of announced divestitures and to account for acceptable alternatives to the patient usage factors noted above, and rounded to the nearest hundred million. Estimates may be subject to reassessment.

3 | 2023 Proxy Statement

Companywide sustainability goals in the areas of Access and Global Health; Diversity, Equity and Inclusion (DEI); and the Environment.

~40	manufacturing sites worldwide that produce complex dosage forms, injectables, oral solid doses and active pharmaceutical ingredients	11	development centers executing multiple technology platforms and therapeutic areas as of June 30, 2023

250+

medicines on World Health Organization (WHO) Essential Medicines List. Our broad global portfolio includes products that help treat the top 10 leading causes of death globally, as determined by the WHO

	>100	countries in which our locally available medicines address more than half of the top 10 local causes of death

Our GLOBAL HEALTHCARE GATEWAY® offers partners access to global infrastructure and expertise that connects people around the world to the high-quality medicines and health services they need.

Commercial Reach

80 billion doses sold across 165+ countries and territories

2023 Proxy Statement | 4

Portfolio

With an exceptionally extensive and diverse portfolio, we have the ability to touch all of life’s moments, from birth to end of life, acute conditions to chronic diseases. We see across multiple therapeutic areas to the person at the center of their own unique health journey.

Our portfolio of products is diverse with capabilities that span multiple assets and includes:

•	Globally recognized iconic brands.

•

A broad range of generic medicines, which work in the same way and provide the same clinical benefits as their brand- name counterparts and may cost less. This portfolio spans both non-communicable and infectious diseases.

•

Our generic medicines also include a number of complex and branded generics, providing patients and the healthcare system important savings and medicine options which we believe are essential to making healthcare accessible.

Our products span more than 10 therapeutic areas, including cardiovascular, central nervous system and anesthesia, dermatology, diabetes and metabolism, eye care, gastroenterology, immunology, infectious disease, oncology, respiratory and allergy, and women’s healthcare.

We believe our product diversity combined with our global scale, local approach and deep understanding of our markets allows for better access to customers and patients, further delivering on our mission.

Pipeline

Our pipeline of medicines is deep and diverse and our broad, technical resources include 55 markets with in-country regulatory expertise. We intend to continue building on our strong existing access-driven base business with a focus on pipeline products with greater complexity to continue addressing unmet needs. We believe novel and complex products will be important to Viatris’ continuing work to meet unmet needs while also serving as catalysts for growth, building off the foundation of 2022 in which Viatris’ new product revenues3 were approximately $483 million.

We expect to expand further into development of more innovative products, including new chemical entities and improved versions of existing products, such as those filed through the FDA’s 505(b)(2) pathway. We believe we have a strong pipeline across eye care, complex injectables and novel products with several launches of products in these areas to date in 2023.

While we intend to maintain the breadth of our portfolio across therapeutic areas, we have identified three core, global therapeutic areas in particular to assess for novel opportunities – ophthalmology, gastrointestinal, and dermatology – that we believe particularly fit our internal capabilities while leveraging our global platform. We are further enhancing our commercial and scientific capabilities to support this future portfolio and plan to increase our R&D investment in addition to active business development through the Global Healthcare Gateway®.

One-of-a-Kind Global Supply Chain

We have a truly global and diverse supply network with local proximity. We hold strategic partnerships that complement and enhance our network capability and capacity, allowing us to have proximity to markets and flexibility to meet customer needs.

We hold:

•	Global sites that are qualified to supply globally and locally;

•	Regional manufacturing and packaging sites that enable the benefits of centralization, while allowing rapid regional supply;

•	Local manufacturing in markets that have unique in-country requirements (e.g., Greater China, Africa, etc.); and

[3]	Refers to revenue from new products launched in 2022 and the carryover impact of new products, including business development, launched within the prior twelve months.

5 | 2023 Proxy Statement

•

“Last mile” distribution presence in more than 60 countries with approximately 190 distribution centers to ensure access to quality medicines – to the point the medicine arrives at our patients’ homes.

Continuing Our Momentum

Achieving success in our mission would not be possible without our hardworking, dedicated colleagues. As an employer of choice, our culture is performance-driven, highly engaging and inclusive. Ensuring the engagement of our more than 38,000 colleagues located in nearly 70 countries and investing in talent management, workplace health and safety, DEI, and organizational excellence, keeps Viatris at the forefront of growth and performance.

Since our formation, Viatris has consistently executed against its overall operational priorities. Our strong operational performance continues to reflect the diversified business we have deliberately built. We are not dependent on one market or one product, which enables us to deliver on our plan while continuing to address unforeseen challenges. We remain agile and opportunistic in how we manage the business with the goal of maximizing the strengths of each market and our portfolio as a whole.

The resilience of this business model continues to withstand a very complex and dynamic environment. We have successfully navigated the cycles of COVID-19, integrated the cultures of our two legacy companies and learned new ways of working in remote environments. Throughout it all, the strong performance of the business and execution of our underlying plan – focused on key products, key markets and consistent supply – gives us the confidence that our momentum will continue.

Our Commitment to Good Corporate Governance

Robust Shareholder Engagement

Our shareholder-centric model is rooted in the Board’s and management’s commitment to ongoing, robust dialogue to discuss and solicit shareholder feedback on key strategic, operational, financial, governance, and executive compensation topics, and to address other topics of importance to shareholders. Since October 2022, we contacted approximately 25 of our largest shareholders representing approximately 52% of our outstanding shares (based on June 30, 2023 share data), and met with each of these shareholders that expressed an interest in a meeting. In these meetings, various members of our management and, as appropriate or where requested, our Board, met with institutional investor executives, governance and stewardship team leads, and portfolio managers. Our leadership has also met with the analyst community, participated in two investor conferences, and held informal direct shareholder discussions throughout the year.

Shareholder Discussion Highlights

Our Long-Term Strategic Plan: We discussed our key strategic priorities by laying out a roadmap for our future and our capital allocation strategy, including with respect to returning cash to shareholders in the form of dividends and share repurchases and re-investing further into our business organically and inorganically with value-creating, financially accretive bolt-on and other transactions and divesting certain other businesses. Overall, we believe the feedback on our strategic priorities has been positive, and the Board reviewed and discussed areas for follow-up.

Executive Compensation: We were extremely pleased to have received 90.7% approval for our shareholder advisory vote regarding executive compensation at our 2022 annual meeting of shareholders (the “2022 Annual Meeting”), especially while transitioning legacy compensation arrangements predating the formation of Viatris and successfully retaining employees that the Board felt were critical to our success and integration efforts. We believe this vote result reflects clear shareholder support for these arrangements, our future commitments and our program overall. We also believe that this overwhelming support shows clear confidence in our Board’s thoughtful process and rationale for entering into these successful arrangements, which were major contributors to the Company’s success to date, including to the launch, integration, leadership, and operation of Viatris following the Combination, as well as to the development and execution of our two-phased strategic plan which has set the Company up for success. Furthermore, we also believe that this overwhelming support for our compensation program is consistent with the robustness of our compensation program as well as our responsiveness to feedback in the development of that compensation program going forward. Among other items of responsiveness to our discussions with shareholders, we increased the percentage of performance-based equity awards from 60% to 65%; eliminated legacy excise tax gross-ups; eliminated modified single-trigger severance arrangements; committed to no new fixed-term named executive officer employment agreements; discontinued tax equalization benefits; and committed to no longer provide strictly time-based cash retention awards except in extraordinary situations and in connection with new hires or supplemental retirement benefit agreements.

2023 Proxy Statement | 6

Board Declassification and Refreshment: We noted that all directors will be elected annually beginning at the 2023 Annual Meeting. We also noted the Board’s refreshment efforts, which have included the appointment of three new directors (Ms. Finney and Messrs. Groothuis and Smith) since December 2022. Shareholders have been supportive of our refreshment efforts, and our Board continues to focus on refreshment and succession planning.

Leadership Transition: In light of the Executive Chairman’s leadership and oversight in developing our comprehensive strategies for growth while streamlining the Company, the substantial success and progress on and overall performance with respect to the Company’s Phase 1 objectives, and in preparation for the Company’s move into Phase 2 of our strategic plan, the independent members of the Board believed it was an appropriate time to consider a transition to a more conventional Board leadership structure, which we had previously informed shareholders we would do at the appropriate time for the Company. The Board approached Robert J. Coury, and Mr. Coury agreed, to transition to a new role as Chairman Emeritus and Senior Strategic Advisor from the conclusion of the 2023 Annual Meeting through the end of 2025 (the same period that Mr. Coury previously committed to the Company under his Executive Employment Agreement when Viatris was created). As a result, Mr. Coury will not stand for re-election at the 2023 Annual Meeting and will cease to be a director and to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting. The Board believes that this transition plan will enable the Board and management to continue to benefit from Mr. Coury’s extraordinary strategic vision and knowledge of the Company, management, the industry, and the complex global markets the Company operates in as it adopts this new Board leadership structure following the 2023 Annual Meeting. The Board also committed to selecting a new independent Chair of the Board whose tenure will begin following the 2023 Annual Meeting.

Corporate Social Responsibility: We discussed our 2022 Sustainability Report with shareholders, including our goals related to access and global health, DEI, and the environment. Shareholders expressed support for our objectives in this area and the progress we have made. Feedback was discussed with the Board, and we will continue to update the Risk Oversight Committee and Board on our progress relative to our goals.

Board Structure and Oversight

Viatris’ Board is firmly committed to robust oversight and good corporate governance, which is reflected in the substantial progress on our Phase 1 commitments and our designation of an independent Chair whose tenure will begin effective following the 2023 Annual Meeting (and, prior to that, having designated a strong Lead Independent Director who provided and promoted effective, independent Board oversight when the Chair of the Board was not an independent Director) (see pages 24 to 27).

Viatris also has:

•  A Board committee structure that supports comprehensive review and oversight of corporate strategy; management and performance; enterprise, operational, and commercial risk management; culture and human capital management; global drug pricing and commercialization; environmental and corporate social responsibility (“CSR”) matters; information security; and global developments, among many other matters (see pages 28 to 30).

•  An active Board refreshment process that seeks to identify a diverse talent pool of qualified candidates for consideration and works to establish a pool of qualified candidates for this purpose (see pages 30 to 31). The Board has appointed three new directors (Ms. Finney and Messrs. Groothuis and Smith) since December 2022. The percentage of our nominees that are independent is higher than the current Board.

•  Board committees that include Audit, Compensation, Compliance, Executive, Finance, Governance and Nominating, and Risk Oversight.

•  Board members who have a wealth of diverse experience (see page 13) and broad access to multiple levels of Company employees as well as external experts.

In addition, we believe that Viatris’ incorporation in Delaware further supports our shareholder-centric model. Our corporate governance structure includes, among other things:

•	a one-share, one-vote single common stock class structure;

•	beginning with the 2023 Annual Meeting, a declassified board and annual director elections;

7 | 2023 Proxy Statement

•

a majority voting standard for uncontested director elections, with a director resignation provision as well as a majority vote requirement for other items to be voted on by shareholders (including amendments to our certificate of incorporation and bylaws); and

•

proxy access for director nominations that gives eligible shareholders (those who have continuously held shares of our common stock for at least three years, among other requirements) the ability to nominate candidates for election to the Board that are included in our proxy materials.

For additional information regarding Board governance and oversight, please see pages 24 to 36.

Our Performance-Driven Compensation Program

The Board is committed to a transparent, performance-oriented, and shareholder-aligned executive compensation program. We link performance pay to important metrics that measure profitability, the health of our product pipeline, capital productivity, our ability to cover debt obligations, and relative share performance compared to our peers. The Viatris executive compensation program is highly performance-based and we believe is aligned with shareholders.

Our streamlined executive compensation program was developed to incentivize achievement of our strategic goals, support the short- and longer-term needs of the Company to meet those goals and help ensure long-term sustainability, meet the competition for executive talent, consider perspectives of shareholders relating to prior compensation programs, and focus on shareholder value creation.

Please see “2022 Performance-Based Compensation Program” on pages 48 to 52.

Building Sustainable Access to Medicine

Access at scale is essential to Viatris’ mission to empower people worldwide to live healthier at every stage of life, and we are proud to report that in 2022, our medicines served ~1 billion patients globally4. Managing key sustainability matters effectively is a fundamental component of our ability to achieve this impact.

As part of working to provide access to medicine throughout the globe, we are committed to advancing responsible and sustainable practices and operations. By partnering with stakeholders around the world, we seek to help to address some of society’s most pressing challenges, recognizing that our actions affect our stakeholders and the communities we serve.

The key areas we focus on are:

•

Championing patients’ access to quality medicines and supporting more resilient healthcare systems with our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they experience need, as well as the scientific expertise and deep understanding of markets globally;

•	Nurturing a safe, positive and productive work environment that fosters diversity and inclusion, integrity, dignity and mutual respect for our colleagues;

•	Upholding environmental stewardship by promoting environmentally sustainable operations to minimize our impact on the environment; and

•	Supporting healthy communities through health and disease awareness efforts that help empower patients, create more access to healthcare, and provide education and infrastructure support.

Our Approach

We believe that companies can be a force for good and help address some of the world’s most pressing challenges, while being relevant and trusted partners. We recognize that managing key corporate environmental and social responsibility matters, including inherent risks and opportunities, are part of good corporate governance, support long-term shareholder value creation and are fundamental to our overall mission.

[4]	See footnote 2 for more information.

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Viatris’ Board oversees management’s efforts with respect to corporate environmental and social responsibility matters and programs through its Risk Oversight Committee. Viatris’ CSR function operates as a center of excellence within the Corporate Affairs leadership team and helps drive the strategic and operational development of corporate environmental and social responsibility matters across the Company.

The Head of Corporate Affairs reports directly to the CEO and, together with the Head of Corporate Social Responsibility, reports quarterly to the Risk Oversight Committee. In addition, on an annual basis the Risk Oversight Committee reviews progress with the Head of Corporate Affairs and Head of CSR on corporate environmental and social responsibility-related matters that have been discussed with the Board to confirm the Company is tracking its priorities in this area.

Additionally, a multifunctional CSR Advisory Committee chaired by the Head of CSR and comprised of global leaders who meet monthly, monitors the external landscape and Company progress as well as supports the integration of corporate environmental and social responsibility activities across the organization. Additional monthly to quarterly structured forums, addressing areas of focus with regards to CSR and sustainability for specific key functions, complement the advisory committee.

Our Focus Areas

To learn about our sustainability work in depth, we encourage you to read our 2022 Sustainability Report5. The Sustainability Report sets forth Viatris’ work and efforts to further advance sustainable and responsible operations. It also discusses how we are progressing on our initial companywide sustainability goals in the areas of access and global health, DEI, and environment (climate, water, and waste). This includes that our Scope 1, 2 and 3 emission reduction targets have been validated and approved by the Science Based Targets initiative (“SBTi”).

The following highlights our systematic efforts and progress across key areas:

Access and Global Health

As noted above, access is fundamental to our mission. It is not an initiative; it is our business model, and it is personal. We are Access at Scale – all day, every day. It begins with our ability to sustainably deliver quality medicines to people, regardless of geography or circumstance. We are a company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both, to more holistically address healthcare needs globally.

Our exceptionally extensive and diverse portfolio helps address acute conditions to chronic diseases across multiple therapeutic areas. We are focused on striving to meet individual needs, whether with a generic medicine, a trusted brand, an improved version of an existing medicine, or a truly novel therapeutic solution.

We go beyond developing, manufacturing, and distributing quality medicines. With the needs of people at the center, we often work to help find solutions that support resilient healthcare systems. We have designed our global operations and supply chain to be a reliable and flexible partner for access across the world, constantly adapting to an ever-evolving landscape.

We pursue holistic approaches to prevention, diagnosis, treatment, and disease management. We work to build public health awareness, to support and implement research, to deliver access to health education, and to advocate for public policies that advance sustainable access at scale, globally.

We are keenly aware that no one can meet this high aspiration alone. Partnerships and collaborations are critical, as are policies and strong healthcare systems that allow for healthy competitive environments. The need is universal, and we work with an array of organizations, globally, regionally, locally, public and private to support sustainable access to quality medicines at consistent quality standards.

Our Portfolio and Reach in 2022:

•  Served ~1 billion patients globally[6]

•  Sold > 80 billion doses of medicine across > 165 countries and territories

•  Reached ~ 90% of low- and lower-middle- income countries

•  Had > 250 products on the WHO EML and 62 products on the WHO PreQ List

•  Provided products that treat the top 10 of the WHO’s leading causes of death globally

•  Locally available medicines addressed at least half of the top ten local causes of death, across all country income bands, in > 100 countries

[5]	Please note that our website, Sustainability Report and their respective contents are not incorporated by reference into this Proxy Statement.
[6]	See footnote 2 for more information.

9 | 2023 Proxy Statement

Through our Global Healthcare Gateway® – a platform that allows partners to access our many established strengths to reach patients they may not have the resources to reach on their own – we aim to connect more people with more products and services.

Our People

Viatris colleagues are passionate about our mission, and together we are building a performance-driven, highly engaging and inclusive culture where diverse perspectives drive access, innovation and our ability to make an impact in the world, and truly involves everyone at Viatris in different ways.

Viatris 2023 accolades include inclusion on 3BL’s 100 Best Corporate Citizens list, Forbes’ list of World’s Best Employers 2023, Newsweek’s America’s Greenest Companies 2024, TIME’s World’s Best Companies 2023 list and USA Today’s inaugural list of America’s Climate Leaders 2023. The Company has also been included on Forbes’ list of World’s Best Employers 2022, Fortune’s Change the World list, Newsweek’s America’s Most Responsible Companies 2022 list, a Great Place to Work® certification in India, Capital Magazine’s Best Employers in France list, and HR Asia’s Best Companies to Work for in Asia (Taiwan), among others.

Our colleagues are leading our mission and we continue to build our culture with a focus on colleague experience and engagement; learning and development; career progression; DEI; talent attraction and our deep commitment to the health, safety and wellbeing of our colleagues, their families and the communities we serve.

As a newer company, we have remained committed to building upon our foundations, harmonizing our processes and programs and initiating many firsts for Viatris. These have included conducting our first global employee Voice Survey with an 89% participation rate in 2022, defining our expectations for how we work together – and growing our initial Employee Resource Groups. The insights from our Voice Survey are guiding our efforts as we continually strive to create a work environment where people can learn, grow, feel appreciated and make an impact in the world.

We have expanded our professional development opportunities via internal and external resources, including programs focused on female leadership, management coaching and executive leadership. We completed Viatris’ first full cycle of talent review and succession planning. We further performed a broad talent assessment, focusing on establishing a baseline across the entire enterprise.

DEI is essential to our mission. We seek to understand and embrace what makes individuals and their circumstances unique and believe that recognition is fundamental to our success. Following the launch of our initial DEI goals, we have focused on identifying initial actions, building our strategy and setting in place the essential building blocks to advance DEI at Viatris. This includes a Focusing on Inclusion course, which is part of every employee’s learning curriculum.

Our ability to make a positive impact for patients worldwide relies on having a healthy and thriving workforce. The wellbeing of our colleagues is a priority, and we support colleagues through wellbeing programs across the world, taking into consideration local markets and needs. We also launched our global wellbeing strategy.

Most importantly, protecting the health and safety of our colleagues is essential at Viatris. We have a global Environmental, Health and Safety Management System, technical requirements, processes and systems that establish the foundation of this program. These elements apply to all locations and guide us in cultivating a culture of health and safety throughout our global workforce.

Environmental Stewardship

We are committed to minimizing our impact on the environment while safeguarding a reliable supply of medicine. Our commitment entails systematic and continuous work to identify opportunities to support our goals. We have a global integrated approach to managing our use of water, impact on and from climate change, energy efficiency, waste reduction and air emissions.

We have several ongoing environmental initiatives, including efficiency, renewable energy and water and waste management. We have made progress on our goals to reduce greenhouse gas emissions, conduct water risk assessments in areas of high or extremely high-water stress and increase the number of sites with zero waste sent to landfill.

As part of having our Scope 1, 2 and 3 emission reduction targets validated and approved by SBTi, SBTi classified Viatris’ scope 1 and 2 target ambition and has determined that it is in line with the 1.5°C trajectory. Further, we have concluded a climate scenario analysis, a key recommendation of the Task Force on Climate-Related Financial Disclosures. The analysis is global in scope and helps us to continue to understand the risk and uncertainties in different hypothetical scenarios.

2023 Proxy Statement | 10

We remain engaged in promoting environmentally responsible manufacturing, including through the continued adoption of the AMR Industry Alliance’s Common Antibiotic Manufacturing Framework in our operations and in the external supply chain. Furthermore, we are leveraging our membership in the Pharmaceutical Supply Chains Initiative in external supplier sustainability engagement.

Community Engagement

We seek to foster healthy communities around the world by supporting education, health and disease awareness efforts that, in particular, promote empowering patients and creating access to care. We work via in-kind and monetary donations, volunteering our time and talents and engaging with partners to find solutions. Our work addresses common global themes and leverages our collective capabilities, while addressing unique local needs. In 2022 our work included supporting the continuing needs from the COVID-19 pandemic, extreme weather, and communities affected by the war in Ukraine.

During 2023, Viatris has continued our humanitarian support for emergency response to support victims of conflict, disasters and extreme weather in partnership with Direct Relief and the American Red Cross, to name just a few long-term partners. Furthermore, Viatris colleagues across the globe have done beach cleanups, community fundraisers, and participated in volunteer opportunities to raise money and awareness for patients living with disease.

We are committed to helping communities around the world where needs are great. As a global healthcare company, our priorities during the humanitarian crisis due to the war in Ukraine have been protecting the safety and wellbeing of our colleagues, supporting impacted communities and doing our best to ensure access to essential medicines. To support affected communities, we have been working with partners such as Direct Relief, UNAIDS and World Central Kitchen to respond to various needs, including supporting medical relief shipments and access to food in Ukraine for refugees fleeing the crisis.

Business partnerships, collaboration within and across sectors, memberships, and philanthropic collaborations help us serve patients, healthcare systems and communities worldwide.

11 | 2023 Proxy Statement

Viatris’ Board of Directors

Board Overview

The Board and the Governance and Nominating Committee believe that each of our Directors possesses the qualifications, experience, judgment, leadership, and business skills necessary to provide robust oversight of the Company in the complex and evolving healthcare environment in which we operate.

As discussed on pages 30 to 31 and 35 to 36 and as set forth in our Corporate Governance Principles, the Board seeks to identify a diverse talent pool of qualified candidates for consideration as part of the Board’s refreshment and succession planning. The Board also seeks to combine the skills and experience of its long-standing Board members with fresh perspectives, insights, skills and experiences of new members. To help further these goals, the Board has adopted a Diversity and Inclusion Policy, which is available on our website at https://www.viatris.com/en/About-Us/Corporate-Governance. The policy formalizes the Board’s ongoing commitment to fostering a culture of inclusion and seeking, supporting, valuing and leveraging diversity in the Board’s composition, among other characteristics that the Board believes serve the best interests of the Company and our stakeholders. The Board has four women members, three of whom are nominated for re-election at the 2023 Annual Meeting, and three of our Board committees are chaired by women (Compensation; Finance; and Governance and Nominating), each of whom is nominated for re-election at the 2023 Annual Meeting. Our current Directors also include one individual that self-identifies as African American or Black, one individual that self-identifies as Asian, and two individuals who self-identify as White and Asian and are also included in the Two or More Races or Ethnicities category, in each case as such terms as defined in Nasdaq’s Board Diversity Matrix Instructions. The Board also continuously reviews and assesses its composition through, among other things, its annual board and committee self-evaluation process. For more information about the annual board and committee self-evaluation process, see “Annual Board and Committee Self-Evaluations” on page 31.

The following chart highlights certain of our Director nominees’ key skills and experience. A summary of the importance of each key skill and experience is also noted. Our Board Diversity Matrix follows this key skills and experience chart. As discussed in “How Our Directors Are Selected and Evaluated” beginning on page 35 of this Proxy Statement, our Director nominees’ key skills and experience and diversity are among the factors considered by the Governance and Nominating Committee in nominating director candidates. Ten (10) of 13 current directors are independent under the applicable NASDAQ listing rules while 9 of 11 nominees for director at the 2023 Annual Meeting are independent.

2023 Proxy Statement | 12

Key Director Nominee Statistics

CEO and Public Company Management Experience

Directors who have experience in management at public companies provide valuable experience on managing interests held among diverse stakeholders, including, among others, employees, patients and shareholders

	●	●	●			●	●	●	●	●	●	9/11

Corporate Governance/CSR Experience

Directors with Corporate Governance/CSR experience are skilled in the successful operation of board oversight, cognizant of the impact that governance policies have on a public company and/or familiar with oversight of matters related to emerging social and environmental issues

	●	●	●	●	●	●	●		●	●	●	10/11

Finance, Accounting and Capital Markets Experience

Directors with a strong understanding of finance and accounting are essential for the Board to oversee our global financial reporting, internal controls, and capital structure, among other matters

	●	●	●		●	●		●	●	●	●	9/11

Global Business Experience

Viatris has operations and facilities around the world and, as such, benefits from directors who have experience working for companies with multinational reach and who provide insight on unique opportunities, challenges, and requirements associated with working across international markets

	●	●	●	●	●	●	●	●	●	●	●	11/11

Healthcare Industry Experience

Directors with experience in the healthcare industry provide valuable perspectives to our Board and management team regarding a broad range of issues and opportunities facing the Company, including industry conditions, product R&D, supply chain, customers, sustainable access to medicine, product quality and patient safety, and marketing

	●		●			●	●	●	●	●	●	8/11

Human Capital Management Experience

Attracting, developing and retaining talent globally are crucial to all aspects of the Company’s business, success, and strategy. We continue to build an inclusive and diverse culture that inspires leadership and accountability and encourages innovation. Directors with experience in succession planning, executive and/or director compensation, company culture and/or employee engagement (among other relevant areas) help to ensure that the Company’s culture reflects our mission and values

	●	●	●			●		●		●	●	7/11
Information Security Experience Experience in information security, data privacy, cybersecurity, or use of technology to facilitate business operations	●	●	●				●		●	●		6/11

Legal and Regulatory Oversight Experience

We operate in an industry that is closely scrutinized and highly regulated. Directors who have experience navigating challenges associated with this environment provide valuable insight to our Board and management team

	●	●		●				●				4/11

Risk Oversight/Compliance Experience

Pharmaceutical companies face a variety of complex opportunities, risks and compliance challenges. Directors who have experience monitoring and creating plans to address risk provide important insights that assist our Board and management in ensuring the long-term sustainability of our business

		●	●	●	●		●	●	●	●	●	9/11
Strategy and M&A Experience Viatris’ directors are responsible for developing the Company’s successful differentiated strategy, both organically and through strategic and opportunistic acquisitions	●	●	●	●	●	●	●	●	●	●	●	11/11

13 | 2023 Proxy Statement

Board Diversity

Independence*	Committees Chaired by Women	Age Distribution*	Diversity of Directors*

*	Information provided in each graphic refers to director nominees. Note that the percentage of independent directors of nominees is greater than the current Board.

The following board diversity matrix presents the annual disclosure of information on our current Directors’ voluntary self-identified characteristics in accordance with applicable NASDAQ listing standards. As detailed in the below matrix, the Company currently has one Director who self-identifies as African American or Black, one Director who self-identifies as Asian and two directors who self-identify as White and Asian and are also included in the Two or More Races or Ethnicities categories. Our board diversity matrix as of October 24, 2022 can be found in the proxy statement for the 2022 Annual Meeting filed with the Securities and Exchange Commission (“SEC”) on October 28, 2022.

Board Diversity Matrix (As of October 30, 2023)

Total Number of Directors	13

Gender:	Female	Male	Non-Binary	Did not Disclose Gender

Directors	4	9	0	0

Number of Directors who identify in Any of the Categories Below:

African American or Black	0	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	2	1	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	4	7	0	0

Two or More Races or Ethnicities	2	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

2023 Proxy Statement | 14

Item 1

Election of Directors

While Viatris’ Board currently consists of 13 Directors, the Board has reduced the size of the Board to 11 Directors, effective after the 2023 Annual Meeting. The first item for consideration at the 2023 Annual Meeting is the election of 11 Director nominees. The Board has, upon the recommendation of our Governance and Nominating Committee, nominated W. Don Cornwell, JoEllen Lyons Dillon, Elisha W. Finney, Leo Groothuis, Melina Higgins, James M. Kilts, Harry A. Korman, Rajiv Malik, Richard A. Mark, Mark W. Parrish, and Scott A. Smith (the “Nominees”) for re-election at our 2023 Annual Meeting. If re-elected, each Nominee will serve as a Director until our 2024 annual meeting of shareholders and until their successor is duly elected and qualified, or until their earlier death, resignation, removal or retirement.

The Board and the Governance and Nominating Committee have carefully evaluated the experience, structure, culture, diversity, operation, interactions, collaboration, and performance of the full Board; the talents, expertise, and contributions of individual Directors, including the Nominees; the Board’s leadership; the integration and evolution of the Company; the Board’s critical role in governance, risk oversight, and continuing to develop and lead the strategic direction of the Company; the Board’s ability to respond to the continued change and disruption in the healthcare industry; anticipated future opportunities and challenges facing the Company; and the Board’s ongoing commitment to ensuring shareholder value creation and long-term sustainability to the benefit of shareholders and other stakeholders. Based on these considerations, among others, Viatris’ Board recommends a vote “FOR” the election of each of the Nominees.

The Board’s general criteria for nomination to the Board are set forth in “How Our Directors Are Selected and Evaluated” beginning on page 35.

Information about each Nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that he or she should be re-elected as a Director is set forth below on pages 16 to 23. Each Nominee is currently on Viatris’ Board and each has consented to act as a Director if elected at the 2023 Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

&hairsp;Board Recommendation

Viatris’ Board recommends a vote “FOR” the election of each Nominee.

15 | 2023 Proxy Statement

Directors Nominated for Election at the 2023 Annual Meeting

Director since 2020 Age: 75* Board Committees: • Audit • Risk Oversight Independent Director

W. Don Cornwell

•  Vice Chair (2009), Founder, Chairman and Chief Executive Officer (1988 - 2009), Granite Broadcasting Corporation

•  Chief Operating Officer (“COO”), Corporate Finance Department (1980 - 1988), Vice President, Investment Banking (1976 - 1988); joined the company in 1971, Goldman, Sachs & Co.

Key Skills and Experience:

•  CEO and Public Company Management, Corporate Governance, Global Business, Finance, Accounting and Capital Markets, and Strategy and M&A Experience developed during his various executive roles, more specifically during his years at Goldman Sachs, where he engaged in public and private financing and advised on merger and acquisition transactions for publicly traded and privately owned companies, and further advanced through his founding and leadership of Granite Broadcasting

•  Human Capital Management and Information Security Experience gained while serving as the COO of the Corporate Finance Department of the Investment Banking Division of Goldman Sachs where he was responsible for the management of the department including building the operational infrastructure—information technology, document production, training and recruiting—while the department of over 150 investment banking professionals was experiencing significant staffing growth in response to a dramatic increase in the volume of transactions they were handling

•  Mr. Cornwell also brings Healthcare Industry and Legal and Regulatory Oversight Experience to the Board

Other Current Public Company Boards:

•  American International Group, Inc. (NYSE: AIG) (since 2011), Director and member of the Audit and Nominating and Corporate Governance Committees

Former Public Company Boards:

•  Natura & Co Holding S.A. (NYSE: NTCO) (2020 - 2023), Director and most recently member of the Corporate Governance Committee

•  Avon Products, Inc. (2002 - 2020 when acquired by Natura), Director

•  Pfizer Inc. (NYSE: PFE) (1997 - the closing of the Combination in 2020), Director and most recently Chair of the Regulatory and Compliance Committee and member of the Governance and Sustainability Committee

Other Organizations:

•  Board of Trustees, Big Brothers Big Sisters of New York City

•  Vice Chairman of the Board of Directors, Blue Meridian Partners, a partnership of philanthropists that invests in strategies to impact social problems confronting young people and families in poverty

*   The Board, on the recommendation of the Governance and Nominating Committee, has, in accordance with its Corporate Governance Principles, approved a waiver to the mandatory retirement age for Directors for Mr. Cornwell and determined that such waiver was in the best interests of the Company because of his continued extensive contributions to the Board and his knowledge and familiarity with the legacy Upjohn Business.

2023 Proxy Statement | 16

Director since 2020 Age: 60 Board Committees: • Audit • Compliance • Executive • Governance and Nominating (Chair) Independent Director

JoEllen Lyons Dillon

•  Executive Vice President, Strategic Developments and Capital Markets (2014-2017); Chief Legal Officer and Corporate Secretary, The ExOne Company (2013-2017). ExOne merged with Desktop Metal (NYSE: DM) in November 2021. ExOne was a global provider of three-dimensional (3D) printing machines and printed products, materials and other services to industrial customers creating products in metal on a worldwide basis.

•  Partner (2002 - 2011), Reed Smith LLP, a law firm

•  Partner (1997 - 2002), Buchanan Ingersoll & Rooney PC, a law firm (joined the firm in 1988)

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Finance, Accounting and Capital Markets, Global Business, Human Capital Management, Information Security, Legal and Regulatory Oversight, Risk Oversight/Compliance, and Strategy and M&A Experience gained during her almost 25-year legal career in corporate mergers and acquisitions and securities, where she represented both public and private companies in a variety of complex matters, and further developed while at ExOne, where she was responsible for capital markets development, corporate strategic planning, human resources including oversight of DEI, global compliance, investor relations, and international business development within Europe and Asia, through which she became a thought leader in the areas of corporate governance, legal and regulatory oversight, capital markets and M&A and is regularly invited to speak at major conferences, including, among others, the 2023 Stanford Directors’ College, on such topics

•  Completing a certification “Board Governance: Navigating Emerging Technologies and Future Frontiers” at Cornell University

Former Public Company Boards:

•  World Wrestling Entertainment, Inc. (NYSE: WWE) (2022 - 2023), Director

•  Mylan (2014 - the closing of the Combination in 2020), Director, most recently Chair of the Compensation and Governance and Nominating Committees and member of the Audit, Compliance and Executive Committees

Director since 2022 Age: 62 Board Committees: • Audit* • Finance Independent Director

Elisha W. Finney

•  Executive Vice President (2012 - 2017), Chief Financial Officer (April 1999 - May 2017), Senior Vice President (2005 - 2012), Vice President of Finance (1999 - 2005), joined the company in 1988, Varian Medical Systems, Inc.

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Healthcare Industry, Human Capital Management, Finance, Accounting and Capital Markets, Information Security, and Risk Oversight/Compliance Experience gained during her time at Varian Medical Systems, where she oversaw corporate accounting, corporate communications and investor relations, internal audit, risk management, tax and treasury, and corporate information systems and helped the company grow to be a world-leading manufacturer of medical devices and software for treating cancer and other medical conditions

•  Ms. Finney also brings Global Business and Strategy and M&A Experience to the Board

Other Current Public Company Boards:

•  Mettler-Toledo International Inc. (NYSE: MTD) (since 2017), Director and Chair of the Audit Committee

•  NanoString Technologies, Inc. (NASDAQ: NSTG) (since 2017), Director and Chair of the Audit Committee

•  ICU Medical, Inc. (NASDAQ: ICUI) (since 2016), Director, Chair of the Nominating and Governance Committee, and member of the Audit Committee

Former Public Company Boards:

•  iRobot Corporation (NASDAQ: IRBT) (2017 - 2021), Director and member of the Audit and Compensation and Talent Committees

•  Cutera, Inc. (NASDAQ: CUTR) (2017 - 2019), Director, Chair of the Audit Committee, and member of the Enterprise Risk Committee

•  Altera Corporation (2011 - 2015 when acquired by Intel Corporation), Director and Chair of the Audit Committee

•  Thoratec Corporation (2007 - 2013), Director and Chair of the Audit Committee

*   The Board has, in accordance with its Corporate Governance Principles, approved Ms. Finney’s concurrent service on the Audit Committee and the audit committees of more than two other public companies and determined that such service does not impair her ability to effectively serve on the Audit Committee

17 | 2023 Proxy Statement

Director since 2023 Age: 51 Board Committees: N/A Independent Director

Leo Groothuis

•  General Counsel (2022 - present), HAL Investments, the Dutch investment subsidiary of HAL Holding N.V., a public international investment company listed on the Amsterdam stock exchange, which is focused on increasing shareholder value

•  Partner (2006 - 2022), NautaDutilh, a law firm (joined the firm in October 1996)

Key Skills and Experience:

•  Corporate Governance, Global Business, Legal and Regulatory Oversight, Risk Oversight/Compliance, and Strategy and M&A Experience acquired during his legal career at NautaDutilh, where he had been a trusted C-suite and board advisor to some of the largest companies in both Europe and the U.S., which resulted in him being recognized as a top lawyer and thought leader in corporate governance, capital markets and M&A for the guidance he had provided to numerous multi-national private and public companies on significant complex strategic transactions

•  CSR Experience obtained through his active involvement in the development and execution of HAL Investments’ ESG strategy

Other Organizations:

•  Director, Stichting Continuiteit IHC and B.V. Finance Continuiteit IHC, Dutch foundations that together are the sole shareholders of Royal IHC, a private international shipbuilding company

Director since 2020 Age: 56 Board Committees: • Compensation (Chair) • Executive • Finance (Chair) • Governance and Nominating Independent Director

Melina Higgins

•  Held senior roles of increasing responsibility including Partner (2002 - 2010) and Managing Director (2001 - 2010) and served as a member of the Investment Committee of the Principal Investment Area, Head of the Americas for Private Debt and co-Chairperson of the Investment Advisory Committee for GS Mezzanine Partners funds, The Goldman Sachs Group, Inc. (NYSE: GS)

Key Skills and Experience:

•  Corporate Governance, Finance, Accounting and Capital Markets, Global Business, Risk Oversight/Compliance, and Strategy and M&A Experience obtained during her nearly 20 years at Goldman Sachs, where she built and led a successful investment business and became well-versed in portfolio management, assessing market risks and building businesses, especially during her time as a member of Goldman’s Investment Committee of the Principal Investment Area, one of the largest alternative asset managers in the world, where she oversaw and approved global private equity and private debt investments

Other Current Public Company Boards:

•  Genworth Financial Inc. (NYSE: GNW) (since 2013), non-executive Chair (since 2021) and member of the Audit and Management Development & Compensation Committees

Current Private Company Boards:

•  Director and non-executive chair of the Board (since 2016), Antares Midco Inc., a private company that provides financing solutions for middle market, private equity-backed transactions

Former Public Company Boards:

•  Mylan (2013 - the closing of the Combination in 2020), Director, most recently Chair of the Finance Committee, and member of the Audit, Compensation, and Executive Committees

•  NextGen Acquisition Corp. II (2021) (a special purpose acquisition company), Director, Chair of the Nominating and Corporate Governance Committee and member of the Audit and Compensation Committees

Other Organizations:

•  Member, Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government

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Director since 2020 Age: 75* Board Committees: • Compensation • Finance Independent Director

James M. Kilts

•  Founding Partner (since 2006), Centerview Capital, a private equity firm

•  Special Advisor to the Board (since 2023), Co-Chief Executive Officer (2021 - 2023), Conyers Park III Acquisition Corp., (NASDAQ: CPAAU, CPAA, CPAAW) a special purpose acquisition company

•  Chairman and Chief Executive Officer (2001 - 2005 when it merged with The Procter & Gamble Company), President (2003 - 2005), The Gillette Company

•  President and Chief Executive Officer (1998 - 2000 when it was acquired by The Philip Morris Companies), Nabisco Group Holdings Corporation

Key Skills and Experience:

•  CEO and Public Company Management, Corporate Governance, Finance, Accounting and Capital Markets, Global Business, and Strategy and M&A Experience, acquired during his more than 40 years leading a range of multi-national companies and iconic brands, where he is credited with building domestic and international strategies to increase sales and successfully overseeing organizations through significant M&A activity resulting in him being sought out for his business expertise and advice, including in his current role as special advisor to the Board of Conyers Park III Acquisition Corp., where he is responsible for identifying and evaluating businesses for a potential business combination

•  Mr. Kilts also brings Healthcare Industry and Human Capital Management Experience to the Board

Other Current Public Company Boards:

•  Advantage Solutions Inc. (NASDAQ: ADV) (since 2020 when it combined with Conyers Park II Acquisition Corp.), non-executive Chairman and previously Lead Director

•  The Simply Good Foods Company (NASDAQ: SMPL) (since 2017), Chairman and member of the Nominating and Corporate Governance Committee

Former Public Company Boards:

•  Unifi Inc. (NYSE: UFI) (2016 - 2022), Director and most recently member of the Compensation Committee

•  Pfizer Inc. (NYSE: PFE) (2007 - the closing of the Combination in 2020), Director and most recently member of Compensation Committee

•  Conyers Park II Acquisition Corp. (2019 to 2020 when it combined with Advantage Solutions Inc.), Executive Chairman

•  MetLife, Inc. (NYSE: MET) (2005 - 2020), Director, most recently Chair of the Compensation Committee and member of the Governance and Corporate Responsibility Committee

•  The Procter & Gamble Company (NYSE: PG) (2005 - 2006), Director

•  Conyers Park Acquisition Corporation (2016 - 2017 when it merged with The Simply Good Foods Company), Chairman

•  Nielsen Holdings plc, (NYSE: NLSN) non-executive Director (2006 - 2017) and Chairman (2011 - 2013)

•  Nielsen Company B.V. (2009 - 2014), Chairman

•  MeadWestvaco Corporation (2006 - 2014), Director

*   The Board, on the recommendation of the Governance and Nominating Committee, has, in accordance with its Corporate Governance Principles, approved a waiver to the mandatory retirement age for Directors for Mr. Kilts and determined that such waiver was in the best interests of the Company because of his continued extensive contributions to the Board and his knowledge and familiarity with the legacy Upjohn Business.

19 | 2023 Proxy Statement

Director since 2020 Age: 66 Board Committees: • Compensation • Compliance • Governance and Nominating • Risk Oversight (Chair) Independent Director

Harry A. Korman

•  Held senior executive roles of increasing responsibility, including Global Chief Operating Officer (2012 - 2014, after which he served as a consultant (2014 - 2015)), President, North America (2007 - 2012), President, Mylan Pharmaceuticals Inc. (2005 - 2009); joined in 1996 after the company’s acquisition of UDL Laboratories, Inc. (n/k/a Mylan Institutional Inc.), Mylan Inc.

Key Skills and Experience:

•  Public Company Management, Corporate Governance/CSR, Healthcare Industry, Risk Oversight/Compliance, Strategy and M&A, and Global Business Experience gained during his almost 20 years serving in leadership roles at Mylan, where he helped grow their generics business and ultimately had responsibility for all operations as Global Chief Operating Officer

•  Mr. Korman also brings Information Security Experience to the Board

Former Public Company Boards:

•  Mylan (2018 - the closing of the Combination in 2020), Director, most recently Chair of the Risk Oversight Committee and member of the Compliance, Governance and Nominating, and Science and Technology Committees

Other Organizations:

•  Past Director and Vice Chairman, Generic Pharmaceutical Association, now known as the Association for Accessible Medicines

•  Previous Director and Vice Chairman, HDMA Foundation, which serves the healthcare industry by providing research and education focused on healthcare supply issues

Director since 2020 Age: 62 Board Committees: N/A Director and President*

Rajiv Malik

•  President (since the closing of the Combination in 2020), Viatris

•  President (2012 - the closing of the Combination in 2020), Executive Vice President and Chief Operating Officer (2009 - 2012), Head of Global Technical Operations (2007 - 2009); joined the company in 2007, Mylan

•  Chief Executive Officer (2005 - 2008), Matrix Laboratories Limited (now Mylan Laboratories Limited)

•  Head of Global Development and Registrations (2003 - 2005), Sandoz GmbH

•  Head of Global Regulatory Affairs and Head of Pharma Research (1999 - 2003), Ranbaxy

Key Skills and Experience:

•  Public Company Management, Finance, Accounting and Capital Markets, Healthcare Industry, Legal and Regulatory Oversight, Risk Oversight/Compliance, Strategy and M&A, and Global Business Experience acquired over his extensive career in the healthcare industry, including at Mylan where he was integral in helping to develop the strategies for the company’s acquisitions for over 10 years, as well as the execution and integration of those acquisitions, and was responsible for leading global commercial, scientific, operational, information technology and business development activities in more than 165 countries and territories, a portfolio of more than 7,500 products, a pipeline of approximately 1,200 products, and more than 40 manufacturing facilities around the world and further enhanced in his current role, where he is responsible for the day-to-day operations of the Company, overseeing the Company’s commercial business units, the Commercial Development, Medical, Information Technology and Quality functions, as well as R&D and Operations and where he has played a leading role in integrating the two legacy companies while stabilizing the business

•  Mr. Malik also brings Human Capital Management Experience, including oversight of DEI, to the Board

Current Private Company Boards:

•  Non-executive non-independent and Viatris nominee director (since 2022), Biocon Biologics Limited

Former Public Company Boards:

•  Mylan (2012 - the closing of the Combination in 2020), Director

*   Details regarding Mr. Malik’s retirement as President can be found on page 46.

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Director since 2020 Age: 70 Board Committees: • Audit (Chair) • Executive • Finance • Risk Oversight Independent Director

Richard A. Mark, C.P.A.

•  Partner (2002 - 2015), Deloitte & Touche LLP

•  Audit Partner (1988 - 2002), Audit Manager (1981 - 1988), Senior Auditor (1977 - 1981), Arthur Andersen & Co.

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Finance, Accounting and Capital Markets, Risk Oversight/Compliance, Strategy and M&A, and Global Business Experience gained over his extensive career auditing financial statements of public and private companies, consulting on financial issues with companies, and performing transaction diligence on behalf of financial and strategic buyers

•  Mr. Mark also brings Healthcare Industry and Information Security Experience to the Board

Other Current Public Company Boards:

•  Goldman Sachs BDC, Inc. (“GSBDC”) (NYSE: GSBD) (since 2020), Director, Chair of the Audit Committee and member of the Compliance, Governance and Nominating, and Contract Review Committees

Current Private Company Boards:

•  Goldman Sachs Private Credit Corp. (since 2022) and Goldman Sachs Middle Market Lending Corp. II (since 2020), Director, Chair of the Audit Committee and member of the Compliance, Governance and Nominating, and Contract Review Committees

Former Public Company Boards:

•  Mylan (2019 - the closing of the Combination in 2020), Director and most recently member of the Audit and Finance Committees

•  Katy Industries, Inc. (2015 - 2016), Chairman and member of the Audit Committee

Former Private Company Boards:

•  Goldman Sachs Middle Market Lending Corp. (2016 - 2020 when it merged with GSBDC), Director, most recently Chair of the Audit Committee and member of Compliance, Governance and Nominating, and Contract Review Committees

•  Northwestern Memorial Healthcare (2014 - 2015), Director and member of the Executive and Nominating and Governance Committees

•  Cadence Health (1993 - 2014 when acquired by Northwestern), Director

Other Organizations:

•  Director and Chair of the Finance Committee, Home Centered Care Institute, a not-for-profit corporation, which promotes access to home-based primary care for medically complex patients who are either homebound or home-limited

•  Former Director, Almost Home Kids, a not-for-profit corporation affiliated with Lurie Children’s Hospital of Chicago, a provider of transitional care to children with complicated health needs, training for their families, and respite care

21 | 2023 Proxy Statement

Director since 2020 Age: 68 Board Committees: • Audit • Compliance (Chair) • Executive • Governance and Nominating Lead Independent Director and Vice Chairman

Mark W. Parrish

•  Executive Chairman (2018 - 2019), Chief Executive Officer (2008 - 2018), Executive Chairman (2008 - 2013), TridentUSA Health Services, a provider of mobile X-ray and laboratory services to the long-term care industry. In February 2019, TridentUSA filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in September 2019

•  Held management roles of increasing responsibility (1993 - 2007) including Chief Executive Officer, Healthcare Supply Chain Services (2006 - 2007), Cardinal Health Inc. and its affiliates

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Healthcare Industry, Finance, Accounting and Capital Markets, Risk Oversight/Compliance, and Strategy and M&A Experience obtained over his many years in leadership positions in the healthcare industry, where he gained extensive expertise in managing governmental oversight, as well as experience in business restructuring and mergers and acquisitions

•  Mr. Parrish also brings Human Capital Management, Global Business, and Information Security Experience to the Board

Other Current Public Company Boards:

•  Omnicell, Inc. (NASDAQ: OMCL) (since 2013), Director, Chair of the Audit Committee and member of the Compensation Committee

Current Private Company Boards:

•  Safecor Health, LLC (since 2022), a private limited liability company that provides unit dose drug packaging services to hospitals and long-term care facilities, Director

Former Public Company Boards:

•  Mylan (2009 - the closing of the Combination in 2020), most recently Lead Independent Director and Vice Chairman, Chair of the Compliance Committee and member of the Audit, Executive, Governance and Nominating, and Risk Oversight Committees

Former Private Company Boards:

•  Comprehensive Pharmacy Services (2019 - 2023), a private company that specializes in the outsourcing of hospital pharmacies, Director

•  Golden State Medical Supply (2014 - 2019 when it was acquired by Court Square), a private company that specializes in meeting unique labeling and sizing needs and pharmaceutical packaging, serialization and distribution, Director

•  Silvergate Pharmaceuticals (2013 - 2019), a private company that develops and commercializes pediatric medications, Director

Other Organizations:

•  President, International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies

•  Senior Adviser, Frazier Healthcare Ventures, a healthcare-oriented growth equity firm

2023 Proxy Statement | 22

Director since 2022 Age: 61 Board Committees: N/A Chief Executive Officer and Director

Scott A. Smith

•  Chief Executive Officer (since April 2023), Viatris

•  President (2018 - 2023), BioAtla, Inc. (NASDAQ: BCAB) (“BioAtla”), a global biotechnology company focused on the development of Conditionally Active Biologics™ antibody therapeutics

•  Served as an executive (2008 - 2018), rising up the ranks from SVP and Global Head of Immunology to President of Inflammation and Immunology and then, beginning in 2017, President and Chief Operating Officer, Celgene Corporation, a global biopharmaceutical company

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Global Business, Healthcare Industry, Risk Oversight/Compliance, and Strategy and M&A Experience acquired during his more than 35 years in the healthcare industry, which has resulted in him possessing vast global commercial and pharmaceutical expertise and a proven ability to build, grow and manage large complex organizations utilizing his substantial experience in developing and executing regulatory, clinical, and business development strategies as displayed by time at BioAtla, where he built a clinical development structure that moved multiple assets from investigational new drug applications into late stage clinical development, drove the company’s long-term strategic operational plan and led all business development activities and, prior to that, his time at Celgene where he led the company’s oncology, inflammation and immunology franchise, commercial operations and clinical development

•  Mr. Smith also brings Finance, Accounting and Capital Markets and Human Capital Management Experience to the Board

Other Current Public Company Boards:

•  BioAtla (since 2020), Director

Former Public Company Boards*:

•  Apexigen, Inc. (2019 - 2023 when it was acquired by Pyxis Oncology, Inc.), Director and most recently member of the Compensation and Corporate Governance and Nominating Committees

•  Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (2017 - 2020), Director and Chair of the Compensation and Nominating and Governance Committees,

Former Private Company Boards:

•  Triumvira Immunologics, Inc. (2018 - 2023), Director and Chairman

•  Refuge Biotechnologies, Inc. (2018 - 2022), Director,

•  F-star Therapeutics, Inc. (2018 - 2020), Chairman and member of the Audit and Nominating and Corporate Governance Committees

*   The Board had, in accordance with its Corporate Governance Principles, previously approved Mr. Smith’s concurrent service as an executive officer of a public company and on more than one other public company board of directors and determined that it did not impair his ability to effectively serve on the Board.

23 | 2023 Proxy Statement

Director Independence

Viatris’ Board has determined that Mr. Cornwell, Ms. Dillon, Ms. Finney, Mr. Groothuis, Ms. Higgins, Mr. Kilts, Mr. Korman, Mr. Mark, Mr. Parrish, and Ms. van der Meer Mohr are independent Directors under the applicable NASDAQ listing rules. In making these determinations, the Board considered, with respect to Mr. Cornwell’s independence, that Mr. Cornwell’s son was a partner of PJT Partners (“PJT”) until January 2023 when he became a member of its board of directors. PJT served as a financial advisor to Mylan in connection with the Combination and the Biocon Biologics Transaction. Mr. Cornwell’s son was not involved in PJT’s work related to either the Combination or the Biocon Biologics Transaction. With respect to Mr. Groothuis, the Board considered his prior service to Mylan and the Company at NautaDutilh, an international law firm, where he was a partner until May 2022. With respect to Mr. Korman’s independence, the Board considered (a) Mr. Korman’s past employment by Mylan Inc. from 1996 through July 2014 and his prior consulting services for Mylan Inc. from July 2014 to July 1, 2015 and (b) that Mr. Korman’s son had a paid internship with a Mylan subsidiary during the summer of 2019. With respect to Mr. Mark, the Board considered his prior service as a partner at Deloitte & Touche LLP, Viatris’ independent registered public accounting firm. The Board determined that any such past arrangements, transactions or relationships would not interfere with the exercise of independent judgment by Messrs. Cornwell, Groothuis, Korman or Mark in carrying out his respective responsibilities as a Director of Viatris.

Messrs. Coury, Malik, and Smith are not independent Directors under applicable NASDAQ listing rules.

Viatris’ Board had previously determined that Neil Dimick, who served on the Board until December 28, 2022, was independent under the applicable NASDAQ listing rules. Michael Goettler, who served on the Board until April 1, 2023, and Ian Read, who served on the Board until December 28, 2022, were not independent Directors under applicable NASDAQ listing rules.

How Our Board Governs and Is Governed

Viatris’ Board Structure

As set forth in our Amended and Restated Bylaws (the “Bylaws”), the Company has a majority vote standard for director elections in the event of an uncontested election and a plurality standard in the event of a contested election. The Bylaws also provide that if a nominee for Director who is an incumbent is not elected and no successor has been elected at such meeting, the Director shall promptly tender their irrevocable resignation to the Board, such resignation to be effective upon acceptance by the Board.

Commencing with the 2023 Annual Meeting and at all subsequent annual meetings of shareholders, the Board will be declassified and all Directors will be submitted for election at each annual meeting of shareholders. The parties to the Combination determined prior to closing that the Board would include, among others, certain persons designated by Pfizer (including W. Don Cornwell and James M. Kilts) and certain persons designated by Mylan (including JoEllen Lyons Dillon, Melina Higgins, Harry A. Korman, Rajiv Malik, Richard A. Mark and Mark W. Parrish.

The members of the Board collectively have expertise in developing and overseeing strategies in the context of a complex and rapidly changing environment, as well as a deep understanding of the management team and culture of the Company, our global platforms, the healthcare systems in which we operate, and the opportunities and challenges facing the Company around the world. Our Board members have key skills and experiences, including with respect to CEO and public company management experience; the optimization of shareholder value creation; corporate governance/CSR; finance, accounting and capital markets; global business experience; healthcare industry; human capital management, including but not limited to oversight of DEI; information security; legal and regulatory oversight; risk oversight/compliance; and strategy and M&A, among many other areas. We are confident that the collective experience and expertise of our Directors enables the Board to effectively guide and oversee the management team (“see Viatris’ Board of Directors — Board Overview”) and the strategy of the Company.

The Board has selected a leadership and management structure that it believes is best suited to meet the needs of the Company and our shareholders. The flexibility to make these decisions serves the interests of the Company and its shareholders, as the Board is best positioned to evaluate the optimal leadership structure for the Company based upon the

2023 Proxy Statement | 24

respective talents of the individual Directors and the Company’s leadership team, strategic objectives, and challenges and opportunities over time.

Our Current Board Structure

The Board believes that its current leadership structure – which separates the CEO and Executive Chairman positions — has best served the interests of the Company and its shareholders, particularly during the initial strategic phase following formation of the Company, enabling our Executive Chairman to lead the Board and oversee the strategic direction of the Company in collaboration with executive management, and our CEO to run the Company on a day-to-day basis, leading the overall management of the Company and executing on the Company’s strategy.

The Board believes that this structure and the clear delineation of responsibilities has been particularly critical given our focus on execution and results for the new organization and management team, our reshaping initiatives and our two-phased strategic plan. The Board strongly believes that this disciplined structure, as described below, has played a vital role in the substantial progress on our Phase 1 objectives, as outlined in “Executing on our Mission and Strategic Plan” on pages 1 through 3. The Board also believes that the results attained with our current structure have positioned us for success in the future and allow us to transition to a more conventional structure.

Our Executive Chairman’s unique strategic vision, leadership abilities, and expertise were essential as he led and oversaw the development and successful implementation of a comprehensive strategy to simplify our complex global business and positioned us for future success. In addition, the Executive Chairman advises on important ongoing business matters and leads Company strategy on highly complex matters and other strategic initiatives, including significant M&A activity, management and development of senior executives, and engagement with shareholders and other key stakeholders. The Board firmly believes that the Executive Chairman has exceeded all of the Board’s expectations regarding these and other matters.

Our CEO is tasked with leading the daily management and performance of the business, which include, among other responsibilities, building and enhancing the Company’s commercial excellence and executing on its strategy to increase access to quality medicines and services through the Global Healthcare Gateway®. In February 2023, we announced that Scott A. Smith would serve as CEO of Viatris and take responsibility for the day-to-day management of the Company, effective April 1, 2023. The Board believes that Mr. Smith is well suited to lead the Company’s previously announced Phase 2 strategy and execution and brings experience that positions him to manage the global nature and complexity of a business that we believe is on a path to growth.

As noted, our current Board leadership structure was designed to meet the unique business needs of the Company and to build on the strengths of our Board. Because the Chairman of the Board currently is not an independent Director, the Corporate Governance Principles require the independent Directors to elect a Lead Independent Director who also serves as Vice Chairman and provides leadership for independent oversight of management and the Company. The Lead Independent Director is vested with significant responsibilities, as set forth below. Mr. Parrish is the Lead Independent Director and Vice Chairman of the Board, with key areas of experience (including, among others, public company management, corporate governance, healthcare industry, finance, accounting and capital markets, human capital management, global business, information security, risk oversight/compliance, and strategy and M&A experience) that help enhance the Board’s oversight of the management team and the Company.

The responsibilities of the Lead Independent Director are robust and include:

•  presiding over executive sessions of the independent Directors,

•  calling meetings of the independent Directors,

•  consulting with the Executive Chairman regarding Board meeting schedules, agendas, and information sent to the Board and separately approving those items, and

•  serving as a liaison between the Executive Chairman and independent Directors.

The Lead Independent Director, as Vice Chairman, also presides at all meetings of the Board at which the Executive Chairman is not present and serves on the Executive Committee. The Executive Chairman and the Lead Independent Director serve as point persons for shareholders wishing to communicate to the Board.

25 | 2023 Proxy Statement

The Board and independent Directors have elected, upon the recommendation of the Governance and Nominating Committee, the Executive Chairman and Lead Independent Director, respectively.

Our Structure following the 2023 Annual Meeting

In light of the Executive Chairman’s leadership and oversight in developing our comprehensive strategies for growth while streamlining the Company, the substantial success and progress on and overall performance with respect to the Company’s Phase 1 objectives, and in preparation for the Company’s move into Phase 2 of our strategic plan, the independent members of the Board believed it was an appropriate time to consider a transition to a more conventional Board leadership structure, which we had previously informed shareholders we would do at the appropriate time for the Company. The Board approached Mr. Coury, and Mr. Coury agreed, to transition to a new role as Chairman Emeritus and Senior Strategic Advisor from the conclusion of the 2023 Annual Meeting through the end of 2025 (the same period that Mr. Coury previously committed to the Company under his Executive Employment Agreement when Viatris was created). As a result, Mr. Coury will not stand for re-election at the 2023 Annual Meeting and will cease to be a director and to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting. The Board believes that this transition plan will enable the Board and management to continue to benefit from Mr. Coury’s extraordinary strategic vision and knowledge of the Company, management, the industry, and the complex global markets the Company operates in as it adopts this new Board leadership structure following the 2023 Annual Meeting.

The Board also committed to selecting a new independent Chair of the Board whose tenure will begin following the 2023 Annual Meeting. As set forth in the Corporate Governance Principles, if the Chair of the Board is an independent Director, then the Chair’s duties shall also include the duties of the Lead Independent Director (to the extent not already part of the Chair’s duties). The Chair of the Board also serves on the Executive Committee and as that committee’s chair.

The Board believes that this new structure will continue to provide a clear delineation of responsibilities for each position and foster greater accountability of management, which remain critical given our enduring focus on execution and results, our reshaping initiatives and our two-phased strategic vision, and will allow the CEO to continue to focus on running the Company on a day-to-day basis while allowing the Chair of the Board to lead the Board in providing advice to, and independent oversight, of management. As set forth above, the independent Chair will also have significant authority for all Board matters and will serve on the Executive Committee.

The Board has also adopted the corporate governance policies and practices set forth below that promote a strong and effective Board that provides independent oversight.

Among the factors that demonstrate the Board’s commitment to good governance practices and enable it to provide highly effective oversight and direction are:

•  9 out of 11 Director nominees are independent, which is a higher percentage of independent directors than our current Board;

•  The appointment of an independent Chair of the Board effective following the 2023 Annual Meeting (and, prior to that, a Lead Independent Director who provided and promoted effective, independent Board oversight when the Chair of the Board was not an independent Director);

•  The Audit, Compensation, Compliance, Finance, Governance and Nominating, and Risk Oversight Committees are composed entirely of independent Directors (as defined in the applicable NASDAQ listing rules and applicable SEC rules), and Board approval of any appointment of members to the Audit, Compensation, Compliance, Governance and Nominating, and Risk Oversight Committees must include an affirmative vote by at least a majority of the independent Directors;

•  The Board operates pursuant to Corporate Governance Principles, which are reviewed by the Governance and Nominating Committee at least annually;

•  All Board committees operate pursuant to written charters and conduct annual self-assessments;

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•  The Risk Oversight Committee assists the Board in its oversight of management’s efforts with respect to the Company’s enterprise risk framework, infrastructure and controls, and corporate environmental and social responsibility matters. The Committee receives reports, including with respect to related risks, risk management, and relevant legislative, regulatory, and technical developments, from senior management on data security, cybersecurity, information security-related matters, corporate environmental and social responsibility matters, certain litigation-related topics and other topics on at least a quarterly basis. The Board and its other committees also have important roles in the oversight of risk as described in more detail in “Risk Oversight” beginning on page 33;

•  The independent Directors on the Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session), and actively engage in the development and approval of significant corporate strategies;

•  The Board and its committees have full access to officers and employees of the Company; and

•  The Board and its committees have the authority to select, retain, and supervise advisors as necessary to fulfill their mandates.

Meetings of Viatris’ Board

Viatris’ Board met nine times in 2022. In addition to meetings of the Board, Directors attended meetings of individual Board committees of which they were members, and each Director standing for re-election attended greater than 75% of the aggregate of Board meetings and meetings of the committees of which they were a member in 2022. From January 1, 2023 to October 30, 2023, the Board met six times: all Directors standing for re-election attended more than 75% of the aggregate of Board meetings and meetings of the committees of which they were a member in 2023 through such date.

Viatris’ Corporate Governance Principles require the independent Directors of the Board to meet in separate executive sessions periodically, and at least twice annually, during regularly scheduled meetings of the Board, without any non-independent Directors or members of management present. The independent Directors of the Board met eight times in executive session in 2022 and four times between January 1, 2023 and October 30, 2023, with Mr. Parrish presiding at those executive sessions.

Pursuant to Viatris’ Corporate Governance Principles, Directors are expected to attend the annual meeting of shareholders of the Company, where practicable. Ten Directors at the time of the 2022 Annual Meeting attended such meeting in person.

Meetings of Viatris’ Board Committees

The committees of the Board include the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, and the Risk Oversight Committee. Each committee operates pursuant to a written charter, a current copy of which, along with our Amended and Restated Certificate of Incorporation, Bylaws, and Corporate Governance Principles, is available on Viatris’ website at https://www.viatris.com/en/About-Us/Corporate-Governance.

All members of the Audit, Compensation, Compliance, Finance, Governance and Nominating, and Risk Oversight Committees, are independent Directors, as defined in the applicable NASDAQ listing rules and applicable SEC rules. Board approval of any Director appointment to the Audit, Compensation, Compliance, Governance and Nominating, and Risk Oversight Committees must include at least a majority of the independent Directors. The Board has determined that Mr. Mark, the Chair of the Audit Committee, is an “audit committee financial expert”, as that term is defined in the rules of the SEC.

Information regarding each of the committees is provided on the following pages, and pages 33 to 35 provide additional discussion of committee responsibilities with respect to risk oversight.

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The table below provides the current membership (as of the date of this Proxy Statement) and meeting information for 2022 and 2023 (through October 30, 2023) for each Board committee held during each such period. In 2022, the committees (including the Science and Technology Committee, which was dissolved in February 2023) collectively held 32 meetings and in 2023, the committees (including the Science and Technology Committee, which was dissolved in February 2023) collectively held 38 meetings through October 30, 2023.

Director	Audit	Compensation	Compliance	Executive	Finance	Governance and Nominating	Risk Oversight
W. Don Cornwell	✓						✓
Robert J. Coury(1)				Chair
JoEllen Lyons Dillon	✓		✓	✓		Chair
Elisha W. Finney(2)	✓				✓
Leo Groothuis
Melina Higgins		Chair		✓	Chair	✓
James M. Kilts		✓			✓
Harry A. Korman(2)		✓	✓			✓	Chair
Rajiv Malik
Richard A. Mark(2)(3)	Chair			✓	✓		✓
Mark W. Parrish	✓		Chair	✓		✓
Scott A. Smith
Pauline van der Meer Mohr(4)		✓	✓				✓
Meetings during 2022	9	5	4	1	4	5	4
Meetings during 2023	7	6	3	8	4	7	3
(1)	As previously disclosed, Mr. Coury will cease to be a director and to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting.
(2)

In February 2023, Richard Mark became Chair of the Audit Committee and joined the Executive Committee, Elisha Finney joined the Audit and Finance Committees and Harry A. Korman joined the Compensation Committee.

(3)	The Board has determined that Mr. Mark, the Chair of the Audit Committee, is an “audit committee financial expert”, as that term is defined in the rules of the SEC.
(4)	Ms. van der Meer Mohr is not nominated for election at the 2023 Annual Meeting.

AUDIT COMMITTEE Members Mr. Mark (Chair) Mr. Cornwell Ms. Dillon Ms. Finney Mr. Parrish

The Audit Committee’s key oversight responsibilities include, but are not limited to:

•  Integrity of the Company’s financial statements and its accounting and financial reporting processes

•  Effectiveness of the Company’s internal control over financial reporting

•  Qualifications, independence, and performance of the independent registered public accounting firm

•  Services to be performed by, and fees payable to, the independent registered public accounting firm

•  Internal Audit group

•  Company processes and procedures related to risk assessment and risk management of financial and disclosure control-related, as well as SEC reporting-related, matters

•  Related party transactions

•  Company compliance with applicable legal and regulatory requirements (including U.S. federal securities laws) regarding the preceding matters

•  Review of any critical audit matters identified by the independent registered public accounting firm in connection with its audit of the Company’s annual financial statements

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COMPENSATION COMMITTEE Members Ms. Higgins (Chair) Mr. Kilts Mr. Korman Ms. van der Meer Mohr

The Compensation Committee’s key oversight responsibilities include, but are not limited to:

•  Executive Chairman, CEO, and senior management compensation, including the corporate goals and objectives relevant to such compensation

•  Board and committee compensation

•  Equity compensation plans in which Directors and/or executives participate

•  Compensation and benefits-related disclosures in annual reports and proxy statements

•  Reviewing the relationship between compensation policies and practices and the Company’s risk management with respect to compensation-related matters

•  From time to time reviewing reports from management regarding pay equity, human capital management and succession planning

COMPLIANCE COMMITTEE Members Mr. Parrish (Chair) Ms. Dillon Mr. Korman Ms. van der Meer Mohr

The Compliance Committee’s key oversight responsibilities include, but are not limited to:

•  Chief Compliance Officer’s implementation of the Company’s corporate compliance program

•  Making recommendations to the Board and/or management with respect to Viatris’ corporate compliance program, the Code of Business Conduct and Ethics, and significant related global policies, such as anti-corruption and fair competition policies

•  Reviewing significant global compliance-related policies implementing the Company’s Code of Business Conduct and Ethics, or related to the operations of the Company’s business and its mode or methods of doing business, including, for example, policies relating to pricing and/or commercialization of Company products and services

•  Reviewing metrics used by management or requested by the Committee to provide insight into the status and efficacy of the corporate compliance program, including the Company’s global compliance systems and organization

•  Reviewing reports of significant actual and alleged violations of the Code of Business Conduct and Ethics, corporate policies and procedures, and applicable laws and regulations

•  Reviewing checks and balances implemented by the Company designed to support and promote compliance with approved corporate policies, legal rules, and regulations

•  Overseeing the Company’s policies and procedures for corporate political and lobbying expenditures

EXECUTIVE COMMITTEE Members Mr. Coury (Chair) Ms. Dillon Ms. Higgins Mr. Mark Mr. Parrish

The Executive Committee’s key oversight responsibilities include, but are not limited to:

•  Assisting the Board in fulfilling its fiduciary responsibilities by exercising those powers of the Board not otherwise limited by a resolution of the Board or by law

•  Strategic planning and additional oversight of strategy implementation

FINANCE COMMITTEE Members Ms. Higgins (Chair) Ms. Finney Mr. Kilts Mr. Mark

The Finance Committee’s key oversight responsibilities include, but are not limited to:

•  Material mergers, acquisitions, and combinations with other companies

•  Swaps and other derivatives transactions

•  Establishment of credit facilities

•  Potential financings with commercial lenders

•  Issuance and repurchase of the Company’s debt, equity, hybrid or other securities

•  Capital structure, including dividend payments

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GOVERNANCE AND NOMINATING COMMITTEE Members Ms. Dillon (Chair) Ms. Higgins Mr. Korman Mr. Parrish

The Governance and Nominating Committee’s key oversight responsibilities include, but are not limited to:

•  Corporate governance matters

•  The nomination or re-nomination of Director candidates

•  The Board’s review and consideration of shareholder recommendations for, and nominations of, Director candidates

•  The annual self-evaluation of the Board and its committees

•  Director orientation and continuing education programs

•  Evaluating Board composition with respect to director independence, skills, experience, expertise, diversity, and other factors

•  Reviewing succession planning matters

RISK OVERSIGHT COMMITTEE Members Mr. Korman (Chair) Mr. Cornwell Mr. Mark Ms. van der Meer Mohr

The Risk Oversight Committee’s key oversight responsibilities include, but are not limited to:

•  Reviewing the enterprise risk framework, infrastructure, and controls implemented by management to help identify, assess, manage and monitor material risks

•  Reviewing management’s exercise of its responsibility to identify, assess and manage material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and information technology

•  Management’s efforts with respect to corporate environmental and social responsibility matters

•  Meeting with the Chairs of the other committees at least two times a year to discuss enterprise risk and related matters

Board Refreshment and Succession Planning

Viatris’ Board, with the support of the Governance and Nominating Committee, seeks to identify a diverse talent pool of qualified candidates for consideration as part of the Board’s refreshment and succession planning. The Board also seeks to combine the skills and experience of its long-standing Board members with fresh perspectives, insights, skills, and experiences of new members in support of its belief that it is important for Directors to represent diverse viewpoints and, further, that the personal backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities. The Board is committed to fostering a culture of integrity, inclusion, dignity and mutual respect.

Viatris’ Board and Governance and Nominating Committee evaluate Board composition with respect to, among other matters, director independence, skills, experience, expertise, diversity, and other factors to ensure that the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Governance and Nominating Committee consider Viatris’ strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices and decisions. As we continue to evaluate Board composition, we also work to establish a pool of qualified potential candidates to support our continued refreshment efforts. We would like to recognize the valuable contributions of Ms. van der Meer Mohr who is retiring from the Board effective December 15, 2023 and has not been nominated for re-election at the 2023 Annual Meeting.

In 2022, Viatris’ Board adopted a Diversity and Inclusion Policy, which formalizes the Board’s ongoing commitment to fostering a culture of inclusion and seeking, supporting, valuing and leveraging diversity in the Board’s composition, including a mix of nationalities, ethnicities, races, ages, and/or genders and seeking a diverse talent pool of Director candidates when considering the Board’s refreshment and succession planning. The Board, in seeking candidates, reviews the principles of the policy and also asks its supporting search firms to provide candidates consistent with those principles. The Board and Governance and Nominating Committee consider this policy and diversity matters generally during their self-evaluations and when nominating directors for election to the Board, and the Board considers the policy effective in making sure these matters are appropriately considered.

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As part of the Board’s ongoing focus on board refreshment, since 2021 a third-party search firm has assisted with identifying potential new director candidates, including gender and racially/ethnically diverse candidates. After initial screenings and outreach, as well as additional guidance from the Governance and Nominating Committee, committee members and selected other Directors interviewed potential Director candidates identified by the third-party search firm as well as additional potential Director candidates recommended by Viatris Directors. Based on this process, the Board, on the recommendation of the Governance and Nominating Committee, appointed Ms. Finney and Mr. Smith to the Board in December 2022 to fill the two vacancies resulting from the retirements of Mr. Dimick and Mr. Read and appointed Mr. Groothuis to the Board in May 2023 to fill the vacancy resulting from Mr. Goettler ceasing to serve on the Board. We will continue to work to establish a pool of qualified potential candidates to support our Board refreshment efforts.

In addition, in May 2023 we announced that Mr. Coury had agreed with the independent members of the Board to transition to a new role as Chairman Emeritus and Senior Strategic Advisor from the conclusion of the 2023 Annual Meeting through the end of 2025 (the same period that Mr. Coury previously committed to the Company under his Executive Employment Agreement when Viatris was created). As a result of Mr. Coury’s agreement to serve in this advisory role, the independent members of the Board and Mr. Coury agreed that Mr. Coury will not stand for re-election at the 2023 Annual Meeting and will cease to be a director and to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting. The Board also announced that it would select a new independent Chair of the Board whose tenure will begin following the 2023 Annual Meeting.

Reflecting the critical importance of senior leadership to the success of the Company and its overall business strategy, our Corporate Governance Principles also provide that the Board will work with senior management to ensure that effective plans are in place for management succession. The Board’s goal is to have a long-term and continuous program as well as to have contingency plans in place for emergencies such as departure, death, or disability. The Board discusses succession planning regularly at scheduled meetings, including in executive session, as appropriate. These succession planning activities have been and may continue to be supported by independent third-party consultants.

The Board prioritizes reviewing and discussing the succession plans for the CEO and each of his direct reports. Management succession planning continues to be among the Board’s top priorities and is included in the annual goals for executive management. In connection with our management succession planning, in February 2023, we appointed Scott A. Smith as CEO to lead our Phase 2 strategy and execution.

In addition, Mr. Malik will retire from his executive role with the Company and Mr. Mauro will depart from the Company, in each case, effective as of April 1, 2024. Mr. Malik has agreed to remain a member of the Board.

Annual Board and Committee Self-Evaluations

The Governance and Nominating Committee is responsible for overseeing the annual self-evaluation of the Board and its committees and, as part of those self-evaluations, engages an outside facilitator to lead the process. To date, the annual self-evaluations have alternated between using one-on-one interviews by the outside facilitator with each Director (with the outside facilitator then reporting out to the full Board) and a full Board discussion led by the outside facilitator. The self-evaluation process is designed to facilitate ongoing, systematic examination of the Board’s and committees’ effectiveness and accountability, and to identify opportunities for improving operations and procedures. In addition, the self-evaluations are intended to collect the perspectives of each Director, and are guided by use of a questionnaire, prepared by the outside facilitator, reviewed and approved by the Governance and Nominating Committee and distributed to Directors in advance, which includes typical questions used to evaluate a board and its committees with appropriate tailoring for the Company. The questionnaire covers, among other topics: Board and committee composition and organization, including responsibilities and oversight assigned to each committee; diversity of the Board’s membership; Board and committee leadership and management; Board responsibilities and oversight with respect to topics including, among others, strategic matters, succession planning, risk oversight, CSR and human capital management and DEI; Board and committee culture, administration and materials/resources; and Board, committee and Director performance.

Following its discussion with the outside facilitator, the Board discusses potential action items and evolves its processes where appropriate.

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Setting and Overseeing Strategy

We walk through the development and progress on our two-phase strategic plan, as developed under the leadership and oversight of our Executive Chairman and Board in “Executing on our Mission and Strategic Plan” on pages 1 through 3. The Board actively discusses, determines and oversees the Company’s strategies intended to unlock value for the Company and its shareholders and ensure the durability, sustainability, and stability of the business. We believe the Board has demonstrated over time the consistency and natural progression of its strategy, resulting in stable and durable cash flows despite evolving, challenging, and often unpredictable market conditions.

Under the leadership of the Board along with management, we laid out a clear and deliberate strategy to build a highly diversified company with multiple capabilities spanning numerous geographies and therapeutic areas. We established a two-phased roadmap that detailed and emphasized our strategic priorities to deliver value to our shareholders. In Phase 1 of our strategy (2020-2023), we continue to focus on integration, execution and optimizing synergies to build a foundation for Phase 2 (2024 and beyond).

The Board’s strategic review culminated in the announcement in November 2022 of our key strategic priorities by laying out a roadmap for our future and our capital allocation strategy, including with respect to returning cash to shareholders in the form of dividends and share repurchases and re-investing further into our business organically and inorganically with value-creating, financially accretive bolt-on and other transactions.

We also announced additional steps the Company was undertaking that were consistent with these priorities. First, we announced two ophthalmology transactions that we expect will add to both our top and bottom line in the future. Furthermore, we identified the following businesses for divestiture that the Company no longer considered core to its future strategy: OTC; API (while retaining some selective development API capabilities); women’s healthcare, primarily related to our oral and injectable contraceptives (this does not include all of our women’s healthcare related products; as an example, our Xulane® product in the U.S. is excluded); and select geographic markets that were part of the Combination that are smaller in nature and in which we had no established infrastructure prior to or following the Combination. On October 1, 2023, the Company announced it had received a third-party offer that grants Viatris the right to divest substantially all of its OTC business, and had entered into definitive agreements to divest its women’s healthcare business, its API business in India and commercialization rights in certain non-core markets that were acquired as part of the Combination.

As we move forward, the Board is committed to overseeing continuing efforts to further unlock the value of our unique global platform and return capital to shareholders and to maintaining an ongoing dialogue with shareholders regarding a broad range of topics, including, among others, our differentiated strategy and business model; the Global Healthcare Gateway®; delevering strategies; governance; compensation; promoting sustainability; and further enhancing our efforts to advance our corporate environmental and social responsibility performance.

Committed to Delivering Significant Shareholder Value	Unique global platform Unparalleled global reach and global network with sustainable, diverse, and differentiated portfolio	Performance- driven culture Focused on commercial execution, operational excellence, financial discipline, and corporate social responsibility	Global Healthcare Gateway® innovative global infrastructure offers partners ready access to expanded markets as well as our organic development to fuel future growth	Execution roadmap to optimize total shareholder return Right internal conditions to maximize value creation with clear execution plan and disciplined capital deployment

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Risk Oversight

Viatris operates in a complex and rapidly changing environment that involves many potential risks. In addition to general market, industry, R&D, supply chain, political, financial, and economic risks, the Company faces potential risks related to, among others, executing on and implementing our strategic objectives, including completed or potential acquisitions and divestitures; information technology and cybersecurity; data privacy; financial controls and reporting; manufacturing and quality; legal, regulatory and compliance requirements and developments; the global nature of our operations; human capital management; environmental and social responsibility; and product portfolio and commercialization, among others. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business, including in support of achieving strategic priorities, long-term financial and operational performance, and protect our assets (financial, intellectual property, and information, among others). Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of Viatris’ management and employees to identify material risks to our business and to implement and administer robust risk management and mitigation processes and programs, while also maintaining reasonable flexibility in how we operate. Our internal audit function periodically completes a comprehensive enterprise risk assessment to identify key and emerging risks, and reviews and refreshes this analysis quarterly with management. For each key or emerging risk identified, we have a process in place to establish ownership of monitoring the risk and evaluate risk mitigation opportunities. Our internal risk management team consists of senior leaders across multiple disciplines, including internal audit, information technology, information security, compliance, corporate environmental and social responsibility matters, environmental health and safety, security, finance, legal, quality and product safety, and the team meets quarterly to review and discuss risks and trends, which vary across the short-, medium- and long-term. To further embed risk management and compliance into our culture, Viatris has a robust global corporate compliance program, implements comprehensive policies and procedures, trains employees on how to implement and comply with them, and maintains an extensive program of oversight and audit to help ensure compliance and appropriate enterprise risk management.

Our risk oversight framework also aligns with our disclosure controls and procedures. For example, the Company’s Disclosure Committee reviews the Company’s quarterly and annual financial statements and related disclosures. The Disclosure Committee consists of senior management including our President, Chief Financial Officer (the “CFO”), Global General Counsel, Corporate Controller, Head of Corporate Affairs, Head of Capital Markets, and Deputy Global General Counsel, all of whom participate in the risk assessment practices described above. The CEO and CFO then receive a report from the Disclosure Committee before the financial statements are reviewed with the Audit Committee, approved, and filed with the SEC.

The Board directly, or through its committees, oversees the implementation of risk management and mitigation processes. The Board and its committees rigorously review with management the risk management program and discuss risk assessment matters at least quarterly, as well as during the Board’s annual budget review and approval process. Each of our committees has full access to officers and employees of the Company, and our Board and committees also meet without members of management present. The Board and committee Chairs periodically discuss the allocation of specific risk oversight matters between the various Board committees and the Board believes that its current risk oversight structure, as outlined below, assigns particular risk oversight matters to the Board committees that have the appropriate expertise to manage them. The Board also has the authority to form special strategic committees if it believes that it would be advisable to oversee significant strategic or other corporate actions, including the risks related thereto. All committees also have access to outside advisors in their sole discretion and periodically receive external updates concerning oversight of risks related to the Company and management’s efforts to manage risk. The Compliance Committee is responsible for appointing and replacing the Company’s Chief Compliance Officer, who is responsible for, among other things, the day-to-day management and implementation of the Company’s Corporate Compliance Program and who reports to the Compliance Committee and the CEO. In addition to meeting with the Company’s internal risk committee of senior management, which meets at least quarterly, the Chief Compliance Officer meets at least quarterly with the Audit Committee, Compliance Committee and Risk Oversight Committee.

The Board also has approved a Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Corporate Controller, and other related policies to help manage and mitigate risk globally.

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Our Lead Independent Director is chair of the Compliance Committee and also meets at least twice a year with the Risk Oversight Committee and other committee chairs to discuss risk-related matters. While the full Board has retained responsibility for overseeing strategic risks to the business overall, it has delegated oversight of specific risks to its committees as outlined below.

Board Committees’ Role in Risk Oversight

•

The Audit Committee focuses on risks relating to financial and disclosure controls, SEC reporting matters, and oversight of Viatris’ internal audit function and independent registered public accounting firm. The Committee oversees, among other matters, the Company’s processes and procedures relating to risk assessment and risk management relating to financial, disclosure, and SEC reporting-related matters, and reviews with management the quality and adequacy of the Company’s internal control over financial reporting and the Company’s disclosure controls and procedures, including their effectiveness. Viatris’ internal audit function reports to and meets with the Committee at least quarterly to discuss potential risk or control issues, and the Committee regularly discusses the performance of the internal audit function, and the adequacy of resources available to this function. The Committee also meets quarterly with Viatris’ independent registered public accounting firm in executive session.

•

The Compensation Committee focuses on the design and administration of compensation-related plans and programs, and considers whether and how such plans and programs balance risk-taking and rewards, and align with shareholder interests. The Committee receives reports, on at least a quarterly basis, from management and outside advisors regarding compensation-related matters, and considers risk management in determining compensation structure. The Committee also reviews reports from management regarding pay equity and human capital management.

•

The Compliance Committee is responsible for overseeing the Chief Compliance Officer’s implementation of Viatris’ Corporate Compliance Program. The Chief Compliance Officer reports to the Committee and the CEO, and the Committee is responsible for appointing and, as applicable, replacing, this individual. The Committee discusses the Chief Compliance Officer’s performance, responsibilities, plans and resources with the CEO. The Committee also makes recommendations to the Board with respect to the Corporate Compliance Program, the Code of Business Conduct and Ethics, and significant related global policies, and is responsible for reviewing reports of significant actual or alleged violations of the Code of Business Conduct and Ethics, corporate policies and procedures, and applicable laws and regulations. The Committee also discusses reports regarding non-financial compliance risk and risks associated with privacy; antitrust and competition; anti-corruption; and third-party risks. In addition, the Committee reviews significant global compliance-related policies, including policies related to pricing and/or commercialization of Company products and services.

•

The Finance Committee is responsible for reviewing and, as appropriate, providing recommendations to the Board with respect to significant strategies and policies of the Company relating to its capital structure and deployment and/or allocation of capital, material financial matters and transactions, and the risks related to such activities.

•

The Governance and Nominating Committee is responsible for identifying, assisting in recruiting, and nominating qualified individuals to become members of the Board, recommending committee assignments, overseeing the Board’s annual evaluation of the independence of Directors, and evaluating and assisting the Board in considering potential risks related to corporate governance. The Committee is also responsible for overseeing the annual self-evaluation of the Board and its committees and Director orientation and continuing education programs.

•

The Risk Oversight Committee assists the Board in its oversight of Viatris’ enterprise risk management framework. The Committee reviews the enterprise risk framework, infrastructure, and controls implemented by management to help identify, assess, manage, and monitor the Company’s material risks; reviews management’s exercise of its responsibility to identify, assess, and manage material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and information technology; oversees management’s activities with respect to corporate environmental and social responsibility matters; and reviews the Company’s efforts to foster a culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation. Management reviews the Company’s enterprise risk management program with the Committee each quarter and discusses the short-, medium- and long-term matters of focus from a risk management perspective and actions being taken to mitigate risk. The Committee also meets with the Chairs of the other committees at least two times a year to discuss enterprise risk and related matters.

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The Board’s Role in Oversight of Corporate Environmental and Social Responsibility Matters

Viatris’ Board oversees management’s efforts with respect to corporate environmental and social responsibility matters through its Risk Oversight Committee. The CSR function operates as a center of excellence within the Viatris Corporate Affairs leadership team. The Head of CSR drives the strategic and operational development of CSR across the Company together with key partners. The Head of Corporate Affairs and the Head of CSR communicate quarterly with the Board on corporate environmental and social responsibility matters through the Risk Oversight Committee, and on an annual basis, the Risk Oversight Committee reviews progress with the Head of Corporate Affairs and Head of CSR on corporate environmental and social responsibility-related matters that have been discussed with the Board to confirm the Company is tracking its priorities in this area.

The Board’s and its Committees’ Role in Cybersecurity Oversight

The Company maintains an information security program, as overseen by a committee of senior leadership, to monitor and mitigate cybersecurity risks. This program is managed by the Company’s Chief Information Security Officer & Head of Global Security under the direction of the Company’s Chief Compliance Officer and is designed to identify, protect, detect and respond to cybersecurity risks, and includes policies, procedures, cybersecurity awareness communications, testing, and training for employees (including mandatory training programs for system users), system monitoring, risk reduction, vulnerability and patch management, and a robust incident response and reporting program. Based upon these activities, we have not identified any material security breaches over the last three years.

The Risk Oversight Committee receives reports from senior management on data security, cybersecurity and information security-related matters on at least a quarterly basis, including with respect to related risks, risk management, and relevant legislative, regulatory, and technical developments. On a biannual basis, the Risk Oversight Committee and chairs of each other Committee of the Board receive an information security update from the Company’s Chief Information Security Officer & Head of Global Security and the Chief Information Officer. The full Board receives a report on the respective quarterly discussions with senior management from the chair of the Risk Oversight Committee each quarter.

Board Education and Director Orientation

The Governance and Nominating Committee is responsible for overseeing and reviewing quarterly Director continuing education programs, including educational seminars, presentations, conferences and other programs or opportunities presented by external and internal resources, on matters that may relate to, among other topics: compensation, compliance, governance, board process, risk oversight, audit and accounting, regulatory and other current issues. Past trainings have included the Stanford Graduate School of Business Directors’ Consortium and Deloitte & Touche’s Board Symposium, among others. Directors also may elect to attend additional third-party educational events. The Company reimburses Directors for costs associated with any related seminars and conferences, including travel expenses.

The Governance and Nominating Committee is also responsible for overseeing and annually reviewing the Company’s Director orientation program. The program is designed to familiarize new Directors with, among other matters, the Company’s business, operations, financial reporting, risk management and executive officers. In addition, new Directors receive extensive onboarding materials which address topics including the Company’s strategy, policies, director roles and responsibilities, corporate governance policies and procedures, and leadership structure.

How Our Directors Are Selected and Evaluated

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, and consistent with the Company’s Corporate Governance Principles, the Governance and Nominating Committee considers the following general criteria, among others, in nominating director candidates. These criteria reflect the traits, abilities, and experience that the Board considers in determining candidates for election:

•	highest ethical character and shares the values of the Company

•	personal and/or professional reputations that are consistent with the image and reputation of the Company

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•	relevant expertise and experience and ability to offer advice and guidance to the CEO and senior management based on that expertise and experience

•	sound business judgment

•	diverse perspectives and personal backgrounds reflecting a mix of nationalities, ethnicities, races, ages and/or genders

In addition to the criteria set forth above, and any others the Governance and Nominating Committee or Viatris’ Board may consider, a majority of the members of the Board must be “independent”, as that term may be defined from time to time by the applicable NASDAQ listing standards, including that an independent Director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of such Director’s independent judgment in carrying out the responsibilities of a Director.

As needed, the Governance and Nominating Committee may identify new potential Director nominees by, among other means, requesting current Directors, executive officers, and external advisors to notify it if they become aware of persons meeting the criteria described above who would be suitable candidates for service on Viatris’ Board. The Committee also may, as needed, engage one or more firms that specialize in identifying director candidates. The Governance and Nominating Committee also may consider candidates recommended by shareholders in accordance with the procedures outlined in the question titled, “How do I recommend a candidate for nomination to Viatris’ Board?” on page A-7. The Committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder.

As appropriate, the Governance and Nominating Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the Governance and Nominating Committee might be considering, and conduct, together with other members of Viatris’ Board, one or more interviews with the candidate. Governance and Nominating Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who have first-hand knowledge of the candidate’s talents and experience. With respect to Board composition, the Board considers characteristics such as expertise, experience, knowledge, abilities and diversity (including nationality, ethnicity, race, age, gender, education and professional background), among others.

Certain Relationships and Related Transactions

Based on a review of any transactions between Viatris and its Directors, Director nominees and executive officers, their immediate family members, and their affiliated entities, Viatris has determined that since the beginning of 2022, it was or is to be a participant in the following transactions in which the amount involved exceeds $120,000 and in which any of Viatris’ Directors, Director nominees, executive officers, or greater than five percent shareholders, or any of their immediate family members, had or will have a direct or indirect material interest:

Since approximately 1995, The Coury Firm LLC (together with its predecessors, “TCF”) and, in the past, other affiliated entities of TCF, has been serving as the broker of record in connection with several of Mylan’s and, since the closing of the Combination, Viatris’ employee benefit programs. TCF is in the business of providing strategic corporate benefits advice and services, among others. TCF provides certain services to Viatris and its subsidiaries pursuant to a contract between Mylan Inc., a subsidiary of Viatris, and TCF. The principals of TCF are brothers and a son of Robert J. Coury, Executive Chairman, and TCF is beneficially owned by brothers and trusts on behalf of brothers and children of Mr. Coury. Commencing on September 1, 2020, the parties extended their agreement through December 31, 2023 on substantially the same terms as their prior arrangement, which included a fixed base fee of $37,500 per month to be paid by Mylan to TCF, corresponding to the term of agreements negotiated with certain benefit plan carriers and capping payments over that time period. However, where required by law, TCF will continue to receive commissions directly from certain other benefit plan carriers, and in 2022 and through September 21, 2023, received payments totaling approximately $185,000 in commissions for these services directly from the insurance carriers (including payments for 2021 business paid in 2022). Commencing on September 1, 2023, the parties further extended this agreement through December 31, 2026 on substantially the same terms.

2023 Proxy Statement | 36

Angela Campbell, Mr. Campbell’s spouse and herself a related person of Viatris, held roles of increasing responsibility at Mylan Inc. since June 2007 and most recently served as Head of Operations Strategic Initiatives until her departure effective December 31, 2022. Ms. Campbell earned approximately $360,000 in compensation from Viatris in 2022 (consisting of base salary, an annual short-term incentive bonus, amounts realized from the exercise or vesting of long-term incentive awards and miscellaneous other benefits) and in 2023 received an annual short-term cash incentive bonus of approximately $93,000 related to work performed in 2022, payment of approximately $21,000 for previously accrued but unused vacation days, and standard Company severance payments of approximately $166,000. Upon her departure, all of her unvested equity awards were forfeited.

Mr. Malik is an executive officer of the Company and was party to an employment agreement with Mylan Inc., which contained standard indemnification provisions, and is currently party to a standard indemnification agreement with the Company. The Company has made payments to counsel to Mr. Malik of approximately $860,000 from January 1, 2022 through September 14, 2023 for services provided to Mr. Malik in connection with certain previously disclosed drug pricing matters. The Company anticipates making additional payments of approximately $50,000 in 2023 for ongoing services to be provided to Mr. Malik in connection with such matters. Viatris anticipates additional payment, repayment or advancement of these and other expenses during the pendency of these matters and anticipates that it will make payments for any such claims.

Viatris has a written related party transactions policy that establishes guidelines for reviewing and approving, as appropriate, transactions involving any Director, nominee for Director, “officer” (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Section 16 Officer”), person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, or person known by the Company to be an immediate family member of any such person in which (1) the amount involved will or may be expected to exceed $100,000; (2) Viatris or an affiliate of Viatris is or will be a participant; and (3) any related party has or will have a direct or indirect material interest. The Board also annually reviews certain relationships and related party transactions as part of its assessment of each Director’s independence.

How Non-Employee Directors Are Compensated

Non-Employee Director Compensation for 2022

The following table sets forth information concerning the compensation earned by Viatris’ non-employee directors (each a “Non-Employee Director” and, together, the “Non-Employee Directors”) for 2022. Directors who are (Messrs. Coury, Smith, and Malik) or were (Mr. Goettler) employees of Viatris during their Board service receive no compensation for such Board service. Mr. Groothuis did not receive compensation for Board service in 2022 as he was appointed to the Board on May 19, 2023. A discussion of the elements of Non-Employee Director compensation follows the table.

Name	Fees Earned or Paid in Cash ($)	RSUs ($)(3)	All Other Compensation ($)(4)	Total ($)

W. Don Cornwell	150,000 &emsp13;	200,002	20,000 &hairsp;	370,002

JoEllen Lyons Dillon	200,000 &emsp13;	200,002	— &hairsp;	400,002

Neil Dimick(1)	200,000 &emsp13;	200,002	— &hairsp;	400,002

Elisha W. Finney(1)	— &emsp13;	—	— &hairsp;	—

Melina Higgins	225,000 &emsp13;	200,002	20,000 &hairsp;	445,002

James Kilts	150,000 &emsp13;	200,002	20,000 &hairsp;	370,002

Harry A. Korman	175,000 &emsp13;	200,002	— &hairsp;	375,002

Richard Mark	150,000 &emsp13;	200,002	15,000 &hairsp;	365,002

Mark W. Parrish	250,000 &emsp13;	200,002	— &hairsp;	450,002

Ian Read(1)	175,000 &emsp13;	200,002	— &hairsp;	375,002

Scott A. Smith(1)	— &emsp13;	—	— &hairsp;	—

Pauline van der Meer Mohr(2)	150,000 &emsp13;	200,002	— &hairsp;	350,002

37 | 2023 Proxy Statement

(1)

On December 29, 2022 Messrs. Dimick and Read retired from the Board and Ms. Finney and Mr. Smith were appointed to the Board. Ms. Finney and Mr. Smith did not receive compensation for their Board service in 2022 because their service did not begin until December 29, 2022. Mr. Smith was appointed CEO effective April 1, 2023.

(2)	Fees earned by Ms. van der Meer Mohr were paid in Euros. Such amounts were converted into Euros using the monthly conversion rate in effect when each payment was made.
(3)

Represents the grant date fair value of the specific award granted to the Non-Employee Director. Restricted stock unit (“RSU”) awards granted in 2022 vested on March 4, 2023. For information regarding assumptions used in determining the amounts reflected in the table above, please refer to Note 14 to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (“Form 10-K”). The number of unvested RSUs held by each of the Non-Employee Directors, as of December 31, 2022, were as follows: Mr. Cornwell; 20,313, Ms. Dillon, 20,313; Mr. Dimick, 0; Ms. Finney, 0; Ms. Higgins, 20,313; Mr. Kilts, 20,313; Mr. Korman, 20,313; Mr. Mark, 20,313; Mr. Parrish, 20,313; Mr. Read, 0; Mr. Smith, 0; and Ms. van der Meer Mohr, 20,313. Amounts include all accrued and unvested whole share dividend equivalent units (“DEUs”) that vest only to the extent and at the same time the underlying award on which they are issued vest. The aggregate number of shares subject to stock options held by the Non-Employee Directors, as of December 31, 2022, were as follows: Ms. Dillon, 24,780; Mr. Dimick, 24,780; Ms. Higgins, 31,403; Mr. Korman, 26,504; Mr. Mark, 12,260; Mr. Parrish, 24,780; and Ms. van der Meer Mohr, 13,949.

(4)	The amounts represent charitable contributions made in 2022 under our matching gift program.

In addition to the above, as previously disclosed, legacy Mylan directors were eligible to receive tax-equalization payments for incremental tax liabilities, if any, incurred as a result of attendance at Mylan Board meetings held outside the U.S. prior to the Combination. In 2022, these legacy Mylan directors received a one-time payment for such tax-equalization benefit with respect to years prior to the Combination (2015 to 2020). Messrs. Dimick, Korman, Mark and Parrish received $99,049, $94,245, $79,431, and $173,339, respectively, and Mses. Dillon and Higgins received $362,700 and $300,533, respectively. This benefit has now been finalized and concluded.

Viatris’ compensation philosophy for Non-Employee Directors is designed to attract and retain Directors with the experience necessary to represent the Company and oversee executive management. On an annual basis, the Compensation Committee considers market data for our Compensation Peer Group (see page 49), and input received from the Compensation Committee’s independent consultant regarding market practices for Non-Employee Director compensation. Any changes to Non-Employee Director compensation are approved by the Compensation Committee and the independent Directors.

Non-Employee Director Compensation Structure for 2023

In March 2023, the Compensation Committee and the independent Directors approved the following Non-Employee Director compensation structure effective as of January 2023, unchanged from 2022:

Element of Compensation	Amount
Board Member Retainer	$150,000
Committee Chair Fee	$25,000
Executive Committee Member Fee	$25,000
Lead Independent Director Compensation	$50,000
Annual Equity Grant Value (RSUs)	$200,000

Non-Employee Directors are also eligible to receive matching charitable contributions under the Company’s Director Matching Gift Program. Under this program, to the extent Non-Employee Directors choose to make charitable contributions to qualifying charitable organizations, the Company matches those contributions dollar-for-dollar up to an annual limit of $20,000 per person per calendar year.

Non-Employee Director Share Ownership Requirements

Effective January 1, 2021, the Board adopted revised share ownership requirements for Non-Employee Directors, requiring each to hold common stock valued at five times the amount of their annual cash retainer, excluding any cash retainer paid for committee service. Each Non-Employee Director has five years from their start date to attain compliance. These requirements further demonstrate alignment of Viatris Directors’ interests with shareholders’ interests for the duration of their Board service. Common stock actually owned by the Non-Employee Director as well as restricted shares and unvested RSUs (including corresponding DEUs) count toward compliance with these requirements.

2023 Proxy Statement | 38

Security Ownership

Security Ownership of Directors, Nominees, NEOs, and Executive Officers

The following table sets forth information regarding the beneficial ownership of common stock of Viatris Inc. as of October 30, 2023 by (i) each Viatris Director and Director nominee, (ii) each NEO, and (iii) all Directors and executive officers of Viatris Inc. as a group (based on 1,199,669,341 shares of common stock of Viatris Inc. outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person also is considered to beneficially own shares that he or she has the right to acquire within 60 days of October 30, 2023. To Viatris’ knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below. The address for each beneficial owner listed in the table below is c/o Viatris Inc., 1000 Mylan Boulevard, Canonsburg, PA, 15317. As noted above, each Non-Employee Director has five years from their start date to attain compliance with our Stock Ownership Guidelines. In addition, each of our covered employees has five years to achieve minimum ownership requirements, as discussed in more detail in the Compensation Discussion & Analysis section of this document.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 days		&hairsp;Percent &hairsp; of Class

W. Don Cornwell	42,510		—		*

Robert J. Coury(1)	632,447	(2)	4,517,462	(3)	*

JoEllen Lyons Dillon	59,877	(4)	24,780		*

Elisha W. Finney	—		—		*

Michael Goettler(5)	321,653		—		*

Leo Groothuis	—		—		*

Melina Higgins	157,381	(6)	24,780		*

James M. Kilts	98,590		—		*

Harry A. Korman	70,951		26,504		*

Rajiv Malik	1,111,815	(7)	408,292		*

Richard A. Mark	53,478		12,260		*

Anthony Mauro	345,904	(8)	181,908		*

Sanjeev Narula	73,877		—		*

Mark W. Parrish	102,563		24,780		*

Scott A. Smith	—		—		*

Pauline van der Meer Mohr(9)	40,245		13,949		*

All directors and executive officers as a group (19 persons)(10)	3,082,660		5,380,488		*

*	Less than 1%.
(1)	As previously disclosed, Mr. Coury will cease to be a director and to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting.
(2)	Reflects the prior disposition of 542,068 shares in a transaction exempt from Section 16 of the Exchange Act.
(3)	Includes shares vesting in connection with Mr. Coury’s transition to Chairman Emeritus and Senior Strategic Advisor.
(4)	Includes 18 shares held by Ms. Dillon’s spouse.
(5)	Mr. Goettler ceased to serve as the Company’s CEO and ceased to serve on the Board effective as of April 1, 2023.
(6)	Includes 74,000 shares held by Ms. Higgins’ spouse.
(7)	Includes 460,319 shares held in an irrevocable trust for the benefit of Mr. Malik’s spouse and children.
(8)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(9)	Ms. van der Meer Mohr is not nominated for election at the 2023 Annual Meeting.
(10)	Includes the 15 individuals other than Mr. Goettler set forth above as well as Messrs. Campbell, Cuneo, Ni, and Roman.

39 | 2023 Proxy Statement

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of shareholders known to management to own beneficially more than five percent of the shares of common stock of Viatris as of October 30, 2023 (based on 1,199,669,341 shares of common stock of Viatris Inc. outstanding as of such date):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		&hairsp;Percent &hairsp; of Class
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	149,318,666	(1)	12.4%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	93,214,306	(2)	7.8%
State Street Corporation State Street Financial Center, One Lincoln Street, Boston, MA 02111	61,903,672	(3)	5.2%

(1)

Based on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023, The Vanguard Group has sole voting power over 0 shares of common stock, shared voting power over 1,715,541 shares of common stock, sole dispositive power over 144,160,776 shares of common stock and shared dispositive power over 5,157,890 shares of common stock.

(2)

Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2023, BlackRock, Inc. has sole voting power over 84,252,775 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 93,214,306 shares of common stock and shared dispositive power over 0 shares of common stock.

(3)

Based on the Schedule 13G filed by State Street Corporation with the SEC on February 7, 2023, State Street Corporation has sole voting power over 0 shares of common stock, shared voting power over 55,918,143 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 61,896,570 shares of common stock.

2023 Proxy Statement | 40

Executive Officers

The following table sets forth the names, ages, and positions of Viatris’ executive officers as of October 30, 2023:

Scott A. Smith	61	Chief Executive Officer (principal executive officer)
Rajiv Malik	62	President
Sanjeev Narula	63	Chief Financial Officer (principal financial officer)
Paul Campbell	57	Chief Accounting Officer and Corporate Controller (principal accounting officer)
Brian Roman	53	Global General Counsel
Andrew Cuneo	47	President, JANZ and Emerging Markets
Anthony Mauro	50	President, Developed Markets
Xiangyang (Sean) Ni	55	President, Greater China
Robert J. Coury	62	Executive Chairman

Scott A. Smith. Mr. Smith has served as Viatris’ CEO since April 1, 2023. His responsibilities include leading the daily management and the overall performance of the Company and executing on the strategies developed in collaboration with the Executive Chairman and the Board, among other responsibilities. Additional details regarding Mr. Smith’s background and experience can be found under the heading “Viatris’ Board of Directors” on page 23.

Rajiv Malik. Mr. Malik has served as Viatris’ President since the closing of the Combination on November 16, 2020. His responsibilities include the day-to-day operations of the Company, overseeing the Company’s commercial business units, the Medical, Information Technology and Quality functions, and R&D and Operations. Details regarding Mr. Malik’s retirement as President can be found on page 46 and additional details regarding Mr. Malik’s background and experience can be found under the heading “Viatris’ Board of Directors” on page 20.

Sanjeev Narula. Mr. Narula has served as Viatris’ Chief Financial Officer since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the global Finance Department, which includes corporate controllership, financial planning and analysis, internal audit, Global Integrated Services, and tax and Treasury functions, among others. Prior to the Combination, Mr. Narula served as Chief Financial Officer of Pfizer’s Upjohn division beginning in January 2019, with responsibility for oversight of finance, procurement and business technology for all functions of the business. From January 2014 to January 2019, Mr. Narula served as Vice President, Finance for Pfizer’s Essential Health Business, with responsibility for finance, business development, financial planning and analysis, and the operating plan process and forecasting. Mr. Narula also held several other financial leadership positions during his 16 years at Pfizer and Upjohn, including as the finance lead for the Primary Care Business Unit. Prior to joining Pfizer, Mr. Narula held financial and operational leadership roles at American Express and Xerox.

Paul Campbell. Mr. Campbell has served as Viatris’ Chief Accounting Officer and Corporate Controller since the closing of the Combination on November 16, 2020. He is responsible for oversight of the day-to-day operations of the accounting and finance functions of the Company, including planning, implementing, and managing the Company’s finance and accounting activities. Prior to the closing of the Combination, Mr. Campbell was Mylan’s Chief Accounting Officer, Senior Vice President and Controller. Before his appointment as Chief Accounting Officer in November 2015, Mr. Campbell served as Mylan’s Senior Vice President and Controller beginning in May 2015, with responsibility for overseeing the company’s accounting and financial operations and reporting, and he previously held roles of increasing responsibility at Mylan since 2002.

Brian Roman. Mr. Roman has served as Viatris’ Global General Counsel since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the Company’s global legal organization, including securities, global contracts, labor and employment, global regulatory, business development, litigation, and intellectual property, among other areas. From July 2017 until the closing of the Combination, Mr. Roman was Mylan’s Global General Counsel, with similar responsibilities. Prior to 2017, Mr. Roman served as Mylan’s Chief Administrative Officer from January 2016 until June 2017, with responsibility for oversight of the Human Relations, Compliance, Facilities, Security, Information Security, and Privacy functions. He served as Mylan’s Senior Vice President and Chief Compliance Officer from April 2010 until December 2015 and Vice President and General Counsel, North America from October 2005 until April 2010.

41 | 2023 Proxy Statement

Andrew Cuneo. Mr. Cuneo has served as President, JANZ since the closing of the Combination on November 16, 2020, and as President, JANZ and Emerging Markets since November 2022. His responsibilities include oversight of the day-to-day operations in those segments. From April 2017 until the closing of the Combination, Mr. Cuneo was Mylan’s President — Rest of World, with responsibility for executing on commercial objectives in more than 120 countries, including developed and emerging markets. Mr. Cuneo joined Mylan in February 2009 and served as Head of Global Business Development until April 2017. Previously, Mr. Cuneo served as Director of Merrill Lynch’s Global Healthcare Investment Banking Group.

Anthony Mauro. Mr. Mauro has served as President, Developed Markets since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the commercial functions in more than 35 countries in North America and Europe, including sales and marketing strategies in those regions. From January 2016 until the closing of the Combination, Mr. Mauro served as Chief Commercial Officer of Mylan, with responsibility for overseeing Mylan’s commercial businesses around the world. Prior to 2016, Mr. Mauro served as Mylan’s President, North America beginning January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 2013. Mr. Mauro previously served as Chief Operating Officer of Mylan Pharmaceuticals ULC in Canada, Vice President of North America Strategic Development, and Vice President of North America Sales. Details on Mr. Mauro’s separation from the Company can be found on page 46.

Xiangyang (Sean) Ni. Mr. Ni has served as President, Greater China since the closing of the Combination on November 16, 2020. His responsibilities include oversight of the day-to-day operations in the region and overseeing the development and execution of the Company’s strategy in Greater China. From March 2019 until the closing of the Combination, Mr. Ni served as Senior Vice President of Global Strategy, Business Development, and Commercial Development at Pfizer’s Upjohn division, with responsibility for corporate strategy, business development, global marketing, pricing and channel management, commercial operations, and commercial excellence. He was Head of Established Brands, Global Product and Portfolio Strategy with AstraZeneca from July 2017 until February 2019, with responsibility for the global established brands portfolio based in the U.S. Prior to that, he was Vice President of Alliances and Business Development for AstraZeneca China from April 2014 until July 2017 and Executive Director, Strategic Planning and Business Development from February 2013 to April 2014.

Robert J. Coury. Mr. Coury has served as Viatris’ Executive Chairman since the closing of the Combination on November 16, 2020. Mr. Coury leads the Board, has overseen with the Board the development of our comprehensive strategy to simplify our complex global business and in collaboration with executive management, advises the management team on important ongoing business matters, including as they execute on the Company’s strategy to drive value creation, and leads Company strategy on highly complex matters and other strategic initiatives, while also ensuring robust board engagement with shareholders and other key stakeholders, among other responsibilities. As previously disclosed, Mr. Coury will cease to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting. Additional details regarding this transition can be found on page 46.

Messrs. Coury, Smith, and Malik are also members of the Viatris Board. As previously disclosed, Mr. Coury will cease to be a director of the Company effective as of the conclusion of the 2023 Annual Meeting.

Pursuant to our Bylaws, officers hold office until their successors are chosen and qualify in their stead or until their earlier death, resignation or removal.

2023 Proxy Statement | 42

Item 2

Advisory Vote to Approve the 2022 Compensation of the Named Executive Officers of the Company

As required by Section 14A of the Exchange Act, Viatris’ shareholders have the opportunity to vote to approve, on a non-binding, advisory basis, the 2022 compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which we also have referred to herein as the “Say-on-Pay vote”.

As detailed in the Compensation Discussion and Analysis section of the Proxy Statement, which begins on page 44, our NEO compensation program is designed to incentivize the continued development of our durable business and shareholder value creation over the short- and long-term, while providing a competitive level of compensation to attract, retain, and motivate our talented NEOs. Our program also aligns compensation with performance and shareholder and other stakeholder interests. The Board urges you to consider the factors discussed in the Compensation Discussion and Analysis section when deciding how to vote on this Item 2.

Given the leadership, dedication, and performance of our NEOs, their proven ability to capitalize on opportunities and manage challenging market conditions, and the strong alignment between pay and performance in our compensation program, the Board recommends that shareholders vote “FOR” the following resolution at the 2023 Annual Meeting:

“RESOLVED, that Viatris shareholders approve, on an advisory basis, the 2022 compensation of the Company’s named executive officers, as disclosed on pages 44 to 66 of Viatris’ Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation and other tables and narrative discussion.”

Although advisory and not binding, the Compensation Committee and the Board will take into account the outcome of this vote when considering future compensation arrangements for Viatris’ NEOs as they deem appropriate. We currently provide shareholders with a Say-on-Pay vote on an annual basis and expect that the next such vote will occur at the 2024 annual meeting of shareholders.

&hairsp;Board Recommendation

Viatris’ Board recommends a vote “FOR” the approval, on an advisory basis, of the 2022 compensation of the NEOs.

43 | 2023 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation, which continues to be closely linked to the Company’s performance objectives, of our Named Executive Officers (“NEOs”) for 2022.

Named Executive Officers

Michael Goettler Former Chief Executive Officer(1)
Rajiv Malik President
Sanjeev Narula Chief Financial Officer
Anthony Mauro President, Developed Markets
Robert J. Coury Executive Chairman

(1)	Mr. Goettler ceased to serve as the Company’s CEO effective as of April 1, 2023.

2023 Proxy Statement | 44

Executive Summary

Although Viatris, like all publicly traded companies, does not control the Company’s share price, given the successes in our two-phased strategic plan (as outlined on pages 1 through 3 “Executing on Our Mission and Strategic Plan”), the strength of our platform, and our clear commitment to shareholder engagement and responsiveness to shareholder feedback, we believe that our stock remains significantly undervalued. Despite facing challenges posed by industry headwinds, market conditions, inflationary pressures and adverse foreign exchange rates, we have consistently delivered successful, strong operational performance while delivering on our commitments.

We were extremely pleased to have received 90.7% approval for our shareholder advisory vote regarding executive compensation at our 2022 Annual Meeting, especially while transitioning legacy compensation arrangements predating the formation of Viatris and successfully retaining employees that the Board felt were critical to our success and integration efforts. We believe this vote result reflects clear shareholder support for these arrangements, our future commitments and our program overall. We also believe that this overwhelming support shows clear confidence in our Board’s thoughtful process and rationale for entering into these successful arrangements, which were major contributors to the Company’s success to date, including to the launch, integration, leadership, and operation of Viatris following the Combination, as well as to the development and execution of our two-phased strategic plan which has set the Company up for success. Furthermore, we also believe that this overwhelming support for our compensation program is consistent with the robustness of our compensation program as well as our responsiveness to feedback in the development of that compensation program going forward. Among other items of responsiveness to our discussions with shareholders, we increased the percentage of performance-based equity awards from 60% to 65%; eliminated legacy excise tax gross-ups; eliminated modified single-trigger severance arrangements; committed to no new fixed-term NEO employment agreements; discontinued tax equalization benefits; and committed to no longer provide strictly time-based cash retention awards except in extraordinary situations and in connection with new hires or supplemental retirement benefit agreements.

Our compensation program is designed to reward executives for the clear progress they have made against our strategic goals, while also aligning with shareholder interests. As explained in more detail below, 71% of NEO total target compensation for fiscal year 2022 was delivered as long-term equity. Furthermore, our long-term performance-based restricted stock units (“PRSUs”) are subject to a total shareholder return (“TSR”) performance modifier assessed over a three-year time frame relative to the S&P 500 Pharmaceutical Index. Our first long-term PRSUs (awarded in 2021) will be vesting in 2024. Based on our current relative TSR performance as of September 30, 2023, any PRSU payouts would be automatically reduced by 30%.

Our Performance-Based Compensation Program Supports Growth Strategy

To support our long-term growth strategy focused on delivering value to shareholders, approximately 71% of NEO total target compensation for fiscal year 2022 was delivered in the form of long-term equity and approximately 63% of NEO total target compensation was subject to performance conditions. Our incentive program design incorporates measurable performance metrics that support our strategy of creating a highly diversified company with multiple capabilities spanning numerous geographies and therapeutic areas.

Leadership Transitions

CEO Transition

As a result of the substantial progress on and overall performance with respect to our stated Phase 1 commitments, which the Board believes positions the Company for future success, on April 1, 2023, we appointed Mr. Smith to the CEO role. The Board believes that Mr. Smith is best suited to lead the Company forward and brings experience that matches the global nature and complexity of our business and expected path to growth. The compensation package offered to Mr. Smith also reflected shareholder perspectives and was limited to regular target annual compensation, without off-cycle bonuses, grants or incentives: base salary of $1.4 million, an annual target bonus opportunity equal to 150% of base salary (pro-rated for 2023), and eligibility for an annual long-term incentive award with a target of 700% of base salary (800% for 2023).

45 | 2023 Proxy Statement

Executive Chairman Transition

In light of the Executive Chairman’s leadership and oversight in developing our comprehensive strategies for growth while streamlining the Company, the substantial success and progress on and overall performance with respect to the Company’s Phase 1 objectives, and in preparation for the Company’s move into Phase 2 of our strategic plan, the independent members of the Board believed it was an appropriate time to consider a transition to a more conventional Board leadership structure, which we had previously informed shareholders we would do at the appropriate time for the Company. The Board approached Robert J. Coury, and Mr. Coury agreed, to transition to a new role as Chairman Emeritus and Senior Strategic Advisor from the conclusion of the 2023 Annual Meeting through the end of 2025 (the same period that Mr. Coury previously committed to the Company under his Executive Employment Agreement when Viatris was created). As a result, Mr. Coury will not stand for re-election at the 2023 Annual Meeting and will cease to be a director and to serve as an officer and employee of the Company effective as of the conclusion of the 2023 Annual Meeting. The Board believes that this transition plan will enable the Board and management to continue to benefit from Mr. Coury’s extraordinary strategic vision and knowledge of the Company, management, the industry, and the complex global markets the Company operates in as it adopts this new Board leadership structure following the 2023 Annual Meeting. The Board also committed to selecting a new independent Chair of the Board whose tenure will begin following the 2023 Annual Meeting.

In connection with this transition, Mr. Coury will be treated as separating from employment for Good Reason for severance benefit purposes (as defined in, and pursuant to, his Executive Employment Agreement). The Company will also honor the existing compensation rights set forth in that agreement for 2024 and 2025 through an annual consulting fee of $15 million, paid in monthly installments. The Board believes and anticipates that the value of the compensation is commensurate with the value and benefits to be received by the Company from Mr. Coury’s advisory services.

Other Executive Transitions

Rajiv Malik, President, has informed the Company of his intention to retire from his executive role with the Company effective as of April 1, 2024. To support the transition of Mr. Malik’s substantial operating responsibilities given his significant tenure with the Company and primary responsibility for operation of the Company’s complex manufacturing and commercial platform for over 15 years, and to assist and support the Company’s new Chief Executive Officer, the Board requested and Mr. Malik agreed to consult with the Company on operational matters. Mr. Malik has also agreed to remain a member of the Board of Directors. Mr. Malik’s currently outstanding equity awards will continue vesting during his service (or earlier upon certain qualifying terminations of Board or consulting service). Mr. Malik was not granted any additional awards or other compensation for his consulting services.

Anthony Mauro, President, Developed Markets, will depart from the Company effective as of April 1, 2024 as a result of an elimination of his position in connection with a realignment of the Company’s commercial function. Mr. Mauro will be eligible to receive severance benefits equal to two times his base salary and target bonus, subject to a release of claims and other customary conditions. Unvested equity awards that Mr. Mauro holds as of his separation will be forfeited, unless otherwise provided in the applicable award agreements.

Conclusion of Certain Legacy Compensation Incentives

Last year’s 90.7% approval for our shareholder advisory vote regarding executive compensation at our 2022 Annual Meeting has already taken into consideration certain legacy retention payments relating to Transition and Succession Agreements with Mylan Inc. for Messrs. Malik and Mauro, both of whom have played extremely instrumental roles in our success to date. We recently announced that both Messrs. Malik and Mauro will depart the Company effective as of April 1, 2024. As we previously disclosed in our 2021 and 2022 proxy statements, the Summary Compensation Table for 2022 reflects the conclusion of these legacy retention payments, which had been implemented in connection with the launch of Viatris. The agreements were designed to incentivize Messrs. Malik and Mauro to remain with Viatris in light of their importance to the launch, integration, leadership, and operation of Viatris, as well as to the development and execution of our two-phased strategic plan to set the Company up for future success, and because of their existing Transition and Succession Agreement severance rights. These arrangements were successful, as Messrs. Malik and Mauro remained with Viatris for this critical transition period. No further retention awards were issued to Messrs. Malik or Mauro. As we disclosed previously, we do not intend to enter into similar cash-based compensation agreements going forward.

Selected Highlights and Recent Developments

Viatris’ management continues to execute on the strategic priorities previously outlined to shareholders and led the Company in achieving several notable accomplishments in 2022. We believe these accomplishments, along with the substantial progress we have made on Phase 1 and Phase 2 of our strategic plan, as outlined on pages 1 through 3 “Executing on Our Mission and Strategic Plan,” highlight the strength of our execution.

2023 Proxy Statement | 46

Financial and Operational Performance

In 2022, Viatris delivered another four quarters of consistent, solid operational performance across all segments. The Company:

•

Reported total revenues of $16.26 billion; U.S. GAAP net earnings of $2.08 billion; adjusted EBITDA of $5.78 billion; U.S. GAAP net cash provided by operating activities of $2.95 billion; and free cash flow of $2.55 billion.

•	Captured an additional approximately $250 million (approximately $750 million since the beginning of 2021) in synergies due to integration efforts.

•	Paid down approximately $3.3 billion of debt, exceeding the 2022 target of approximately $2 billion.

•	Exited substantially all transition services agreements with Pfizer.

•	Increased the quarterly dividend payment to $0.12 per share.

•

Paid approximately $580 million in dividends in 2022. Returned capital to shareholders in the form of dividends and share buybacks in the amount of approximately $1.5 billion through the end of Q2 2023.

•

Completed the Biocon Biologics Transaction; received a $2 billion cash payment, adjusted as set forth in the agreement, and approximately $1 billion of compulsory convertible preferred shares representing a stake of approximately 12.9% (on a fully diluted basis) in Biocon Biologics.

•	Announced acquisitions of Oyster Point and Famy Life Sciences to establish an eye care division, that it subsequently established in early 2023.

Science and Regulatory Achievements

The Company has industry-leading science, regulatory and manufacturing capabilities complemented by a strong commitment to quality and an unparalleled geographic footprint to deliver high-quality medicines. This includes more than 3,000 scientists and medical professionals working across 11 development centers globally in multiple technology platforms and therapeutic areas, coupled with in-country regulatory expertise in 55 markets. In 2022, Viatris advanced key development programs across complex injectables, novel products, complex generics, as well as progressed its efforts to establish a Phase III-ready eye care pipeline. The Company:

•	Announced positive top-line results for the GA Depot Phase III clinical trial with partner Mapi Pharma.

•	Received FDA approvals of Fingolimod and Levothyroxine Oral Solution.

•	Expanded first-to-market opportunities of complex injectables with generics of Sandostatin® LAR Depot, Ozempic® and Abilify Maintena®.

•	Initiated Phase III trials for Effexor® Generalized Anxiety Disorder in Japan.

•	Achieved FDA acceptance of the new drug application review for the reversal of mydriasis program and was granted a Prescription Drug User Fee Act date of September 28, 2023.

•	Started enrollment in the first pivotal Phase III trial for presbyopia.

•	Made more than 100 additional submissions globally in 2022.

•	Had 10 products under review with the health authorities in China, including complex products, such as generic Symbicort®.

Our 2022 Annual Incentive Plan Payouts Aligned with Strong Financial and Operational Results

Short-term incentive compensation comprised approximately 17% of 2022 NEO target total compensation. While we believe that Viatris stock continues to be significantly undervalued, our management team’s operational execution resulted in strong performance results and corresponding above-target payout under the 2022 short-term incentive program. Drivers of our 2022 short-term incentive results included:

•

Above-target adjusted EBITDA and free cash flow for short-term incentive compensation purposes, driven by the focus and efforts of the Company’s management and the success of the Company’s cash optimization efforts. For more information on and the differences between how adjusted EBITDA and free cash flow are calculated for purposes of the Company’s 2022 short-term incentive compensation and public reporting purposes, see “Elements of 2022 Compensation – 2022 Annual Incentive Compensation Program – Annual Incentive Compensation Awards for 2022” on page 49.

•

Above-target global product submissions, across broad and therapeutic-area agnostic product categories, driven by the strength of the Company’s development programs and successful acceleration of certain additional submissions.

The annual incentive performance metric targets were informed by higher expectations regarding incremental research and development expense, incremental cost inflation and expectations regarding exchange rates.

47 | 2023 Proxy Statement

Executive Compensation Philosophy

The Compensation Committee and Board’s compensation philosophy for 2022 reflects the Company’s continued focus on a performance-based, shareholder-value-focused business model and is intended to help ensure that Viatris continues to attract and retain high-performing executives given the highly competitive market for executive talent. The compensation program has the following key objectives, among others:

•

Attract, Motivate, and Retain Highly-Skilled Executives. To attract and retain the leaders needed to drive execution of our ambitious goals, we provided market competitive compensation with an emphasis on performance-based, long-term incentives. We designed our compensation program to help ensure that the Company, shareholders, and other stakeholders continue to benefit from the talents of our leadership team and global workforce, while also recruiting new talent on an on-going basis in a highly competitive market for talent.

•

Align with Shareholder Interests. We aligned executive compensation with shareholder interests by linking pay to the Company’s stated strategic priorities, long-term performance, and share price appreciation, including through the use of a relative TSR modifier for PRSUs in our long-term incentive plan and robust share ownership requirements (see “2022 Share Ownership Requirements” on page 54). We believe this linkage helps drive long-term performance and encourages decision making to foster share price appreciation.

•

Drive Company Performance. As described in more detail on pages 45 and 48 to 52, our 2022 compensation program was designed with metrics carefully linked to our business strategies and financial goals. If the Company does not meet its short and long-term objectives, executive pay is meaningfully impacted.

2022 Performance-Based Compensation Program

2022 Total Target Compensation

The chart below shows the target total compensation opportunity for each of our NEOs in 2022.

NEO	Base Salary	Target Annual Incentive	Target Long-Term Incentive	2022 Total Target Compensation(1)

Michael Goettler(2)	$1,300,000	$1,950,000	$9,100,000	$12,350,000

Rajiv Malik	$1,200,000	$1,500,000	$7,200,000	$9,900,000

Sanjeev Narula	$850,000	$850,000	$3,400,000	$5,100,000

Anthony Mauro	$800,000	$920,000	$3,200,000	$4,920,000

Robert J. Coury	$1,800,000	$2,700,000	$10,800,000	$15,300,000

(1)	Total Target Compensation is defined as the sum of base salary, target annual incentive, and target long-term incentive.
(2)

Mr. Goettler ceased to serve as the Company’s Chief Executive Officer and ceased to serve on the Board effective as of April 1, 2023. As noted above, Scott A. Smith became CEO of the Company effective April 1, 2023 (see “Leadership Transitions - CEO Transition” on page 45).

Considerations for Setting 2022 Incentive Performance Goals

In setting annual and long-term incentive performance goals, the Compensation Committee considered a broad variety of data, including potential divestitures, industry forecasts, internal projections, demographic data, advice from outside advisors, benchmarking data against the peer company medians, and the Company’s annual operating plan and strategies. The Compensation Committee also considered the variability and cyclicality of the business, noting that performance metric targets may increase or decrease from year-to-year due to factors impacting the business, such as market conditions, the regulatory environment, timing of product approvals, and both immediate and long-term strategic priorities of the business. Although the performance metric targets may vary from year-to-year, the Compensation Committee is committed to maintaining high levels of rigor and motivational impact on the executive team and aligning with the Company’s long-term strategy for sustainable business development and its goal of creating value for shareholders. Consistent with our philosophy of driving long-term company performance, the Compensation Committee, with the advice of its independent compensation consultant, will annually consider potential alternative performance metrics that link to our strategy and align with shareholder interests in long-term value creation.

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2022 Peer Group

The Compensation Committee used compensation data derived from the 2022 peer group as one of several reference points for determining executive compensation. Although the competitive market for our executives is one factor the Compensation Committee considers when making compensation decisions, the Committee does not target the compensation of NEOs within a specific percentile of any set of peer companies and considers peer group and industry data along with many other factors when determining compensation.

Below is the peer group selected by the Compensation Committee for 2022, with the advice of the Committee’s independent compensation consultant. The Committee considered a number of factors when choosing the peer group such as industry, annual revenue and market capitalization, as well as considering those companies that most compete with the Company for executive talent and companies that are business competitors of Viatris.

Abbott Laboratories	Biogen Inc.	Novartis AG

Abbvie Inc.	Bristol-Myers Squibb Company	Pfizer Inc.

Amgen Inc.	Eli Lilly and Company	Regeneron Pharmaceuticals, Inc.

Bausch Health Companies Inc.	Gilead Sciences, Inc.	Sanofi

Baxter International Inc.	Merck & Co., Inc.	Teva Pharmaceutical Limited

Elements of 2022 Compensation

Base Salaries

The Compensation Committee considers a variety of factors in deciding base salary, including, among others: individual performance, responsibilities, and expected future performance; Company performance; management structure; marketplace practices (including external benchmarks prepared by an independent compensation consultant); internal pay equity considerations; competitive recruitment for outstanding talent; and the executive’s experience, tenure, and leadership. The Compensation Committee also considers, among other factors, what the marketplace would require in terms of the costs to hire a similarly qualified and experienced individual externally.

As reflected in the table below, in 2022, there were no changes to NEO base salaries except for a 6.25% increase for Mr. Narula, our CFO, to align with changes in market data.

NEO	2021 Base Salary	2022 Base Salary

Michael Goettler	$1,300,000	$1,300,000

Rajiv Malik	$1,200,000	$1,200,000

Sanjeev Narula	$800,000	$850,000

Anthony Mauro	$800,000	$800,000

Robert J. Coury	$1,800,000	$1,800,000

2022 Annual Incentive Compensation Program

Annual Incentive Compensation Awards for 2022

Viatris’ annual incentive compensation consists of performance-based annual cash awards that are subject to achievement of metrics that were identified by the Compensation Committee and the Board as critical to the successful execution of Viatris’ business strategy and aligned with the continued creation of shareholder value. The metrics are specifically related to the actions and leadership of our executive team and measure their ability to generate shareholder returns, both in the short- and long-term. The Compensation Committee approved annual incentive award grants and corresponding performance targets in the first quarter of 2022.

Setting 2022 Annual Incentive Performance Metrics

The Compensation Committee identified the following metrics as important measures of Company performance relating to its stated strategy:

•

Adjusted EBITDA (40% Weighting): Measures the Company’s profitability and motivates the organization to focus on commercial execution and driving new product revenue, maintaining efficiency of our operations, capturing synergies, and disciplined expense management.

49 | 2023 Proxy Statement

•

Free Cash Flow (40% Weighting): Creates organizational emphasis and focus on cash through improved cash flow conversion, optimized working capital, and overall cash generation which can increase the return to shareholders.

•

Global Regulatory Submissions (20% Weighting): Emphasizes the importance of developing a robust pipeline of molecules that Viatris could manufacture and sell over subsequent years. A robust product pipeline can help Viatris move its products up the value chain and support sustainability while serving Viatris’ mission of providing access to high quality, affordable medications. In addition, we view this metric as a stepping stone to implementing ESG/sustainability metrics in the future.

The setting of annual incentive performance metric targets reflected the Company’s expectations regarding incremental research and development expense, incremental cost inflation and foreign exchange rates. Incremental investments were intended to support long-term value creation for shareholders and other stakeholders by, among other things, furthering Viatris’ efforts to move its portfolio and pipeline up the value chain. The Compensation Committee recognized these expectations would be expected to reduce the adjusted EBITDA compensation metric in 2022.

In addition, an increase in the number of global regulatory submissions was not expected due in part to a continued emphasis on more challenging specialty and complex generic products and Viatris’ focus on submission of products expected to generate greater economic profit.

Determination of Annual Incentive Compensation Payouts for 2022

Individual annual incentive payout targets were established for each NEO, expressed as a percentage of base salary, as noted in the table below. Actual payouts could range from 0% to 200% of each NEO’s annual incentive target based on achievement of performance goals. There were no changes to the individual targets for 2022.

NEO	Target (as % of Base Salary)	Annual Incentive Target

Michael Goettler	150% &emsp14;	$1,950,000

Rajiv Malik	125% &emsp14;	$1,500,000

Sanjeev Narula	100% &emsp14;	$850,000

Anthony Mauro	115% &emsp14;	$920,000

Robert J. Coury	150% &emsp14;	$2,700,000

Annual Incentive Compensation Payouts for 2022

In 2022, Viatris achieved the following performance against the Compensation Committee approved performance goals:,

Metric	Weighting	Threshold	Target	Maximum	Results

Adjusted EBITDA*	40%	$5,700 million	$6,000 million	$6,300 million	$6,200 million

Free Cash Flow**	40%	$2,400 million	$2,700 million	$3,000 million	$3,168 million

Global Regulatory Submissions	20%	110	120	130	134

*

Adjusted EBITDA is derived from Viatris’ financial statements in the same manner as Viatris’ publicly reported adjusted EBITDA, except that the calculation for the 2022 incentive program utilized budgeted foreign exchange rates and further adjusts for unbudgeted in-process research and development (“IPR&D”) costs and the December 2022 results of the divested biosimilars business. Viatris’ adjusted EBITDA as reported for the twelve months ended December 31, 2022 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.

**

Free cash flow is derived from Viatris’ audited financial statements in the same manner as Viatris’ publicly reported free cash flow, except that the calculation for 2022 incentive program utilized budgeted foreign exchange rates and further adjusts for any of the following, as applicable: unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, material changes related to changes in tax laws, unbudgeted IPR&D costs, proceeds from the sale of property, plant and equipment, all impacts of the Biocon Biologics Transaction following its consummation including results after closing and transaction related costs, and any incremental transaction costs related to other select assets sales/reshaping initiatives and material acquisition activities. Viatris’ free cash flow as reported for the twelve months ended December 31, 2022 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.

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The following table shows the 2022 actual incentive payout for each NEO reflecting Company performance at 186.63% of target.

NEO	Actual Annual Incentive Award

Michael Goettler	$3,639,285

Rajiv Malik	$2,799,450

Sanjeev Narula	$1,586,355

Anthony Mauro	$1,716,996

Robert J. Coury	$5,039,010

2022 Long-Term Incentive Compensation Programs

Long-Term Incentive Compensation Grants for 2022

The Compensation Committee believes that the value of long-term incentives should be directly related to the performance of Viatris’ ordinary shares over several years, as well as other measures associated with the growth, success, and long-term sustainability of Viatris. The Compensation Committee approved annual long-term incentive (“LTI”) award grants in the first quarter of 2022.

In 2022, we increased the percentage of performance-based awards (which are subject to a TSR modifier) from 60% to 65%, with 65% of each NEO’s award in the form of PRSUs and 35% in the form of RSUs. RSUs vest ratably over a three-year period following the grant date, and PRSUs vest as described below. This mix of LTI awards provides NEOs with a combination of incentives and aligns them with the interests of shareholders.

Each NEO’s 2022 LTI award had a targeted value at grant equal to a percentage of the NEO’s base salary. In setting each NEO’s LTI targeted value, the Compensation Committee considered a variety of factors, including, among others, peer group compensation and expectations regarding individual roles and responsibilities.

For 2022, the Compensation Committee approved the following annual LTI award values for our NEOs:

NEO	PRSUs	RSUs	Total LTI Award

Michael Goettler	$5,915,000	$3,185,000	$9,100,000

Rajiv Malik	$4,680,000	$2,520,000	$7,200,000

Sanjeev Narula	$2,210,000	$1,190,000	$3,400,000

Anthony Mauro	$2,080,000	$1,120,000	$3,200,000

Robert J. Coury	$7,020,000	$3,780,000	$10,800,000

2022 Three-Year PRSU Performance Metrics

The 2022 grant of PRSUs was subject to a free cash flow metric and relative TSR metric (i.e., Viatris TSR relative to the TSR of the S&P 500 Pharmaceutical Index, which is used to modify the final payout percentage), as described below. The free cash flow metric incentivizes effective use of Viatris’ capital to drive cash flow generation, encouraging behavior that is closely aligned with our efforts to drive a durable and sustainable business. In addition, the relative TSR modifier impacts executive pay based on Viatris’ performance as compared to industry competitors.

As shown in the table below, payouts under the 2022 PRSUs will be determined in two steps. First, in the first quarter of 2025, performance against the free cash flow metric will be assessed, resulting in an initial payout percentage of 50% of target for threshold performance (with 0% payout for below threshold performance) and 150% of target for maximum performance, with linear interpolation for achievement between threshold and maximum. Second, the relative TSR metric will be applied as a modifier to the initial payout percentage, decreasing it by 30%, leaving it unaffected, or increasing it by 30%, in order to calculate the final payout percentage.

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Metric	Weighting	Threshold	Target	Maximum

Free Cash Flow*	100%	$6,900 million	$7,900 million	$8,900 million

Relative TSR of Peer Group**	Multiplier	At or Below 25th Percentile of Peer Group	Between 25th and 75th Percentiles of Peer Group	At or Above 75th Percentile of Peer Group

Payout Opportunity (as % of Target)		35%	100%	195%

*

Free cash flow is derived from Viatris’ audited financial statements in the same manner as Viatris’ publicly reported free cash flow, except that the calculation for the 2022 PRSUs utilized budgeted foreign exchange rates and further adjusts for any of the following, as applicable: unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, material changes related to changes in tax laws, unbudgeted IPR&D costs, proceeds from the sale of property, plant and equipment, all impacts of the Biocon Biologics Transaction following its consummation including results after closing and transaction related costs, any incremental transaction costs related to other select assets sales/reshaping initiatives and material acquisition activities, all impacts of other select asset sales/reshaping initiatives, all impacts of material acquisition activities and proceeds from the monetization of the Biocon Biologics equity interest. Viatris’ free cash flow as reported for the twelve months ended December 31, 2022 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.

**

Relative TSR is calculated by comparing the difference between Viatris’ 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in the S&P 500 Pharmaceutical Index.

Payouts with respect to PRSUs granted in 2022 will be determined in early 2025 following the conclusion of the three-year performance cycle.

Compensation Governance and Policies

Governance and Other Considerations Impacting Viatris Compensation Decisions

The Compensation Committee and Board proactively consider external governance-related developments and trends relating to executive compensation. In setting or approving executive compensation, the Compensation Committee and Board may consider, in addition to any corporate goals and objectives applicable to an individual executive, some or all of the following: recognition of individual performance and contributions; pay for performance; alignment with long-term shareholder interests; advancement of Company strategic goals; maintenance of an appropriate level of fixed and at-risk compensation; remaining competitive with companies within the Company’s peer group; competition for executive talent; internal pay equity; leadership and mentoring skills and contributions; talent management; contributions to establishment or execution of corporate strategy; retention; compliance with applicable law and the Code of Business Conduct and Ethics and Company policy; and/or any other factors determined by the Compensation Committee or the Board to be in the interests of the Company and shareholders.

The Compensation Committee and Board believe that each company must independently assess which market practices and trends are appropriate for the company at any particular time in the company’s history and remain fully committed to maintaining a strong compensation governance philosophy that is aligned with shareholder interests and best practices. See also page 48.

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Commitment to Responsible, Shareholder-Aligned Compensation Governance Practices

The following table summarizes certain specific compensation-related governance practices adopted by the Compensation Committee and Board with respect to 2022 compensation. We note that implementation of many of these practices was responsive to comments from shareholders or otherwise endorsed by shareholders.

&emsp14;What We Do

✓ Maintain a significant portion of compensation aligned with shareholder interests and tied to share price or financial and operational business performance

✓  Employ metrics for annual and long-term incentives that support both short- and long-term strategies and align with shareholder interests, including a non-financial metric in the annual program tied to important product development initiatives

✓ Base long-term incentives heavily on performance-based metrics and short-term incentives entirely on performance-based metrics

✓ Set rigorous and measurable performance goals and periodically review and discuss our executives’ performance

✓ Use double-trigger vesting for annual long-term incentive awards upon a change in control

✓ Retain independent compensation consultants that report directly to the Compensation Committee

✓ Maintain strong share ownership guidelines

✓ Maintain a robust clawback policy

✓ Engage with shareholders on compensation and governance matters

✓ Consider peer groups and market data in determining compensation

✓ Annual Say-on-Pay Vote

&emsp14;What We Don’t Do

X New fixed-term NEO employment agreements

X Excise tax gross-ups

X Supplemental retirement agreements

X Exercise positive discretion in determining annual incentive compensation or LTI payouts

X Re-pricing of stock options without shareholder approval

X Hedging or pledging of shares

Limited Perquisites

We provide certain limited perquisites to our NEOs, including the following:

•	Each NEO receives a car allowance or the use of a leased vehicle and payment of certain ancillary expenses. The NEOs are responsible for paying any taxes incurred relating to this perquisite.

•

Our NEOs take an extraordinarily active approach to overseeing and managing Viatris’ global operations, which necessitates and will continue to necessitate a significant amount of U.S. domestic and international travel time due to our diverse business centers, manufacturing and other facilities, and many client and vendor locations around the world. Viatris provides management with access to corporate aircraft to assist in the management of Viatris’ global platform by providing a more efficient and secure traveling environment, including where sensitive business issues may be discussed or reviewed, as well as maximum flexibility to our executives in the conduct of business. For reasons of business efficiency and continued security-related concerns (including personal security, especially given the global nature of Viatris’ business, as well as

53 | 2023 Proxy Statement

privacy of business information and communications), we also may from time to time require certain executives to use corporate aircraft for business and personal purposes.

•	Because of continued security-related concerns, we may from time to time provide certain NEOs with personal security.

401(k) Restoration Plan

The 401(k) Restoration Plan (the “Restoration Plan”) permits employees (including NEOs) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) to (i) defer a portion of base salary and bonus compensation, (ii) be (for employees other than the NEOs with a Retirement Benefit Agreement) credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent made by Viatris), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under Viatris’ 401(k) plan if not for the limits on contributions and deferrals imposed by the Code. Company matching contributions immediately vest and Company non-elective contributions are subject to an initial three-year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of their non-elective contributions. Distributions of such participant’s vested account balance will be made in a lump sum within 60 days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

2022 Share Ownership Requirements

Viatris maintains robust share ownership requirements for our NEOs. The requirement is expressed as a multiple of base salary and shown in the table below.

Position	Ownership Requirement

Executive Chairman	6x &hairsp;

Chief Executive Officer	6x &hairsp;

President	4x &hairsp;

Other NEOs	3x &hairsp;

In addition to the NEOs, the Viatris share ownership policy covers the most senior employees at Viatris to promote an ownership culture and further align the interests of those leaders with those of shareholders. Each covered employee has five years from the date they became subject to the policy to achieve the minimum ownership requirement. Common stock actually owned by the covered employee (including shares of common stock held by the covered employee in the Restoration Plan), as well as restricted shares and unvested RSUs and PRSUs (including corresponding DEUs) count toward compliance with these requirements. All NEOs meet these share ownership requirements or are expected to meet them by the applicable date.

Clawback Policy

The Board has approved a clawback policy relating to incentive compensation programs. The policy provides that Viatris may take action to recoup annual incentive compensation and equity-based incentive compensation gains resulting from specified misconduct that causes Viatris to materially restate its financial statements.

The policy also provides that Viatris may take action to recoup some or all bonus and equity incentive compensation in the event of executive misconduct involving material violations of law or Viatris policy as well as failure to manage or monitor another individual who committed such misconduct, and that the Board or a designated Board committee will disclose the circumstances of any recoupment relating to such misconduct if required by law or regulation or if it determines that disclosure is in the best interests of Viatris and its shareholders.

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In addition, Viatris has a number of other policies in effect that govern our executive team’s behavior and that set out clear ethical expectations. Those policies, including our Code of Business Conduct and Ethics, empower Viatris to take a full range of disciplinary responses for any violations, and the Compensation Committee and the Board are not otherwise constrained from seeking to clawback from or deny compensation to any member of the executive team in response to any breach of duties or ethics. The Board considers additional updates to the clawback policy from time to time.

On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. We intend to timely amend our clawback policy to reflect these new requirements.

Anti-Hedging and Anti-Pledging Policy

Viatris has a securities trading policy that prohibits directors and Section 16 Officers and their respective designees from trading in hedging instruments or otherwise engaging in any transaction that limits or eliminates, or is designed to limit or eliminate, economic risks associated with the ownership of our securities. Hedging instruments are defined as any prepaid variable forward contracts, equity swaps, collars, exchange funds, insurance contracts, short sales, options, puts, calls or other instruments that hedge or offset, or are designed to hedge or offset, movements in the market value of our securities. For purposes of this policy, our securities include shares and options to purchase shares, and any other type of securities that we may issue, including but not limited to, preferred shares, notes, debentures, and warrants issued by Viatris or any parent, subsidiary, or subsidiary of any parent of Viatris, as well as any derivative financial instruments pertaining to such securities, whether or not issued by us, such as options and forward contracts.

The policy also prohibits Directors and Section 16 Officers and their respective designees from entering into any transaction that involves the holding of our securities in a margin account (other than the “cashless exercise” of stock options) or the pledging of our securities as collateral for loans. The Compensation Committee may approve exceptions to the prohibition on the use of margin accounts or pledging or securities if, among other factors, the Director or Section 16 Officer demonstrates, in advance, that he or she has the continuing financial capacity to repay any underlying loan or potential margin call without resorting to our securities held in such margin account or our pledged securities and is not in possession of any material information about the Company that has not been made widely available to the investing public.

Consideration of Risk in Company Compensation Policies

The Compensation Committee has considered risk management in determining compensation policies and believes that our programs are designed appropriately to encourage outstanding, consistent, sustainable business performance over extended periods of time. Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our long-term business objectives while avoiding excessive short-term risk-taking. In addition, we utilize a mix of objective performance measures, so that undue emphasis is not placed on one particular measure, and we employ different types of compensation to provide value over the short-, medium- and long-term. These performance measures are reevaluated annually in light of the evolving risk environment facing our business. When making compensation decisions, we also consider qualitative factors to avoid the consequences that an overly formulaic approach may have on excessive risk-taking by management. At least annually, the Compensation Committee also receives and discusses a report from Meridian Compensation Partners, LLC (“Meridian”), its independent compensation consultant, on risk management in connection with the Company’s compensation program.

The Compensation Committee believes that our compensation policies and practices do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company.

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Role of the Compensation Committee

The Compensation Committee is comprised solely of independent Directors and oversees the design and implementation of our executive compensation programs. The Compensation Committee reviews and evaluates the performance of our NEOs and determines their compensation and objectives, or, in the case of our Executive Chairman and CEO, recommends compensation and objectives to the independent, non-executive members of the Board. The Compensation Committee monitors compensation trends and developments periodically and undertakes a comprehensive assessment of our compensation programs at least annually. In fulfilling these responsibilities, the Compensation Committee utilizes the support of independent compensation consulting firms, independent outside counsel, and an internal executive compensation team.

The Compensation Committee has retained Meridian to provide advice and information regarding the design and implementation of Viatris’ executive compensation programs. Meridian also provided information to the Compensation Committee regarding regulatory and other technical developments that may be relevant to our executive compensation programs. In addition, Meridian provided the Compensation Committee with competitive market information, analyses and trends on executive base salary, annual incentives, long-term incentives, benefits and perquisites.

The Compensation Committee also receives advice from outside counsel, including, but not limited to, Cravath, Swaine & Moore LLP.

The Compensation Committee performs an annual review of the independence of its outside advisors, consistent with NASDAQ requirements and the Compensation Committee charter.

Tax Deduction Cap on Executive Compensation

Section 162(m) of the Code restricts the deductibility for U.S. federal income tax purposes of the compensation paid to the CEO, CFO, each of the other NEOs who was an executive officer at the end of the applicable fiscal year, and certain other executives to the extent that such compensation for such executive exceeds $1 million. As a result, except to the extent provided in limited transition relief, compensation over $1 million paid to any NEO is not deductible under Section 162(m) of the Code. The Compensation Committee and the Board reserve the right to provide compensation to our executives that is not deductible, including, but not limited to, when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention, or recognize and reward desired performance.

Compensation Committee Report

We have reviewed and discussed the CD&A with management. Based on such review and discussions, we recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Melina Higgins, Chair

James M. Kilts

Harry A. Korman

Pauline van der Meer Mohr

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2022 was an officer or employee of Viatris, was formerly an officer of Viatris, or had any relationship requiring disclosure by Viatris under Item 404 of Regulation S-K. During 2022, no executive officer of Viatris served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board of Viatris.

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Executive Compensation Tables

2022 Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid or granted to or earned by the NEOs. The 2021 and 2022 compensation reflects the first full years of Viatris’ simplified performance-based compensation program. Portions of reported 2020 compensation include one-time transaction-related items and address certain legacy company (Upjohn and Mylan) commitments that are not components of the Viatris 2021 and 2022 compensation program.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

Michael Goettler Chief Executive Officer	2022	1,300,000	—	9,100,001	—	3,639,285	—	731,984	14,771,270
	2021	1,300,000	—	9,100,015	—	3,716,115	—	663,440	14,779,570
	2020	871,875	1,000,000	2,400,000	—	951,675	—	249,355	5,472,905

Sanjeev Narula Chief Financial Officer	2022	840,385	—	3,400,006	—	1,586,355	—	281,660	6,108,406
	2021	800,000	—	2,800,011	—	1,524,560	—	526,114	5,650,685
	2020	539,183	1,000,000	425,000	—	303,021	—	661,719	2,928,923

Rajiv Malik President	2022	1,200,000	10,950,000	7,200,007	—	2,799,450	—	405,434	22,554,891
	2021	1,200,000	—	7,200,017	—	2,858,550	—	363,683	11,622,250
	2020	1,155,769	2,500,000	6,210,015	690,001	2,358,386	336,290	851,522	14,101,983

Anthony Mauro President, Developed Markets	2022	800,000	6,553,800	3,200,005	—	1,716,996	—	317,968	12,588,769
	2021	800,000	—	3,200,017	—	1,753,244	—	296,654	6,049,915
	2020	800,000	1,000,000	2,880,022	320,005	1,501,164	—	243,446	6,744,637

Robert J. Coury Executive Chairman	2022	1,800,000	—	10,800,015	—	5,039,010	—	859,620	18,498,645
	2021	1,800,000	—	10,800,010	—	5,145,390	—	806,678	18,552,078
	2020	1,800,000	10,000,000	12,451,936	—	4,405,590	—	399,850	29,057,376

(1)

Represents the base salary actually paid to the NEO in 2022, 2021 and 2020. The 2020 amount includes the salary paid by Mylan or Upjohn, as applicable, prior to the closing of the Combination, and by Viatris after the closing of the Combination. For Mr. Coury, the amount includes the cash retainer received while serving as Mylan’s non-executive Chairman from January 1, 2020 through April 15, 2020, his base salary for serving as Mylan’s Executive Chairman from April 15, 2020 to the closing of the Combination, and his base salary for serving as Viatris’ Executive Chairman for the remainder of 2020.

(2)

Last year’s 90.7% approval for our shareholder advisory vote regarding executive compensation at our 2022 Annual Meeting have already taken into consideration certain legacy retention payments relating to Transition and Succession Agreements with Mylan Inc. for Messrs. Malik and Mauro, both of whom have played extremely instrumental roles in our success to date. We recently announced that both Messrs. Malik and Mauro will depart the Company effective as of April 1, 2024. As we previously disclosed in our 2021 and 2022 proxy statements, the Summary Compensation Table for 2022 reflects the conclusion of these legacy retention payments. In connection with the Combination in 2020 and in light of their importance to the launch, integration, leadership, and operation of Viatris, as well as to the development and execution of our two-phased strategic plan to set the Company up for future success, and because of their existing Transition and Succession Agreement severance rights, Messrs. Malik and Mauro were each granted a retention bonus (equal to $10,950,000 and $6,553,800, respectively), which became payable in 2022 upon the two-year anniversary of the Combination, subject to Messrs. Malik’s and Mauro’s continued employment through such date. These arrangements were successful, as Messrs. Malik and Mauro remained with Viatris for this critical transition period. In connection with the Combination in 2020, Messrs. Goettler and Narula each became entitled to receive a $1 million transaction-related payment previously granted to them by Pfizer. In connection with the Combination in 2020, Mr. Malik and Mr. Mauro received cash awards equal to $2.5 million and $1 million, respectively, in recognition of their significant efforts in connection with integration planning matters related to the Combination in addition to their customary responsibilities. In connection with the Combination in 2020, Mr. Coury received a one-time cash recognition award of $10 million (which recognized and rewarded Mr. Coury for, among other things: the fact that Mr. Coury assumed an executive role with Mylan in April 2020 but did not receive an annual equity grant at that time (which, had it been awarded, would have been valued at approximately $10.8 million); his strategic leadership of Mylan; the unexpected and significantly

57 | 2023 Proxy Statement

increased efforts expended by Mr. Coury on company matters since April 2020, including during the COVID-19 pandemic; his significant leadership in the analysis and negotiation relating to the Combination and integration planning matters with respect to the Combination; and his expected leadership, direction and efforts for the combined company so that shareholders can realize the significant opportunity and benefits that are expected from the Combination).
(3)

Represents the grant date fair value of the long-term incentive awards granted to the NEO in 2022, 2021 and 2020, as applicable. The grant date fair value of PRSUs for 2022 is based on the target value and is as follows: Messrs. Goettler ($5,915,000), Narula ($2,210,003), Malik ($4,680,005), Mauro ($2,080,004) and Coury ($7,020,007). If the maximum achievement of performance goals had been assumed, the grant date fair value of the PRSUs for 2022 would have been as follows: Messrs. Goettler ($11,534,250), Narula ($4,309,506), Malik ($9,126,010), Mauro ($4,056,008) and Coury ($13,689,014). All Combination-related awards were previously disclosed in the Company’s 2021 and 2022 proxy statements. With respect to Messrs. Goettler and Narula’s 2020 award, the grant date fair value represents cash-based awards granted by Pfizer in 2020 prior to the Combination, equal to $2,400,000 and $425,000, respectively. In connection with the Combination, these and certain other Pfizer awards were canceled and forfeited, and Messrs. Goettler and Narula were granted Viatris RSUs to replace such forfeited Pfizer awards. With respect to Messrs. Malik and Mauro’s 2020 award, the grant date fair value represents RSUs and PRSUs granted by Mylan in 2020 prior to the Combination. In the case of PRSUs, value is based on the target value as follows: Mr. Malik ($3,450,010) and Mr. Mauro ($1,600,014). In connection with the Combination, PRSUs were converted into an award of Viatris RSUs on a one-for-one basis assuming target level performance and RSUs were also converted into Viatris RSUs on a one-for-one basis. With respect to Mr. Coury, the grant date fair value of stock awards for 2020 represents the 1.6 million PRSUs granted by Viatris in connection with the Combination pursuant to his Value Creation Award, based on the Monte Carlo value equal to $12,451,936. For information regarding assumptions used in determining the expense of such awards, please refer to Note 14 to the Company’s Consolidated Financial Statements contained in the Form 10-K.

(4)

Represents the grant date fair value of the option awards granted by Mylan in 2020 prior to the Combination. In connection with the Combination, these option awards were converted into options to purchase shares of Viatris common stock on a one-for-one basis.

(5)	Represents amounts paid under the Company’s annual short-term incentive plan. For a discussion of this plan, see “2022 Annual Incentive Compensation Program” on pages 49 to 51.
(6)

Represents the aggregate change in present value of Mr. Malik’s accumulated benefit under Mr. Malik’s Retirement Benefit Agreement. Mr. Malik’s Retirement Benefit Agreement was frozen as of the Combination and Mr. Malik no longer accrues additional benefits under the agreement. In computing this amount, we used the same assumptions that were used to determine the expense amounts recognized in our 2020 financial statements. In 2020, the impact of a decrease in the applicable discount rates led to an increase in the present value of accumulated benefits of $336,290 for Mr. Malik. For further information concerning Mr. Malik’s Retirement Benefit Agreement, see the Pension Benefits for 2022 table on page 63. Messrs. Goettler and Narula participated in pension plans of Pfizer prior to the Combination, and Pfizer retained all liabilities with respect to such plans.

(7)	Amounts shown in this column are detailed in the following chart.

Name	Fiscal Year	Use of Company Provided Automobile ($)(a)	Personal Use of Company Aircraft ($)(b)	Expatriate Benefits ($)(c)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contribution ($)(d)	Restoration Plan Contribution ($)(e)	Other ($)(f)	Total ($)

Michael Goettler	2022	21,162	68,081	95,554	31,350	514,149	1,688	731,984

	2021	19,451	58,797	227,481	30,300	325,762	1,649	663,440

	2020	2,400	—	43,863	9,750	193,199	143	249,355

Sanjeev Narula	2022	19,262	—	4,756	27,504	228,450	1,688	281,660

	2021	19,200	—	336,440	26,454	139,419	4,601	526,114

	2020	2,400	—	631,856	7,231	20,089	143	661,719

Rajiv Malik	2022	30,998	71,273	—	37,519	262,749	2,895	405,434

	2021	6,847	62,141	26,036	32,700	228,787	7,172	363,683

	2020	2,204	9,482	606,221	31,222	182,052	20,341	851,522

Anthony Mauro	2022	19,200	—	—	39,666	244,857	14,245	317,968

	2021	19,200	9,150	—	31,570	230,711	6,023	296,654

	2020	19,200	—	—	31,484	189,360	3,402	243,446

Robert J. Coury	2022	22,680	5,926	—	32,427	726,188	72,399	859,620

	2021	24,563	29,184	—	31,377	680,312	41,242	806,678

	2020	25,111	30,363	—	28,300	275,306	40,770	399,850

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(a)

In the case of Messrs. Goettler, Narula, Mauro, and Coury, these costs represent a vehicle allowance and ancillary expenses associated with such vehicle. In the case of Mr. Malik, this number represents the cost of a vehicle (based on lease value), insurance and ancillary expenses associated with such vehicle.

(b)

Amounts disclosed represent the actual aggregate incremental costs associated with the personal use of corporate aircraft. Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away-from-home hanger fees, and other trip-related variable costs. Because the aircrafts are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs, and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the NEO. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.

(c)

For 2022, amounts disclosed for Messrs. Goettler and Narula include the value of certain one-time, non-recurring expatriate, repatriation and relocation benefits of $95,554 and $4,756, respectively. For 2021, amounts disclosed include for Messrs. Goettler and Narula the value of certain one-time, non-recurring expatriate, repatriation and relocation benefits of $227,481 and $336,440, respectively. For 2020, amounts for Messrs. Goettler and Narula include the value of certain one-time, non-recurring expatriate, repatriation and relocation benefits of $43,863 and $631,856, respectively, paid by Pfizer and/or Viatris in 2020. Repatriation for Messrs. Goettler and Narula occurred on September 30, 2020. For 2021, the amount disclosed for Mr. Malik represents one-time, non-recurring immigration expenses of $26,036. For 2020, the amount disclosed reflects expatriate benefits for Mr. Malik that represent income taxes paid by Mylan in connection with Mr. Malik’s expatriate assignment to the United States from India effective January 1, 2012. Specifically, Mr. Malik was responsible for, and continued to pay taxes equal to those he would have been obligated to pay had he maintained his principal work location and residence in India rather than having transferred, at Mylan’s request, to the United States, while Mylan generally paid for all additional taxes, including Mr. Malik’s tax obligations on the imputed income associated with Mylan’s payment of taxes on his behalf. This amount for Mr. Malik is net of Mylan’s estimated tax refunds for each year. The estimated refund was $274,822 for 2020. Mr. Malik is no longer eligible for these legacy tax equalization benefits.

(d)

For 2022, amounts for each NEO include a matching contribution for Messrs. Goettler ($10,000), Narula ($6,154), Malik ($16,169), Mauro ($18,316), and Coury ($11,077) and a profit sharing contribution received in March 2023 in respect of fiscal year 2022 to each of Messrs. Goettler, Narula, Malik, Mauro, and Coury ($21,350). For 2021, amounts for each NEO include a matching contribution for Messrs. Goettler ($10,000), Narula ($6,154), Malik ($12,400), Mauro ($11,270), and Coury ($11,077) and a profit sharing contribution received in March 2022 in respect of fiscal year 2021 to each of Messrs. Goettler, Narula, Malik, Mauro, and Coury ($20,300). For 2020, amounts disclosed for each NEO include a matching contribution for Messrs. Narula ($1,231), Malik ($14,122), Mauro ($14,384), and Coury ($11,200) and a profit sharing contribution received in March 2021 in respect of fiscal year 2020 for Messrs. Goettler ($9,750) and Narula ($6,000) and to each of Messrs. Malik, Mauro, and Coury ($17,100).

(e)

For 2022, amounts disclosed include a matching contribution under the Restoration Plan for Messrs. Goettler ($184,371), Narula ($82,254), Mauro ($87,480), and Coury ($261,360), and a profit sharing contribution under the Restoration Plan received in March 2023 in respect of fiscal year 2022 for Messrs. Goettler ($329,778), Narula ($144,196), Malik ($262,749), Mauro ($157,377), and Coury ($464,827). For 2021, amounts disclosed include a matching contribution under the Restoration Plan for Messrs. Goettler ($188,445), Narula ($80,782), Mauro ($89,930), and Coury ($266,221), and a profit sharing contribution under the Restoration Plan received in March 2022 in respect of fiscal year 2021 for Messrs. Goettler ($137,315), Narula ($58,637), Malik ($228,787), Mauro ($140,781), and Coury ($414,091). Last year’s proxy statement reported that Mr. Goettler received Restoration Plan contributions totaling $215,784; the updated value for 2021 is reflected above, with corresponding adjustments to the total amount of All Other Compensation for such year. For 2020, amounts disclosed include, for Messrs. Goettler, Mauro and Coury a matching contribution under the Restoration Plan of $36,467, $130,584, and $215,857, respectively, and a profit sharing contribution under the Restoration Plan received in March 2021 in respect of fiscal year 2020 for each of Messrs. Malik, Mauro, and Coury equal to $182,052, $58,776, and $59,449, respectively. Amounts disclosed for Messrs. Goettler and Narula include Retirement Savings Contributions under Pfizer’s plans in the amount of $156,732 and $20,089, respectively.

(f)

For 2022, amounts disclosed represent health insurance for Messrs. Malik and Coury ($30,699); certain personal security services for Mr. Coury ($38,447); international travel assistance premiums for each of the NEOs; events for Mr. Mauro ($10,788); tax preparation services related to U.K. tax returns for Messrs. Mauro and Coury; and long-term disability premiums for Messrs. Goettler, Narula, Malik, Mauro and Coury. For 2021, amounts disclosed represent health insurance for Messrs. Malik and Coury ($11,601); certain personal security services for Mr. Coury ($29,233); international travel assistance premiums for each of the NEOs; events for Messrs. Narula, Malik, and Mauro; tax preparation services related to U.K. tax returns for Messrs. Malik and Mauro; and long-term disability premiums for Messrs. Goettler, Narula, Malik, and Mauro. For 2020, amounts disclosed represent health insurance for Messrs. Malik and Coury ($29,102); certain personal security services for Messrs. Malik and Coury; events for Mr. Malik; tax preparation services related to U.K. tax returns for Messrs. Mauro and Coury; long-term disability premiums for Messrs. Goettler, Narula, Malik, Mauro, and Coury; and international travel assistance premiums for Messrs. Malik, Mauro, and Coury.

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Grants of Plan-Based Awards for 2022

The following table summarizes grants of plan-based awards made to each NEO during 2022.

Name	Grant Date	Approval Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Goettler			975,000	1,950,000	3,900,000	—	—	—	—	—	—	—
	3/4/2022	3/4/2022	—	—	—	202,966	579,902	1,130,809	—	—	—	5,915,000
	3/4/2022	3/4/2022	—	—	—	—	—	—	312,255	—	—	3,185,001

Sanjeev Narula			425,000	850,000	1,700,000	—	—	—	—	—	—	—
	3/4/2022	3/4/2022	—	—	—	75,834	216,667	422,501	—	—	—	2,210,003
	3/4/2022	3/4/2022	—	—	—	—	—	—	116,667	—	—	1,190,003

Rajiv Malik			750,000	1,500,000	3,000,000	—	—	—	—	—	—	—
	3/4/2022	3/4/2022	—	—	—	160,589	458,824	894,707	—	—	—	4,680,005
	3/4/2022	3/4/2022	—	—	—	—	—	—	247,059	—	—	2,520,002

Anthony Mauro			460,000	920,000	1,840,000	—	—	—	—	—	—	—
	3/4/2022	3/4/2022	—	—	—	71,373	203,922	397,648	—	—	—	2,080,004
	3/4/2022	3/4/2022	—	—	—	—	—	—	109,804	—	—	1,120,001

Robert J. Coury			1,350,000	2,700,000	5,400,000	—	—	—	—	—	—	—
	3/4/2022	3/4/2022	—	—	—	240,883	688,236	1,342,061	—	—	—	7,020,007
	3/4/2022	3/4/2022	—	—	—	—	—	—	370,589	—	—	3,780,008

(1)

The performance goals under the annual incentive compensation program applicable to the NEOs during 2022 are described above in the CD&A. For a discussion of these awards, see “2022 Annual Incentive Compensation Program” on pages 49 to 51 of this Proxy Statement.

(2)

Consists of PRSUs awarded under the Viatris 2020 Stock Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2022 table.

(3)

Consists of RSUs awarded under the Viatris 2020 Stock Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2022 table.

(4)

Represents the grant date fair value of the specific award granted to the NEO. For information regarding assumptions used in determining such value, please refer to Note 14 to the Company’s Consolidated Financial Statements contained in the Form 10-K.

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Outstanding Equity Awards at the End of 2022

The following table sets forth information concerning all of the outstanding LTI awards held by each NEO as of December 31, 2022.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Michael Goettler	—	—	—	—	128,728	(3)	1,432,740	—		—

	—	—	—	—	183,245	(4)	2,039,514	409,962	(6)	4,562,877

	—	—	—	—	323,480	(5)	3,600,327	600,748	(7)	6,686,325

Sanjeev Narula	—	—	—	—	22,796	(3)	253,719	—		—

	—	—	—	—	56,383	(4)	627,546	126,142	(6)	1,403,960

	—	—	—	—	120,861	(5)	1,345,181	224,456	(7)	2,498,195

Rajiv Malik	34,389	—	55.84	3/5/2024	—		—	—		—

	41,637	—	50.66	11/17/2025	—		—	—		—

	50,168	—	46.27	2/17/2026	—		—	—		—

	65,574	—	45.18	3/3/2027	—		—	—		—

	71,600	—	40.97	3/2/2028	—		—	—		—

	60,053	—	27.45	3/1/2029	—		—	—		—

	56,581	28,290	17.48	3/2/2030	—		—	—		—

	—	—	—	—	52,632	(8)	585,794	—		—

	—	—	—	—	197,369	(9)	2,196,717	—		—

	—	—	—	—	144,985	(4)	1,613,686	324,365	(6)	3,610,182

	—	—	—	—	255,940	(5)	2,848,612	475,318	(7)	5,290,289

Anthony Mauro	3,236	—	30.90	3/6/2023	—		—	—		—

	12,009	—	55.84	3/5/2024	—		—	—		—

	16,265	—	50.66	11/17/2025	—		—	—		—

	27,314	—	46.27	2/17/2026	—		—	—		—

	29,275	—	45.18	3/3/2027	—		—	—		—

	29,833	—	40.97	3/2/2028	—		—	—		—

	27,851	—	27.45	3/1/2029	—		—	—		—

	26,241	13,120	17.48	3/2/2030	—		—	—		—

	—	—	—	—	24,409	(8)	271,672	—		—

	—	—	—	—	91,534	(9)	1,018,773	—		—

	—	—	—	—	64,438	(4)	717,198	144,163	(6)	1,604,534

	—	—	—	—	113,751	(5)	1,266,050	211,253	(7)	2,351,246

Robert J. Coury	3,236	—	30.90	3/6/2023	—		—	—		—

	58,952	—	55.84	3/5/2024	—		—	—		—

	63,235	—	50.66	11/17/2025	—		—	—		—

	82,776	—	46.27	2/17/2026	—		—	1,600,000	(10)	17,808,000

	—	—	—	—	217,477	(4)	2,420,523	486,547	(6)	5,415,268

	—	—	—	—	383,910	(5)	4,272,923	712,976	(7)	7,935,423
(1)

Vesting dates applicable to unvested stock options are as follows, in each case, generally subject to continued employment with Viatris: on March 2, 2022, the unvested options at the $17.48 exercise price for Messrs. Malik and Mauro vested. Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination

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because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; (iii) in the case of death, including within two years following termination because of disability, or, in the case of options granted prior to January 1, 2017, retirement, 100% of options become vested and vested options will remain exercisable for the remainder of the original term; and (iv) in the case of an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control, 100% of options become vested (double-trigger awards) and remain exercisable for the remainder of the original term.
(2)	The market value of RSUs and PRSUs was calculated using the closing price of the Company’s shares as of December 31, 2022, $11.13.
(3)

In connection with the Combination, Viatris granted Make-Whole RSU awards to Messrs. Goettler and Narula to replace the Pfizer equity awards forfeited by such NEOs. These Make-Whole RSU awards have the same vesting schedule as the original Pfizer awards and will cliff-vest on the third anniversary of the original grant date. The 128,728 Make-Whole RSUs held by Mr. Goettler, and the 22,796 Make-Whole RSUs held by Mr. Narula vested on February 27, 2023. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest. In accordance with their terms, all of these awards would have vested upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability. For any other termination reason, these RSUs will be forfeited.

(4)

Of the 183,245 RSUs held by Mr. Goettler, 91,623 vested on March 2, 2023 and the remaining unvested RSUs were forfeited in connection with Mr. Goettler’s separation from Viatris on April 1, 2023; of the 56,383 RSUs held by Mr. Narula, 28,192 vested on March 2, 2023 and 28,191 will vest on March 2, 2024; of the 144,985 RSUs held by Mr. Malik, 72,493 vested on March 2, 2023 and 72,492 will vest on March 2, 2024; of the 64,438 RSUs held by Mr. Mauro, 32,220 vested on March 2, 2023 and 32,218 will vest on March 2, 2024; of the 217,477 RSUs held by Mr. Coury, 108,739 vested on March 2, 2023 and 108,738 will vest on March 2, 2024. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(5)

Of the 323,480 RSUs held by Mr. Goettler, 107,827 vested on March 4, 2023 and the remaining unvested RSUs were forfeited in connection with Mr. Goettler’s separation from Viatris on April 1, 2023; of the 120,861 RSUs held by Mr. Narula, 40,287 vested on March 4, 2023 and 40,287 will vest on each of March 4, 2024 and March 4, 2025; of the 255,940 RSUs held by Mr. Malik, 85,314 vested on March 4, 2023 and 85,313 will vest on each of March 4, 2024 and March 4, 2025; of the 113,751 RSUs held by Mr. Mauro, 37,917 vested on March 4, 2023 and 37,917 will vest on each of March 4, 2024 and March 4, 2025; of the 383,910 RSUs held by Mr. Coury, 127,970 vested on March 4, 2023 and 127,970 will vest on each of March 4, 2024 and March 4, 2025. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(6)

The PRSUs will vest on March 2, 2024, subject to attainment of performance goals. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(7)

The PRSUs will vest on March 4, 2025, subject to attainment of performance goals. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(8)

The 52,632 RSUs held by Mr. Malik, and 24,409 RSUs held by Mr. Mauro vested on March 2, 2023. In accordance with their terms, all of these awards would have vested upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability.

(9)

The 197,369 RSUs held by Mr. Malik, and 91,534 RSUs held by Mr. Mauro vested on March 2, 2023, which represents 100% of their original target PRSUs. In accordance with their terms, all of these awards would have vested upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability.

(10)

The PRSUs were granted on November 23, 2020 and are divided into five separate vesting tranches requiring share price appreciation and shareholder returns (including dividends and other distributions) of 25%, 50%, 75%, 100% and 150% from the date of grant through December 30, 2025. In the case of the first three tranches, the PRSUs are subject to a retention requirement through the first anniversary of achieving the shareholder return goal, and in the case of the final two tranches, the PRSUs are subject to a retention requirement through the term of the award. The PRSUs vest and are settled in full upon termination of employment without cause, resignation for good reason, disability, or death.

2023 Proxy Statement | 62

Option Exercises and Stock Vested for 2022

The option awards and stock awards reflected in the table below were exercised or became vested for the NEOs during 2022.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Goettler	—	—	142,825	1,526,030
Sanjeev Narula	—	—	26,751	280,350
Rajiv Malik	—	—	280,617	2,940,866
Anthony Mauro	—	—	128,813	1,349,960
Robert J. Coury	—	—	103,179	1,081,316

Pension Benefits for 2022

The following table summarizes Mr. Malik’s benefits as of December 31, 2022 under The Executive Plan for Rajiv Malik (the “Executive Plan”) and Mr. Malik’s Retirement Benefit Agreement (the “Malik RBA”). The Malik RBA was frozen in November 2020. Mr. Malik will not accrue any additional benefits pursuant to the agreement. The Executive Plan is a deferred compensation plan to which the Company no longer contributes, though the value of the benefit may change depending on the performance of investments. The Company does not sponsor any other defined benefit pension programs covering the NEOs.

Name	Plan Name(1)		Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Michael Goettler	N/A		N/A	—	—

Sanjeev Narula	N/A		N/A	—	—

Rajiv Malik	The Executive Plan	(3)	N/A	433,475	—

Rajiv Malik	Retirement Benefit Agreement	(4)	16	5,342,449	—

Anthony Mauro	N/A		N/A	—	—

Robert J. Coury	N/A		N/A	—	—

(1)	Messrs. Goettler, Narula, Mauro and Coury are not party to a defined benefit pension arrangement.
(2)	See pages 54 and 57 of this Proxy Statement for further information on the value of the accumulated pension benefit.
(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.
(4)	The Malik RBA has been frozen. Mr. Malik no longer accrues any additional benefits under the agreement.

63 | 2023 Proxy Statement

Nonqualified Deferred Compensation for 2022

The following table sets forth information relating to the Restoration Plan for 2022.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Company Profit Sharing and Match Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Michael Goettler	166,659	188,445	325,761	(69,356)	—	611,509
Sanjeev Narula	52,988	82,398	141,034	(23,400)	—	253,020
Rajiv Malik	1,020,325	—	224,509	(208,190)	—	1,036,644
Anthony Mauro	2,868,785	89,930	229,330	(110,605)	—	3,077,440
Robert J. Coury	655,993	265,616	678,309	(175,915)	—	1,424,003

Estimated Payments in Connection with a Termination of Employment or Change in Control

The following discussion summarizes the potential payments and benefits that would have been payable to each of the NEOs upon a termination of employment on December 31, 2022 by Viatris without “cause”, by the NEO for “good reason” (each as defined in the applicable agreement), due to the NEO’s death or disability or as a result of a CIC Termination. A “CIC Termination” occurs if an NEO’s employment is terminated other than for cause or if he terminates employment for good reason, in each case, within two years following the occurrence of a change in control. The amounts discussed below exclude (i) 401(k) retirement plan contributions and distributions that are generally available to all salaried employees, (ii) payments pursuant to vested Restoration Plan balances and vested rights under Retirement Benefit Agreements, (iii) payments pursuant to awards scheduled to vest on or before December 31, 2022 by their terms, (iv) any amounts that may be due at the time of an event in respect of accrued and unpaid salary, bonuses, or vacation, and (v) the value of each NEO’s annual bonus for the 2022 completed fiscal year as the year was complete as of December 31, 2022. These are estimates only and actual amounts payable upon such terminations may be different and will only be determined upon the actual occurrence of any such event.

Michael Goettler

Mr. Goettler was entitled to severance payments and benefits upon certain terminations of employment pursuant to an agreement with Viatris and his equity award agreements with Viatris.

Termination Without Cause Absent a Change in Control. If Mr. Goettler’s employment was terminated on December 31, 2022 by Viatris without cause, he would have been entitled to a payment equal to two and a half times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal installments. The estimated value of such payments and benefits, assuming a December 31, 2022 termination, would have been $8,125,000.

Termination Due to Death or Disability Absent a Change in Control. If Mr. Goettler’s employment was terminated on December 31, 2022 due to death or disability, he would have been entitled to full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such equity vesting, assuming a December 31, 2022 termination, would have been $18,321,767. Mr. Goettler is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Goettler incurred a CIC Termination on December 31, 2022, in addition to the payments and benefits provided for above, he would have been entitled to full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such equity vesting, assuming a December 31, 2022 CIC Termination, would have been $18,321,767.

2023 Proxy Statement | 64

Sanjeev Narula

Mr. Narula is entitled to severance payments and benefits upon certain terminations of employment pursuant to the Mylan N.V. Severance Plan and Global Guidelines (which was assumed by Viatris) (the “Severance Plan”) and his equity award agreements with Viatris.

Termination Without Cause Absent a Change in Control. If Mr. Narula’s employment was terminated on December 31, 2022 by Viatris without cause, he would have been entitled to twelve (12) months of base salary continuation and twelve (12) months of continued health and other benefits. The estimated value of such payments, assuming a December 31, 2022 termination, would have been $913,508.

Termination Due to Death or Disability Absent a Change in Control. If Mr. Narula’s employment was terminated on December 31, 2022 due to death or disability, he would have been entitled to full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such equity vesting, assuming a December 31, 2022 termination, would have been $6,128,595. Mr. Narula is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Narula incurred a CIC Termination on December 31, 2022, he would have been entitled to (1) a payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal installments, (2) twenty-four (24) months of continued health and other benefits, and (3) full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such payments and benefits, assuming a December 31, 2022 CIC Termination, would have been (i) $3,489,367, in respect of cash severance and other benefits and (ii) $6,128,595, in respect of the vesting of his equity awards.

Rajiv Malik

Mr. Malik is entitled to severance payments and benefits upon certain terminations of employment pursuant to the Severance Plan and his equity award agreements with Viatris.

Termination Without Cause Absent a Change in Control. If Mr. Malik’s employment was terminated on December 31, 2022 by Viatris without cause, he would have been entitled to twelve (12) months of base salary continuation and twelve (12) months of continued health and other benefits. The estimated value of such payments, assuming a December 31, 2022 termination, would have been $1,263,508. Mr. Malik is also entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives following a termination of employment.

Termination Due to Death or Disability Absent a Change in Control. If Mr. Malik’s employment was terminated on December 31, 2022 due to death or disability, he would have been entitled to full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such equity vesting, assuming a December 31, 2022 termination, would have been $16,145,271. Mr. Malik is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Malik incurred a CIC Termination on December 31, 2022, he would have been entitled to (1) a payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal installments, (2) twenty-four (24) months of continued health and other benefits, and (3) full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such payments and benefits, assuming a December 31, 2022 CIC Termination, would have been (i) $5,489,367, in respect of cash severance and other benefits and (ii) $16,145,271, in respect of the vesting of his equity awards.

Anthony Mauro

Mr. Mauro is entitled to severance payments and benefits upon certain terminations of employment pursuant to the Severance Plan and his equity award agreements with Viatris.

65 | 2023 Proxy Statement

Termination Without Cause Absent a Change in Control. If Mr. Mauro’s employment was terminated on December 31, 2022 by Viatris without cause, he would have been entitled to twelve (12) months of base salary continuation and twelve (12) months of continued health and other benefits. The estimated value of such payments, assuming a December 31, 2022 termination, would have been $864,150.

Termination Due to Death or Disability Absent a Change in Control. If Mr. Mauro’s employment was terminated on December 31, 2022 due to death or disability, he would have been entitled to full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such equity vesting, assuming a December 31, 2022 termination, would have been $7,229,457. Mr. Mauro is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Mauro incurred a CIC Termination on December 31, 2022, he would have been entitled to (1) a payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal installments, (2) twenty-four (24) months of continued health and other benefits, and (3) full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such payments and benefits, assuming a December 31, 2022 CIC Termination, would have been (i) $3,530,715, in respect of cash severance and other benefits and (ii) $7,229,457, in respect of the vesting of his equity awards.

Robert J. Coury

Mr. Coury is entitled to severance payments and benefits upon certain terminations of employment pursuant to his Executive Employment Agreement and his equity award agreements with Viatris.

Resignation for Good Reason, Termination Without Cause or Termination Due to Death or Disability. If Mr. Coury’s employment was terminated on December 31, 2022 by Viatris without cause, upon resignation for good reason, due to his death or disability (in each case, as defined in the Executive Employment Agreement) or in connection with a change in control, he would have been entitled to (1) a lump sum payment equal to three times the sum of his base salary and target or highest bonus paid, (2) three years of continued health and other benefits, and (3) full vesting of his RSUs and PRSUs (including his Value Creation Incentive Award and with any other PRSUs vesting based on target performance). Mr. Coury is also entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives following a termination of employment. The estimated values of such payments and benefits, assuming a December 31, 2022 termination, would have been (i) $20,981,368, in respect of cash severance and other benefits, and (ii) $39,148,128, in respect of the vesting of his RSUs and PRSUs. These amounts would not be enhanced if these events occurred following a change in control of Viatris.

2023 Proxy Statement | 66

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our global employee population and the annual total compensation of our CEO for 2022, Michael Goettler. Under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if there is no significant impact to the pay ratio disclosure. We identified our median-paid employee in 2021. In 2022, such employee received a promotion. In light of the prior median employee’s promotion during 2022 and the resulting compensation adjustment which would impact the pay ratio, a new employee representing the median-paid employee has been selected for this Proxy Statement.

The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Regulation S-K Item 402(u). The ratio of Mr. Goettler’s annual total compensation for 2022, as reported in the Summary Compensation Table on page 57 of this Proxy Statement, to the median employee annual total compensation determined on the same basis was 424:1. For 2022, the annual total compensation along with the value of employer provided benefits of our median employee was $34,858 and $14,787,272 for the CEO.

To identify our median employee, we prepared a list of Viatris employees throughout the world as of December 31, 2022. We chose base salary as our consistently applied compensation measure. We then calculated an annual base salary for each employee, annualizing pay for those employees who commenced work during 2022 and for any employees who were on leave for a portion of 2022. For hourly employees, we used a reasonable estimate of hours worked to determine annual base pay. We determined that as of December 31, 2022, our total number of U.S. employees was approximately 4,150 and our total number of non-U.S. employees was approximately 34,150. No employees were excluded from the employee population.

Our median employee is located in India, which reflects the true global nature of our organization and the fact that we are a diversified company within our peer group whose employees participate in all aspects of bringing our products to market, from R&D to manufacturing. This diversification should be considered by readers who would compare our CEO Pay Ratio to those within our peer or industry group and reflects differences in pay demographics among those groups. Pay ratios may not be comparable because of different employee populations, geographic distribution of employees, and compensation practices and companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

67 | 2023 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO
NEOs and Company performance for the fiscal years listed below. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” beginning on page 44.
Pay Versus Performance Table

Year	Summary Compensation Table Total for Michael Goettler (PEO) (1)	Compensation Actually Paid to Michael Goettler (PEO) (1)(2)(3)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (1)(2)(3)	Value of Initial Fixed $100 Investment Based on TSR (4)	Peer Group TSR (5)	Net Income (6)(7)	Free Cash Flow (7)(8)
	($)	($)	($)	($)	($)	($)	($ millions)	($ millions)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2022	14,771,270	14,343,391	14,937,678	13,714,272	74.84	152.44	2,079	2,547

2021	14,779,570	13,637,943	10,468,732	5,996,167	87.32	141.38	(1,269)	2,560

2020	5,472,905	6,397,981	13,208,230	13,982,122	118.20	113.12	(670)	989

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Goettler (who served as our CEO until April 1, 2023) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Summary Compensation Table on page 57. The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Goettler) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Goettler) included for purposes of calculating the average amounts in each applicable year are Sanjeev Narula, Rajiv Malik, Anthony Mauro and Robert J. Coury.

(2)
The amounts shown for compensation actually paid have been calculated in accordance with Item 402(v) of Regulation
S-K
(“Compensation Actually Paid”) and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
In accordance with the requirements of Item 402(v) of Regulation
S-K,
adjustments were made to total compensation for each year to determine the compensation actually paid as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Pension Benefit Adjustments Column are based on the service cost for services rendered during the listed year and any prior service cost related to plan amendments or initiations.

PEO SCT Total to CAP Reconciliation

	Summary Compensation Table Total for Michael Goettler (PEO)	Reported Change in Pension Value for Michael Goettler (PEO) (a)	Reported Value of Equity Awards for Michael Goettler (PEO) (b)	Pension Benefit Adjustments for Michael Goettler (PEO) (c)	Equity Award Adjustments for Michael Goettler (PEO) (d)	Compensation Actually Paid to Michael Goettler (PEO)

Year	($)	($)	($)	($)	($)	($)

2022	14,771,270	—	(9,100,001)	—	8,672,122	14,343,391

2021	14,779,570	—	(9,100,015)	—	7,958,388	13,637,943

2020	5,472,905	—	(2,400,000)	—	3,325,076	6,397,981

2023 Proxy Statement | 68

Average non-PEO NEOs SCT Total to CAP Reconciliation

	Average Summary Compensation Table Total for non-PEO NEOs	Average Reported Change in Pension Value for non-PEO NEOs (a)	Average Reported Value of Equity Awards for non-PEO NEOs (b)	Average Pension Benefit Adjustments for non-PEO NEOs (c)	Average Equity Award Adjustments for non-PEO NEOs (d)	Average Compensation Actually Paid to non-PEO NEOs

Year	($)	($)	($)	($)	($)	($)

2022	14,937,678	—	(6,150,008)	—	4,926,603	13,714,272

2021	10,468,732	—	(6,000,014)	—	1,527,448	5,996,167

2020	13,208,230	(84,073)	(5,744,245)	—	6,602,209	13,982,122

(a)
The amounts included in this column are the changes in pension value reported in “Change in Pension Value and
Non-qualified
Deferred Compensation Earnings” column of the Summary Compensation Table on page 57 for each applicable year.

(b)	The amounts included in this column represent the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table on page 57 for each applicable year.
(c)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by each NEO during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. There were no such costs for any NEO (including Mr. Goettler) during the covered period.

(d)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

PEO Equity Component of CAP

	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Michael Goettler (PEO)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Michael Goettler (PEO)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Michael Goettler (PEO)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Michael Goettler (PEO)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Michael Goettler (PEO)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Michael Goettler (PEO)	Total Equity Award Adjustments for Michael Goettler (PEO)

Year	($)	($)	($)	($)	($)	($)	($)

2022	10,405,453	(1,284,199)	—	(449,132)	—	—	8,672,122

2021	8,821,950	(849,951)	—	(13,611)	—	—	7,958,388

2020	3,325,076	—	—	—	—	—	3,325,076

69 | 2023 Proxy Statement

Average non-PEO NEOs Equity Component of CAP

	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for non-PEO NEOs	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for non-PEO NEOs	Total - Average Equity Award Adjustments for non-PEO NEOs

Year	($)	($)	($)	($)	($)	($)	($)

2022	7,032,266	(1,679,859)	—	(425,804)	—	—	4,926,603

2021	5,816,674	(3,675,929)	—	(613,297)	—	—	1,527,448

2020	6,923,584	(213,242)	—	(108,133)	—	—	6,602,209

(4)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(5)
The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Pharmaceuticals Index, which is also the published industry or line-of-business
index we utilized in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the Form 10-K. Viatris common stock has been listed on the NASDAQ under the symbol “VTRS” since November 17, 2020. Prior to that time, there was no public market for our common stock. Upon consummation of the Combination, Pfizer stockholders received approximately 0.124079 shares of Viatris common stock for every one share of Pfizer common stock held as of the close of business on the record date (which was November 13, 2020). Former Mylan N.V. (“Mylan”) ordinary shareholders received one share of Viatris common stock for every one share of Mylan ordinary share held. The comparison assumes $100 was invested in Company stock for the period starting November 16, 2020, and in the Dow Jones U.S. Pharmaceuticals Index starting October 31, 2020 (with the reinvestment of all dividends) through the end of the listed year. Historical stock performance is not necessarily indicative of future stock performance.

(6)	The dollar amounts reported represent the amount of net earnings (loss) reflected in the Company’s audited financial statements for the applicable year.
(7)
In accordance with Accounting Standards Codification 805, Business Combinations, Mylan is considered the accounting acquirer of the Upjohn business and all historical financial information of the Company prior to November 16, 2020 represents Mylan’s historical results and the Company’s thereafter.

(8)
We determined Free Cash Flow (as reported) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and non-PEO
NEOs in 2022. Free Cash Flow (as reported) refers to U.S. GAAP net cash provided by operating activities less capital expenditures. We may determine a different financial performance measure to be the most important financial performance measure in future years.

2023 Proxy Statement | 70

Description of Relationship Between PEO and
non-PEO
NEO Compensation Actually Paid and Company TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

*	$100 invested on November 16, 2020 in Company stock including reinvestment of dividends.

71 | 2023 Proxy Statement

Description of Relationship Between PEO and
non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO
NEOs, and our Net Earnings (Loss) during the three most recently completed fiscal years.

2023 Proxy Statement | 72

Description of Relationship Between PEO and
non-PEO
NEO Compensation Actually Paid and Free Cash Flow (as reported)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our non-PEO
NEOs, and our Free Cash Flow (as reported) during the three most recently completed fiscal years.

73 | 2023 Proxy Statement

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the Dow Jones US Pharmaceuticals Index over the same period.

List of Most Important Financial Performance Measures
The following presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance. The measures are not ranked.

Most Important Performance Measures

Adjusted EBITDA (as reported)*

Free Cash Flow (as reported)*

Relative TSR

*	See Appendix B of this Proxy Statement for reconciliations of 2022 Adjusted EBITDA (as reported) and Free Cash Flow (as reported) to our audited financial statements.

2023 Proxy Statement | 74

Item 3

Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that the selection of the independent registered public accounting firm be submitted to shareholders for ratification at the 2023 Annual Meeting.

Representatives of Deloitte are expected to be in attendance at the 2023 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

While shareholder ratification of the selection of Deloitte is not required by the Company’s Bylaws or other governing documents or law, the Board is submitting the selection of Deloitte to our shareholders for ratification as the Board believes it is a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

&hairsp;Board Recommendation

Viatris’ Board recommends a vote “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

75 | 2023 Proxy Statement

Principal Accounting Fees and Services

Deloitte served as Viatris’ independent registered public accounting firm during 2022 and 2021 and audited Viatris’ financial statements for the fiscal years ended December 31, 2022 and 2021. No relationships exist with Deloitte other than the usual relationship between such a firm and its client. Details about the nature of the services provided by, and fees Viatris paid to, Deloitte and affiliated firms for such services during 2022 and 2021 are set forth below.

	In millions

	2022	&hairsp;2021 &hairsp;
Audit Fees(1)	$15.41	$12.29
Audit-Related Fees(2)	0.35	0.19
Tax Fees(3)	0.15	0.27
All Other Fees(4)	—	0.10
Total Fees	$15.91	$12.85

(1)

Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and accounting, reporting and disclosure matters.

(2)

Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including statutory audits of certain of the Company’s subsidiaries, comfort letters, certain SEC filings and other agreed-upon procedures.

(3)	Represents fees primarily related to tax return preparation, tax planning and tax compliance support services, as well as fees related to tax advice provided in connection with the Combination.
(4)	Represents fees related primarily to advisory services.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for Viatris. Under the policy, the Committee must review and pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services pre-approved by the Committee up to certain amounts. All services performed by Deloitte during 2022 and 2021 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

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Report of the Audit Committee of Viatris’ Board

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent the Company specifically incorporates such information by reference.

August 10, 2023

The Audit Committee is currently comprised of five Directors, each of whom is independent as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (“SEC”) and the applicable NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on Viatris Inc.’s (the “Company”) website at https://www.viatris.com/-/media/project/common/viatris/pdf/corporate-governance/audit-committee-charter.pdf.

Management is responsible for the preparation and integrity of the Company’s financial statements. Management is also responsible for implementing and maintaining appropriate accounting and financial reporting policies, procedures, and internal controls designed to ensure compliance with applicable accounting standards and laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing and reviewing the Company’s financial statements and auditing the Company’s internal control over financial reporting, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue their reports thereon. One of the Audit Committee’s responsibilities is to oversee these processes.

In this context, the Audit Committee met a total of nine (9) times in 2022 and seven (7) times in 2023 as of August 10, 2023, and has reviewed and discussed with management, including Viatris’ internal auditor, and with the independent auditor, Viatris’ audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Viatris’ financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Viatris’ internal control over financial reporting and its disclosure controls and procedures. Management represented to the Audit Committee that Viatris’ consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Viatris’ independent auditor also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB’s Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence, and the Audit Committee discussed these matters with the independent auditor. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Viatris is compatible with the firm’s independence. Deloitte & Touche LLP, Viatris’ independent auditor, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Viatris’ Annual Report on Form 10-K for 2022, which was filed with the SEC.

BY THE AUDIT COMMITTEE:

Richard A. Mark, Chair

W. Don Cornwell

JoEllen Lyons Dillon

Elisha W. Finney

Mark W. Parrish

77 | 2023 Proxy Statement

Item 4

Approval of Amendment to our Amended and Restated Certificate of Incorporation to Add a Federal Forum Selection Provision

The Board has unanimously approved and declared advisable, and recommends that our shareholders adopt, a proposed amendment to our Amended and Restated Certificate of Incorporation, as amended (“Amended and Restated Certificate of Incorporation”) to add a federal forum provision for the resolution of any complaint asserting a cause of action arising under the Securities Act.

We are seeking shareholder approval to amend Article X of our Amended and Restated Certificate of Incorporation to provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. We refer to this provision as the “federal forum selection provision” and to the proposed amendment as the “federal forum selection amendment”.

Our Amended and Restated Certificate of Incorporation currently has a forum selection clause that does not include a federal forum selection provision for claims arising under the Securities Act. As part of its continuing review of the elements of our corporate governance standards and practices, the Board concluded that including a federal forum selection provision would improve the fairness and uniform adjudication of actions arising under the Securities Act. As a result, the Board voted to approve, and is recommending to shareholders that they approve, the federal forum selection amendment.

A federal forum selection provision allows for (a) the consolidation of multi-jurisdiction litigation, (b) the avoidance of state court forum shopping by plaintiffs, (c) efficiencies in managing the procedural aspects of securities litigation and (d) the facilitation of submission of Securities Act claims for resolution by federal courts, which often have significant experience and expertise in adjudicating such claims, all of which should also reduce the cost to us of resolving such matters. The proposed federal forum selection provision does not limit plaintiffs to a particular state’s federal courts and permits the Company to consent to the selection of an alternative forum. In addition, the proposed federal forum selection provision would regulate only the forum in which shareholders may assert claims arising under the Securities Act; it would not impair the ability of shareholders to bring such claims, and it would not affect the remedies available if such claims were ultimately successful.

Although we are seeking approval of the federal forum selection provision for the reasons cited above, if the federal forum selection amendment is adopted and becomes effective, it may have a number of potential effects in addition to the effects discussed above. The federal forum selection provision could limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable and thereby discourage claims under the Securities Act. Further, the provision could require shareholders to incur litigation costs in bringing any action to contest the provision’s enforceability, as well as to incur additional litigation costs in pursuing claims in federal court in accordance with the terms of the federal forum selection provision.

If it is approved by shareholders and becomes effective, the federal forum selection provision would be in addition to a provision in our Amended and Restated Certificate of Incorporation that provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, creditors or other constituents, (iii) any action or proceeding asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law (“DGCL”) or our Amended and Restated Certificate of Incorporation or our Bylaws, (iv) any action or proceeding asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine or (v) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction,

2023 Proxy Statement | 78

such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the exclusive forum provision in our Amended and Restated Certificate of Incorporation relating to the Court of Chancery of the State of Delaware does not apply to claims arising under the Exchange Act.

Proposed Amendment

If approved, the federal forum selection amendment would modify our Amended and Restated Certificate of Incorporation by amending Article X to read as follows, with the changes from our current Amended and Restated Certificate of Incorporation marked:

“ARTICLE X

FORUM AND VENUE

Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (iii) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (iv) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine or (v) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware: provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware. Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article X shall not in any way be affected or impaired thereby.”

Set forth in Appendix C to this Proxy Statement is a form of the proposed Certificate of Amendment that would be adopted should this Item 4 be approved by shareholders at the 2023 Annual Meeting. If shareholders approve this Item 4, the changes described in this Item 4 will become legally effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to occur shortly following the 2023 Annual Meeting. However, even if shareholders approve this Item 4, the Board may, in its sole discretion, abandon this federal forum selection amendment without further shareholder action prior to the effectiveness of the filing of the Certificate of Amendment relating to such amendment and, if abandoned, this federal forum selection amendment will not become effective. If shareholders do not approve this Item 4, the changes described in this Item 4 will not be made and the federal forum selection clause described in this Item 4 will not take effect.

&hairsp;Board Recommendation

Viatris’ Board recommends a vote “FOR” approval of the federal forum selection amendment.

79 | 2023 Proxy Statement

Item 5

Approval of Amendment to our Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation

The Board has unanimously approved and declared advisable, and recommends that our shareholders adopt, a proposed amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.

Article IX, Section 9.01 of our Amended and Restated Certificate of Incorporation currently includes a provision, authorized under the DGCL, that eliminates the personal liability of Directors for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the DGCL.

Prior to 2022, the DGCL did not allow for similar elimination or limitation of officers’ personal liability. As a result, shareholder plaintiffs employed tactics of bringing certain claims against individual officers when such claims would otherwise be exculpated and dismissed if brought against directors. However, the State of Delaware, which is the Company’s state of incorporation, recently amended Section 102(b)(7) of the DGCL to enable Delaware companies to limit the personal liability of certain of their officers in limited circumstances (the “Section 102(b)(7) Amendment”). The Section 102(b)(7) Amendment was adopted to address inconsistent treatment between officers and directors and address rising litigation and insurance costs for shareholders.

The Board believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges in an evolving macroeconomic and regulatory environment, without the benefit of hindsight. The Board believes that exculpation provisions empower both directors and officers to exercise their best judgment in furtherance of shareholder interests. In addition, adopting an exculpation provision that aligns with Delaware law could prevent costly and protracted litigation that distracts our officers from important operational and strategic matters.

The Board also expects that exculpation clauses applicable to officers could become widely used by public corporations, including our peers, and that failing to adopt the Section 102(b)(7) Amendment could negatively impact our ability to recruit and retain exceptional officer candidates who value the protection from potential exposure to liabilities, costs of defense, and other risks of proceedings that would be afforded by protection similar to that afforded by the Section 102(b)(7) Amendment. Additionally, the Section 102(b)(7) Amendment will align the protections for our officers with those protections already afforded to our Directors.

In light of the Section 102(b)(7) Amendment, we propose to amend our Amended and Restated Certificate of Incorporation to add a provision exculpating certain of the Company’s officers from liability, as permitted by Delaware law, similar to the protections currently available for Directors of the Company in our current Amended and Restated Certificate of Incorporation. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by shareholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for so limiting the scope of liability is to strike a balance between shareholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf. For these reasons, our Board has determined that it is in the best interests of the Company and its shareholders to seek to update the exculpation provision.

2023 Proxy Statement | 80

Proposed Amendment

If approved, the Section 102(b)(7) Amendment would modify our Amended and Restated Certificate of Incorporation by amending Article IX, Section 9.01 to read as follows, with the changes from our current Amended and Restated Certificate of Incorporation marked:

“Section 9.01. Director and Officer Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer (as applicable). Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.”

Set forth in Appendix D to this Proxy Statement is a form of the proposed Certificate of Amendment that would be adopted should this Item 5 be approved by shareholders at the 2023 Annual Meeting. If shareholders approve this Item 5, the changes described in this Item 5 will become legally effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to occur shortly following the 2023 Annual Meeting. However, even if shareholders approve this Item 5, the Board may, in its sole discretion, abandon this amendment to reflect new Delaware law provisions regarding officer exculpation without further shareholder action prior to the effectiveness of the filing of the Certificate of Amendment relating to such amendment and, if abandoned, this amendment to reflect new Delaware law provisions regarding officer exculpation will not become effective. If shareholders do not approve this Item 5, the changes described in this Item 5 will not be made and the Section 102(b)(7) Amendment described in this Item 5 will not take effect.

&hairsp;Board Recommendation

Viatris’ Board recommends a vote “FOR” approval of the Section 102(b)(7) Amendment.

81 | 2023 Proxy Statement

Appendix A – Questions and Answers

The following questions and answers are intended to address questions that you, as a shareholder of Viatris, may have regarding the 2023 Annual Meeting and provide information with respect to the 2023 Annual Meeting, proxy materials and voting. Viatris urges you to carefully read this entire Proxy Statement in addition to these questions and answers.

Q:	What is this Proxy Statement, and why is it important?

A:

This Proxy Statement is part of a solicitation of proxies by Viatris’ Board for use at the 2023 Annual Meeting and provides Viatris’ shareholders and beneficial owners of shares of Viatris common stock as of the close of business (5:00 p.m. Eastern Time) on October 19, 2023 (the “Record Date”) with information relating to their decisions to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the 2023 Annual Meeting. As such, this Proxy Statement contains important information about the 2023 Annual Meeting and the matters to be voted on at such meeting; you should read it carefully and in its entirety.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the SEC, we may furnish proxy materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. As a result, most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, on or about November 3, 2023 we mailed to Viatris shareholders as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) that instructs you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet; however, the Internet Notice is not itself a proxy card and should not be returned with voting instructions. If you would like to receive a paper or email copy of the Company’s proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.

Q:	What is included in the Company’s proxy materials?

A:

The Company’s proxy materials include this Proxy Statement for the 2023 Annual Meeting and the 2022 Annual Report. The 2022 Annual Report is not incorporated into this Proxy Statement and shall not be deemed to be solicitation materials. If you received the Internet Notice, voting instructions can be found in the Internet Notice. If you received a paper copy of these materials, the proxy materials also included the accompanying proxy card or voting instruction form, as applicable, for the 2023 Annual Meeting. For detailed information on voting, see the questions below entitled, “How do I vote if I was a registered shareholder of Viatris as of the Record Date?” or “How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?”, as appropriate, as well as the Notice of 2023 Annual Meeting of Shareholders in this Proxy Statement.

Q:	How can I access the proxy materials over the Internet?

A:

The Internet Notice, proxy card, or voting instruction form will contain instructions on how to view the Company’s proxy materials on the Internet and vote your shares. Our proxy materials are also available on the Company’s website at investor.viatris.com.

Q:	What is the purpose of the 2023 Annual Meeting?

A:	The 2023 Annual Meeting is being held for Viatris shareholders to vote on the following items:

1.	To elect 11 Director nominees each to hold office until the 2024 annual meeting

2.	To approve, on a non-binding advisory basis, the 2022 compensation of the NEOs of the Company (the Say-on-Pay vote)

2023 Proxy Statement | A-1

3.	To ratify the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2023

4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to add a federal forum selection provision

5.	To approve an amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation

Q:	When and where will the 2023 Annual Meeting be held?

A:	The 2023 Annual Meeting will be held at the Hilton Fort Lauderdale Marina, 1881 SE 17th Street, Fort Lauderdale, FL 33316, on December 15, 2023, at 11:00 a.m. Eastern Time (ET).

Persons attending the 2023 Annual Meeting will not be permitted to use cameras, recording devices and other similar electronic devices during the meeting. In addition, attendees may be subject to additional requirements prior to entry to the meeting – see the question below entitled “How can I attend the 2023 Annual Meeting?”.

Q:	How does Viatris’ Board recommend I vote?

A:

Viatris’ Board unanimously recommends that the Company’s shareholders vote “FOR” the election of each Director nominee; “FOR” approval, on an advisory basis, of the 2022 compensation of the NEOs of the Company; “FOR” ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2023; “FOR” approval of amendment to our Amended and Restated Certificate of Incorporation to add a federal forum selection provision; and “FOR” approval of amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.

Q:	How can I attend the 2023 Annual Meeting?

A:

If you wish to attend the 2023 Annual Meeting in person, please so inform Viatris in writing by sending notice to the attention of Viatris’ Corporate Secretary at 1000 Mylan Blvd., Canonsburg, PA 15317 (the “Corporate Address”) or by e-mail to corporatesecretary@viatris.com, in each case prior to 5:00 p.m. Eastern Time (ET) on December 14, 2023.

Beneficial owners of Viatris common stock that are held through a broker, bank, trust company or other nominee (“street name”) may not vote the underlying shares of common stock at the 2023 Annual Meeting unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant registered shareholder (as defined in the following Question and Answer) of the underlying shares on the Record Date. In addition, beneficial owners of Viatris common stock must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee or other institution proving ownership on the Record Date.

Proper identification, such as a driver’s license or passport, along with your notice of the meeting, must be presented at the meeting.

Failure to comply with such notification and identification requirements may result in not being admitted to the meeting.

Q:	Who is entitled to vote at the 2023 Annual Meeting and how many votes do they have?

A:

Holders of Viatris common stock as of the Record Date are entitled to vote their shares at the 2023 Annual Meeting. If your shares are registered in your name with the Company’s transfer agent and registrar, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), you are the “registered shareholder” of those shares. Registered shareholders as of the Record Date may attend the 2023 Annual Meeting and, if relevant, vote in person or authorize a third party to attend and, if relevant, vote at the 2023 Annual Meeting on their behalf through use of a proxy card. If you are a beneficial owner of Viatris common stock and hold your shares in street name, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the shares of Viatris common stock you beneficially own.

A-2 | 2023 Proxy Statement

If you wish to vote the shares of Viatris common stock you beneficially own directly either in person at the 2023 Annual Meeting or by proxy, you first must obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares of Viatris common stock.

As of the close of business (5:00 p.m. Eastern Time) on October 19, 2023, there were 1,199,669,341 shares of Viatris common stock outstanding and entitled to vote. Each share of Viatris common stock, which is Viatris’ only outstanding voting security, is entitled to one vote on each matter properly brought before the 2023 Annual Meeting. Shareholders do not have cumulative voting rights.

Q:	What vote is required to elect Directors and adopt each of the other proposals discussed in this Proxy Statement?

A:	If a quorum exists at the 2023 Annual Meeting, shareholders shall have approved:

•

the election of a Director if a majority of the votes cast are in favor of such election. For purposes of the preceding sentence, a majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include any votes against that Director’s election and any direction to withhold authority in each case and exclude abstentions and broker non-votes (as defined below) with respect to that Director’s election. If a nominee for Director who is an incumbent Director is not elected and no successor has been elected at such meeting, the Director must promptly tender their irrevocable resignation to the Board in accordance with our Bylaws (Please see “How Our Board Governs and Is Governed – Viatris’ Board Structure” on page 24).

•

the Say-on-Pay vote and ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2023 if, in each case, a majority of votes cast on such matter by shareholders present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter. For purposes of the preceding sentence, a majority of votes cast means that the number of shares voted “for” a matter exceeds 50% of the number of votes cast with respect to that matter. Votes cast include votes against the matter and exclude abstentions and broker non-votes with respect to these matters.

•

the amendment to our Amended and Restated Certificate of Incorporation to add a federal forum selection provision and the amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation if, in each case, a majority of the outstanding shares of common stock entitled to vote thereon have voted in favor of the amendment. Abstentions and broker non-votes will have the same effect as a vote against these matters. Items 4 and 5 are independent from one another. If shareholders adopt one of these amendments to our Amended and Restated Certificate of Incorporation and not the other (and if the Board does not abandon the adopted amendment after it is adopted by shareholders), we will file the adopted amendment to our Amended and Restated Certificate of Incorporation, which is expected to occur shortly following the 2023 Annual Meeting. If shareholders adopt both amendments (and if the Board does not abandon the adopted amendments after they are adopted by shareholders), we will file both adopted amendments to our Amended and Restated Certificate of Incorporation, which is expected to occur shortly following the 2023 Annual Meeting.

Q:	What constitutes a quorum?

A:

The holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the 2023 Annual Meeting, present in person or represented by proxy, constitutes a quorum. Broker non-votes and abstentions will be considered for purposes of establishing a quorum.

Q:	How do I vote if I was a registered shareholder of Viatris as of the Record Date?

A:	If you were a registered shareholder as of the Record Date, the Internet Notice has been sent directly to you.

If you were a registered shareholder as of the Record Date, plan to attend the 2023 Annual Meeting and wish to vote in person, you will be given a ballot at the 2023 Annual Meeting. In addition, if you plan to attend the 2023 Annual Meeting, please be prepared to provide proper identification, such as a driver’s license or passport.

2023 Proxy Statement | A-3

If you were a registered shareholder as of the Record Date and do not plan to attend the 2023 Annual Meeting in person, you may cast your vote no later than December 14, 2023 at 11:00 a.m. Eastern Time (ET) (“the Cut-Off Time”) by Internet by following the instructions provided in the Internet Notice or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to the instructions provided on the proxy card. Viatris requests that you promptly submit your proxy.

See the Internet Notice and Notice of 2023 Annual Meeting of Shareholders above for additional information about how to vote.

If you were a registered shareholder as of the Record Date and you vote by proxy, the individuals named as proxy holders will vote your shares of Viatris common stock in the manner you indicate. All shares of Viatris common stock represented by properly executed proxies received no later than the Cut-Off Time will be voted at the meeting in the manner specified by the Viatris shareholder giving those proxies. If the proxy is returned without an indication as to how the shares of Viatris common stock represented are to be voted with respect to one or more items (and without expressly indicating to abstain), the shares of Viatris common stock represented by the proxy will be voted in accordance with the recommendation of the Viatris Board, as described in the Proxy Statement.

Q:

How do I vote if I am a participant in the Mylan Profit Sharing 401(k) Plan or the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan (formerly, the Mylan Puerto Rico Profit Sharing Employee Savings Plan), or I am a participant in the Aurobindo Employee Savings Plan (formerly the Mylan LLC Profit Sharing Employee Savings Plan that was transferred to Auro PR, Inc. as part of the purchase of Mylan Consumer Healthcare, Inc. on December 31, 2021), and continue to hold shares of Viatris common stock in my plan account?

A:

Participants in the Mylan Profit Sharing 401(k) Plan, the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan and Aurobindo Employee Savings Plan and who continue to hold Viatris common stock in their plan accounts will receive voting instructions for their shares of Viatris common stock held in those plans. In order to have the trustee vote your shares as you direct, you must timely furnish your voting instructions. To allow sufficient time for voting by the relevant trustees, your voting instructions must be received by December 13, 2023 at 8:00 a.m. Eastern Time (ET).

Q:	How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?

A:

If you are a beneficial owner of Viatris common stock and hold your shares in street name, you may also vote through a voting instruction form over the Internet by following the instructions provided in the Internet Notice or, if you requested to receive printed proxy materials, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the shares of Viatris common stock you beneficially own. Please comply with the deadlines included in the voting instructions provided by your broker, bank, trust company or other nominee.

If you are a beneficial owner of Viatris common stock and hold your shares in street name, plan to attend the 2023 Annual Meeting, and wish to vote in person, you will be given a ballot at the 2023 Annual Meeting. Please note, however, that you must bring to the 2023 Annual Meeting a legal proxy executed in your favor from the registered shareholder of the underlying shares on the Record Date (through your broker, bank, trust company or other nominee) authorizing you to vote at the 2023 Annual Meeting. You must also provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee or other institution proving ownership on the Record Date. In addition, if you plan to attend the 2023 Annual Meeting, please be prepared to provide proper identification, such as a driver’s license or passport.

If you are a beneficial owner of shares of Viatris common stock and hold your shares in street name, see “If my shares are held in street name by my broker, will my broker automatically vote my shares for me?” below for more information on giving instructions to your broker, bank, trust company or other nominee.

See the Internet Notice and Notice of 2023 Annual Meeting of Shareholders above for additional information about how to vote.

A-4 | 2023 Proxy Statement

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

If you are a beneficial owner of Viatris common stock and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. All of the items to be voted on at the 2023 Annual Meeting other than the ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for fiscal year 2023 are considered non-routine matters. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares of Viatris common stock, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not give instructions to your broker, bank, trust company or other nominee, (i) your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote (a so-called “broker non-vote”) but (ii) the broker, bank, trust company or other nominee will nevertheless be entitled to vote your shares of common stock in its discretion on routine matters and may give or authorize the giving of a proxy to vote such shares in its discretion on such matters.

As discussed above, beneficial owners of Viatris common stock held through a broker, bank, trust company or other nominee may not vote the underlying shares at the 2023 Annual Meeting unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant registered shareholder on the Record Date of the underlying shares of common stock.

Q:	May I change my vote or revoke my proxy or voting instructions after I have voted?

A:

Yes. If you are a registered shareholder, you may change your vote of your shares of Viatris common stock or revoke your proxy at any time prior to the Cut-Off Time. You can do this by submitting a new proxy at a later date (but prior to the Cut-Off Time) via the Internet, by telephone, or by mail following the instructions provided in the Internet Notice or, if requested, the proxy card. Alternatively, you may give notice of your attendance at the 2023 Annual Meeting (prior to the Cut-Off Time in the manner described above) and vote in person. You may also revoke your proxy by sending a written statement prior to the Cut-Off Time revoking your proxy to Viatris’ Corporate Address to the attention of Viatris’ Corporate Secretary.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my shares of Viatris common stock before the 2023 Annual Meeting?

A:

The Record Date for the 2023 Annual Meeting is earlier than the date of the 2023 Annual Meeting. If you transfer your shares of Viatris common stock after the Record Date, you will retain your right to attend and vote at the 2023 Annual Meeting.

Q:	Who tabulates the votes?

A:

The inspector of election will, among other matters, determine the number of shares represented at the 2023 Annual Meeting to confirm the presence of a quorum, determine the validity of all proxies and ballots and certify the voting results.

Q:	Where can I find the voting results of the 2023 Annual Meeting?

A:

Viatris expects to announce the preliminary voting results at the 2023 Annual Meeting. In addition, within four business days following certification of the final voting results, Viatris intends to report the final voting results in a Current Report on Form 8-K filed with the SEC.

Q:	How are proxies solicited and what is the cost?

A:

Viatris will bear all expenses incurred in connection with the solicitation of proxies, including the costs associated with the filing, printing and publication of the Proxy Statement. Viatris has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these

2023 Proxy Statement | A-5

services. Viatris will reimburse brokerage firms, bank nominees and other institutions for their costs in forwarding proxy materials to beneficial owners of Viatris common stock. Our Directors, officers and employees, some of whom may be considered participants in the solicitation, may also solicit proxies by mail, telephone or personal contact without additional remuneration.

Q:	What is householding?

A:

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are sending only one copy of the Internet Notice and, if applicable, the proxy materials, to that address unless we have received contrary instructions from any shareholder at that address. This practice is designed to reduce printing and postage costs.

However, if any shareholder residing at such an address wishes to receive a separate copy of the Internet Notice and, if applicable, the proxy materials, Viatris will promptly deliver, upon oral or written request, a separate copy of the Internet Notice and, if applicable, the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you would like to request additional copies of the Internet Notice and, if applicable, the proxy materials (or in the future would like to receive separate copies) or if you are receiving multiple copies and would like to request that only a single copy be mailed in the future, you can request householding by contacting the Corporate Secretary as described under “How may I communicate with Viatris’ Directors?” below.

Q:	How may I communicate with Viatris’ Directors?

A:

Viatris’ Board has established a process for any interested parties to contact the Board, or the independent Directors as a group or any other group or committee of Directors, by writing to them at the following address:

Viatris Inc.

Corporate Secretary

1000 Mylan Boulevard

Canonsburg, PA 15317

Corporate Secretary – CorporateSecretary@Viatris.com

Phone: 724.514.1800

Communications regarding accounting, internal accounting controls or auditing matters may be reported to our Directors using AuditCommitteeChair@Viatris.com. All communications received as set forth above shall be opened by the office of the Secretary for the purpose of determining whether the contents represent an appropriate message to the Company’s Directors. Materials that are not in the nature of advertising, solicitations, or promotions of a product or service or patently offensive shall be forwarded to the Chair of the Board and the Lead Independent Director, if applicable, and as appropriate to each Director who is a member of the group or committee to which the envelope is addressed.

Q:	Could matters other than those stated in the notice of the meeting be considered at the 2023 Annual Meeting?

A:

The Board is not aware of any matters that are expected to come before the 2023 Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Q:	What is the deadline to propose actions for consideration at the 2024 annual meeting of shareholders?

A:

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposal included in Viatris’ Proxy Statement for the 2024 annual meeting of shareholders, then the shareholder must follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at the 2024 annual meeting pursuant to Rule 14a-8, your proposal must be received by us at our principal executive offices (1000 Mylan Boulevard, Canonsburg, PA 15317) no later than July 6, 2024, and must otherwise comply with the requirements of Rule 14a-8 to be considered for inclusion in the 2024 proxy statement and form of proxy.

Under our proxy access bylaw, if a shareholder (or a group of no more than 20 shareholders) who has owned at least 3% of the voting power of the outstanding shares of all classes of capital stock entitled to vote in the election of Directors, voting together as a single class, continuously for at least three years immediately preceding the date of the notice of

A-6 | 2023 Proxy Statement

proxy access nomination and has otherwise complied with the requirements set forth in our Bylaws wants us to include Director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2024 annual meeting of shareholders, the nominations must be delivered to or be mailed and received by the Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days in advance of the anniversary of the date that the Company first distributed its proxy statement to shareholders for the previous year’s annual meeting of shareholders (which would be no earlier than June 6, 2024 and no later than July 6, 2024).

In addition, for any nominations or any other business that is not to be included in our proxy statement to be properly brought before an annual meeting of shareholders, the shareholder must give timely notice in writing to the Secretary and comply with the requirements set forth in our Bylaws and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of the Company not earlier than the close of business (5:00 p.m. Eastern Time) on the 120th day and not later than the close of business (5:00 p.m. Eastern Time) on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which would be no earlier than August 17, 2024 and no later than September 16, 2024), provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business (5:00 p.m. Eastern Time) on the 120th day prior to the date of such annual meeting and not later than the close of business (5:00 p.m. Eastern Time) on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 16, 2024.

The Bylaws are available on our website at https://www.viatris.com/en/About-Us/Corporate-Governance.

Q:	How do I recommend a candidate for nomination to Viatris’ Board?

A:

The Governance and Nominating Committee will consider for nomination by the Viatris Board potential Director candidates properly recommended by shareholders, subject to the discretion of the Board and to Viatris’ Amended and Restated Certificate of Incorporation and our Bylaws. In considering candidates recommended by shareholders, the Governance and Nominating Committee will take into consideration, among other matters, the needs of the Board and Viatris and the qualifications of the candidate, including, among other things, those traits, abilities and experiences described above (Please see “How Our Directors Are Selected and Evaluated” on pages 35 to 36).

Any submission to the Governance and Nominating Committee of a recommended candidate for consideration must include, among other information, the name of the recommending shareholder and evidence of such person’s ownership of Viatris shares, and the name of the recommended candidate, their resume or a statement of his or her principal occupation or employment, and the recommended candidate’s signed consent to be named as a Director if recommended by the Governance and Nominating Committee and nominated by the Board. Any shareholder recommendations for Director must be sent to Viatris’ Corporate Secretary not later than 120 days prior to the anniversary date of Viatris’ most recent annual meeting of shareholders (which would be August 17, 2024) at the following address:

Viatris Inc.

Corporate Secretary

1000 Mylan Boulevard

Canonsburg, PA 15317

Any shareholder nominations must be made according to the procedures set forth in our Bylaws (including via our proxy access bylaw) as described under “What is the deadline to propose actions for consideration at the 2024 annual meeting of shareholders?” above.

2023 Proxy Statement | A-7

Q:	How do I inspect the list of shareholders entitled to vote at the 2023 Annual Meeting?

A:

A list of shareholders entitled to vote at the 2023 Annual Meeting will be available for inspection during ordinary business hours at the Corporate Address from December 5, 2023 to December 14, 2023. Please contact the Corporate Secretary by sending an email to corporatesecretary@viatris.com if you wish to inspect the list prior to the 2023 Annual Meeting. Please include (i) your name and (ii) if you are a beneficial owner of Viatris common stock, proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee or other institution proving ownership on the Record Date. Upon verification of your status as a shareholder, you will receive confirmation of your request and instructions on how to view the list at the Corporate Address. The list will also be available for inspection at the 2023 Annual Meeting.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in this Proxy Statement and vote your shares either in person or by following the instructions in the Internet Notice or, if you requested to receive printed proxy materials, pursuant to the instructions provided on the proxy card or voting instruction form, as applicable.

Q:	Who can help answer my questions?

A:

If you have questions about the 2023 Annual Meeting, including the items to be voted on at the meeting, need assistance in voting, or if you desire copies of this Proxy Statement or proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1.877.750.9499 (toll free)

+1.212.750.5833 (banks and brokers)

A-8 | 2023 Proxy Statement

Appendix B

Forward-Looking Statements

This Proxy Statement (including the Shareholder Letters) contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the goals or outlooks with respect to the Company’s strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential and announced divestitures and acquisitions; the benefits and synergies of acquisitions, divestitures or our global restructuring program; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•

the possibility that the Company may be unable to realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives (including but not limited to announced divestitures);

•

the possibility that the Company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with acquisitions, divestitures, or its global restructuring program within the expected timeframe or at all;

•

with respect to previously announced divestitures, such divestitures not being completed on the expected timelines or at all, the risk that the conditions set forth in the agreements with respect to such divestitures will not be satisfied or waived, failure to realize the total transaction value for the divestitures and/or the expected proceeds for any or all such divestitures, including as a result of any purchase price adjustment or a failure to achieve any conditions to the payment of any contingent consideration and that the Company may not elect to exercise its option to accept the offer with respect to the OTC business;

•	goodwill or other impairment charges or other losses related to the divestiture or sale of businesses or assets (including but not limited to announced divestitures);

•	the Company’s failure to achieve expected or targeted future financial and operating performance and results;

•	the potential impact of public health outbreaks, epidemics and pandemics, including the ongoing challenges and uncertainties posed by the COVID-19 pandemic;

•	actions and decisions of healthcare and pharmaceutical regulators;

•

changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China);

•	the ability to attract and retain key personnel;

•	the Company’s liquidity, capital resources and ability to obtain financing;

•	any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”;

•	success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products;

•

any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand;

2023 Proxy Statement | B-1

•	the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company;

•	any significant breach of data security or data privacy or disruptions to our information technology systems;

•	risks associated with having significant operations globally;

•	the ability to protect intellectual property and preserve intellectual property rights;

•	changes in third-party relationships;

•

the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture;

•	the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products;

•	changes in the economic and financial conditions of the Company or its partners;

•	uncertainties regarding future demand, pricing and reimbursement for the Company’s products;

•	uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and

•

inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A in the Form 10-K, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated by reference in this Proxy Statement and shall not be deemed “filed” under the Exchange Act. Viatris undertakes no obligation to update any statements herein for revisions or changes after the filing date of this Proxy Statement other than as required by law.

In particular, certain statements relate to Viatris’ Phase 2 strategy in 2024 and beyond and its related goals, targets, forecasts, objectives and commitments (such statements, the “Phase 2 Outlooks”). Viatris believes that the assumptions used as a basis for these Phase 2 Outlooks are reasonable based on the information available to management at this time. However, this information is not fact, and you are cautioned not to place undue reliance on any such information. While certain of these statements might use language that imply a level of certainty about the likelihood that Viatris will attain these Phase 2 Outlooks, it is possible that Viatris will not attain them in the timeframe noted or at all. These Phase 2 Outlooks reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause these Phase 2 Outlooks not to be achieved, or that may change the underlying variables and assumptions on which these Phase 2 Outlooks were based and cause these Phase 2 Outlooks to differ materially, include, but are not limited to, risks and uncertainties relating to our planned acquisitions and divestitures (including announced divestitures), including whether such transactions are completed on the expected timelines or at all, failure to achieve the anticipated benefits of any acquisitions or divestitures (including announced divestitures), failure to receive the anticipated cash proceeds of any or all divestitures, inability to manage base business erosion, failure to bring new products to market on the expected timeframes or at all, failure to execute stock repurchases consistent with current expectations, stock price volatility, higher than anticipated SG&A, gross margins and R&D spend, industry performance, interest rate volatility, foreign exchange rates, tax rates, the regulatory environment and general business and economic conditions, as well as those set forth in the first paragraph of “Forward-Looking Statements”. Further, these Phase 2 Outlooks cover multiple years and such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that any aspect of these Phase 2 Outlooks will be realized or that actual results will not differ materially. Therefore, you should construe these statements regarding these Phase 2 Outlooks only as goals, targets and objectives rather than promises of future performance or absolute statements.

B-2 | 2023 Proxy Statement

Non-GAAP Financial Measures

This Proxy Statement (including the Shareholder Letter) includes the presentation and discussion of certain financial information that differs from what is reported under U.S. GAAP. These non-GAAP financial measures, including adjusted EBITDA, and free cash flow and gross leverage target, are presented in order to supplement investors’ and other readers’ understanding and assessment of Viatris’ financial performance. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, we believe that an evaluation of our ongoing operations (and comparisons of our current operations with historical and future operations) would be difficult if the disclosure of our financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using these adjusted metrics, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants and assess the Company’s ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company’s underlying operational results and true business performance and is used, in part, for management’s incentive compensation. This Appendix B contains reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this Appendix B, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA for purposes of the 2022 annual compensation awards is derived from Viatris’ financial statements in the same manner as Viatris’ publicly reported adjusted EBITDA for 2022 (“as reported”), except that the calculation for the 2022 incentive program (“for 2022 annual incentive compensation”) utilized budgeted foreign exchange rates (“currency impact”) and further adjusts for unbudgeted IPR&D costs and the December 2022 results of the divested biosimilars business.

(in millions)	Year ended December 31, 2022

U.S. GAAP net earnings	$ 2,079

Add/(deduct) adjustments:

Income tax provision	735

Interest expense(a)	592

Depreciation and amortization(b)	3,028

EBITDA	$ 6,433

Add/(deduct) adjustments:

Share-based compensation expense	116

Litigation settlements and other contingencies, net	4

Biocon Biologics gain on divestiture	(1,754)

Impairment of goodwill related to assets held for sale	117

Restructuring, acquisition and divestiture related and other special items(c)	860

Adjusted EBITDA (as reported)	$ 5,777

December 2022 results of the divested biosimilars business	31

Unbudgeted IPR&D costs	36

Currency impact	356

Adjusted EBITDA (for 2022 annual incentive compensation)	$ 6,200

2023 Proxy Statement | B-3

(a)	Includes amortization of premiums and discounts on long-term debt.
(b)	Includes purchase accounting related amortization.
(c)

Includes restructuring related costs, acquisition and divestiture related costs (primarily included in selling, general and administrative expenses) and other special items included in cost of sales, research and development expense, selling, general and administrative expense, and other expense.

Free Cash Flow

Free cash flow is derived from Viatris’ audited financial statements in the same manner as Viatris’ publicly reported free cash flow (U.S. GAAP net cash provided by operating activities, less capital expenditures) (“as reported”), except that the calculation for 2022 incentive program (“for 2022 annual incentive compensation”) utilized budgeted foreign exchange rates (“currency impact”) and further adjusts for any of the following, as applicable: unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, material changes related to changes in tax laws, unbudgeted IPR&D costs, proceeds from the sale of property, plant and equipment, all impacts of the Biocon Biologics Transaction following its consummation including results after closing and transaction related costs, and any incremental transaction costs related to other select assets sales/reshaping initiatives and material acquisition activities. For purposes of the 2022 three-year PRSUs, free cash flow is derived from Viatris’ audited financial statements in the same manner as the calculation for 2022 annual incentive compensation, except that the calculation for the 2022 PRSUs further adjusts for any of the following, as applicable: all impacts of other select asset sales/reshaping initiatives, all impacts of material acquisition activities and proceeds from the monetization of the Biocon Biologics equity interest.

(in millions)	Year Ended December 31, 2022	Six Months Ended June 30, 2023

U.S. GAAP net cash provided by operating activities	$ 2,953	$ 1,486

Add / (deduct):

Capital expenditures	(406)	(116)

Free cash flow (as reported)	2,547	1,370

Biocon Biologics Transaction related taxes and transaction costs	252

Results of the divested biosimilars business from the closing of the transaction on November 29, 2022 through December 31, 2022	20

Unplanned litigation – Lyrica settlement	86

Unbudgeted IPR&D costs	36

Proceeds from the sale of certain property, plant and equipment	14

Currency impact	213

Free cash flow (for 2022 annual incentive compensation)	$ 3,168

Long-Term Gross Leverage Target

The stated forward-looking non-GAAP financial measure of long-term gross leverage target of 3.0x, with a range of 2.8x – 3.2x, is based on the ratio of (i) targeted notional gross debt and (ii) targeted Adjusted EBITDA (as reported). However, the Company has not quantified future amounts to develop this target but has stated its goal to manage notional gross debt and adjusted EBITDA (as reported) over time in order to generally maintain or reach the target. This target does not reflect Company guidance. Notional gross debt is the sum of the Company’s long-term debt, including current portion, and short-term borrowings and other current obligations, adjusted for net premiums on various debt issuances, deferred financing fees and fair value adjustment for hedged debt. A reconciliation of adjusted EBITDA (as reported) is set forth above in this Appendix B.

B-4 | 2023 Proxy Statement

Appendix C

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

VIATRIS INC.

Viatris Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That Article X of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows (the “Amendment”):

“ARTICLE X

FORUM AND VENUE

Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (iii) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (iv) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine or (v) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware: provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware. Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the U.S. Securities Act of 1933, as amended. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article X shall not in any way be affected or impaired thereby.”

2023 Proxy Statement | C-1

SECOND: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on [●], 2023.

VIATRIS INC.

By:
Name:
Title:

C-2 | 2023 Proxy Statement

Appendix D

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

VIATRIS INC.

Viatris Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That Article IX, Section 9.01 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows (the “Amendment”):

“Section 9.01. Director and Officer Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer (as applicable). Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.”

SECOND: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on [●], 2023.

VIATRIS INC.

By:
Name:
Title:

2023 Proxy Statement | D-1

ViatrisTM © 2023 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris Company.

VIATRIS INC.

YOUR VOTE IS IMPORTANT

Please take a moment to vote your common stock of Viatris Inc.

for the upcoming 2023 annual meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone — Please call toll-free in the U.S. or Canada at 1-855-429-7917, on a touch-tone phone. If outside the U.S. or Canada, call 1-575-208-6225. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet — Please access https://www.proxyvotenow.com/vtrs, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.

Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Viatris Inc. c/o First Coast Results, Inc., P.O. Box 3672 Ponte Vedra Beach, FL 32004-9911. However, we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

To vote, mark boxes below in blue or black ink as follows

THE VIATRIS INC. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4 AND 5.

Company Proposals (Items 1 through 5)
1. Election of the following 11 directors, each to hold office until the 2024 annual meeting of shareholders:
	FOR	AGAINST	ABSTAIN
A. W. Don Cornwell	☐	☐	☐
B. JoEllen Lyons Dillon	☐	☐	☐
C. Elisha W. Finney	☐	☐	☐
D. Leo Groothuis	☐	☐	☐
E. Melina Higgins	☐	☐	☐
F. James M. Kilts	☐	☐	☐
G. Harry A. Korman	☐	☐	☐
H. Rajiv Malik	☐	☐	☐
I. Richard A. Mark, C.P.A.	☐	☐	☐
J. Mark W. Parrish	☐	☐	☐
K. Scott A. Smith	☐	☐	☐

2. Approval of, on a non-binding advisory basis, the 2022 compensation of the named executive officers of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Approval of amendment to our Amended and Restated Certificate of Incorporation to add a federal forum selection provision.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. Approval of amendment to our Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2023

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE BY TELEPHONE OR INTERNET TODAY!

SEE REVERSE SIDE

FOR SIMPLE VOTING INSTRUCTIONS.

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the 2023 Viatris Inc. Annual Meeting of Shareholders, including the 2022 Annual Report and the Proxy Statement, are available over the Internet. To view the proxy materials, please have the reverse side of this proxy card available and visit www.eproxyaccess.com/vtrs2023.

Electronic Delivery of Future Proxy Materials: If you wish to receive all future proxy materials electronically by email, please visit www.eproxyaccess.com/vtrs2023 and follow the instructions there.

 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

VIATRIS INC.

PROXY FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on December 15, 2023 at 11:00 a.m. Eastern Time (ET)

PROXY VOTING DEADLINE: 11:00 a.m. ET DECEMBER 14, 2023

This Proxy is Solicited on Behalf of the Board of Directors of Viatris Inc. (the “Board”)

P R O X Y

The undersigned hereby appoints Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all common stock of Viatris Inc. (“Viatris” or the “Company”) which the undersigned is entitled to vote and act at the 2023 Annual Meeting of Shareholders of Viatris to be held on December 15, 2023 at 11:00 a.m. (ET) at the Hilton Fort Lauderdale Marina, 1881 SE 17th Street, Fort Lauderdale, FL 33316, with all the powers the undersigned would possess if personally present at the meeting or at any postponement or adjournment thereof and particularly, but without limiting the generality of the foregoing:

This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4 AND 5 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

For PIan Participants Only: If the undersigned has a beneficial interest in shares held in the Mylan Profit Sharing 401(k) Plan, the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan (formerly, the Mylan Puerto Rico Profit Sharing Employee Savings Plan), or the Aurobindo Employee Savings Plan (formerly the Mylan LLC Profit Sharing Employee Savings Plan that was transferred to Auro PR, Inc. (the “Auro PR Plan”) as part of the purchase of Mylan Consumer Healthcare, Inc. on December 31, 2021), the undersigned hereby directs Bank of America, N.A., as trustee for the Mylan Profit Sharing 401(k) Plan, and Banco Popular de Puerto Rico, as trustee for the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan and the Auro PR Plan (together, the “Trustees”), to appoint Robert J. Coury and Mark W. Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the Trustees to vote and act with respect to all common stock of Viatris credited to the accounts of the undersigned under the above-named plans which the Trustees are entitled to vote and act on behalf of the undersigned at the 2023 Annual Meeting of Shareholders of Viatris, with all the powers the Trustees would possess if personally present at the meeting or any postponement or adjournment thereof, and particularly, but without limiting the generality of the foregoing: If properly executed and received by the relevant Trustee prior to the Plan Voting Deadline, this voting instruction form will be voted “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4 AND 5 unless a contrary vote is indicated, in which case the proxy will be voted as directed. Voting instructions with respect to such plan shares must be provided by 8:00 a.m. ET on December 13, 2023 (the “Plan Voting Deadline”).

(Continued and to be signed on the reverse side)